Exhibit 10.5
LOAN AND SECURITY AGREEMENT
Dated as of June 30, 2014
by and among
SHC WASHINGTON, L.L.C.,
as Borrower,
DEUTSCHE BANK AG NEW YORK BRANCH,
and
THE INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
as Lenders,

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent for the Lenders,

DEUTSCHE BANK SECURITIES INC.,

as Lead Arranger and Sole Bookrunner.

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	Section 9.10 Extension Interest Rate Cap Agreement.......................................................	110
	Section 9.11 Filing of Financing Statements Authorized.................................................	111
X.	MAINTENANCE OF PROPERTY; ALTERATIONS......................................................	111
	Section 10.1 Maintenance of Property...............................................................................	111
	Section 10.2 Alterations and Expansions..........................................................................	111
XI.	BOOKS, RECORDS, FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION................................................................................................................	115
	Section 11.1 Books and Records.......................................................................................	115
	Section 11.2 Financial Statements.....................................................................................	115
XII.	ENVIRONMENTAL MATTERS......................................................................................	119
	Section 12.1 Representations.............................................................................................	119
	Section 12.2 Covenants.....................................................................................................	120
	Section 12.3 Environmental Reports.................................................................................	120
	Section 12.4 Environmental Indemnification....................................................................	121
	Section 12.5 Recourse Nature of Certain Indemnifications..............................................	122
XII.	RESERVED.......................................................................................................................	122
XIV.	THE ADMINISTRATIVE AGENT...................................................................................	122
	Section 14.1 Appointment.................................................................................................	122
	Section 14.2 Delegation of Duties....................................................................................	122
	Section 14.3 Exculpatory Provisions.................................................................................	122
	Section 14.4 Reliance by the Agents.................................................................................	123
	Section 14.5 Notice of Default..........................................................................................	123
	Section 14.6 Non-Reliance on Agents and Other Lenders................................................	123
	Section 14.7 Indemnification; Reimbursement of Protective Advances...........................	124
	Section 14.8 Agents in Their Individual Capacity.............................................................	125
	Section 14.9 Successor Administrative Agent.................................................................	125
	Section 14.10 Limitations on Agents Liability..................................................................	125
	Section 14.11 Approvals of Lenders..................................................................................	126
XV.	ASSIGNMENTS AND PARTICIPATIONS......................................................................	126
	Section 15.1 Assignments, Delegations and Pledges........................................................	126
	Section 15.2 Register; Effect of Assignment and Acceptance...........................................	126
	Section 15.3 Substitute Notes............................................................................................	127
	Section 15.4 Participations................................................................................................	127
	Section 15.5 Security Interest in Favor of Federal Reserve Bank.....................................	128
	Section 15.6 Redirection Notice........................................................................................	128
	Section 15.7 Intentionally Omitted....................................................................................	128
	Section 15.8 Pfandbried Appraisal....................................................................................	128
XVI.	RESERVE ACCOUNTS...................................................................................................	129
	Section 16.1 Tax Reserve Account....................................................................................	129
	Section 16.2 Insurance Reserve Account..........................................................................	129
	Section 16.3 Excess Cash Reserve Account......................................................................	130
	Section 16.4 Deferred Maintenance Reserve Account......................................................	131
	Section 16.5 FF&E Reserve Account................................................................................	131

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EXHIBITS AND SCHEDULES

EXHIBIT A	TITLE INSURANCE REQUIREMENTS

EXHIBIT B	SURVEY REQUIREMENTS

EXHIBIT C	SINGLE PURPOSE ENTITY PROVISIONS

EXHIBIT D	ENFORCEABILITY OPINION REQUIREMENTS

EXHIBIT E	NON-CONSOLIDATION OPINION REQUIREMENTS

EXHIBIT F	COUNTERPARTY OPINION REQUIREMENTS

EXHIBIT G	FORM OF TENANT ESTOPPEL LETTER

EXHIBIT H	INTENTIONALLY OMITTED

EXHIBIT I	INTEREST RATE CAP AGREEMENT REQUIREMENTS

EXHIBIT J	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

EXHIBIT K	FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

EXHIBIT L	FORM OF NOTE

EXHIBIT M	COUNTERPARTY ACKNOWLEDGMENT

EXHIBIT N	FORM OF INDEPENDENT DIRECTOR CERTIFICATE

SCHEDULE I	RESERVED

SCHEDULE II	LABOR MATTERS SCHEDULE

SCHEDULE III	PRE-APPROVED MANAGERS

SCHEDULE IV	PERCENTAGE SHARE

SCHEDULE V	MANAGER REPORTS

SCHEDULE VI	IP SCHEDULE

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LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT dated as of June 30, 2014 (as Modified from time to time, this Agreement), by and among SHC Washington, L.L.C., a Delaware limited liability company (Borrower), having an office at c/o Strategic Hotel Funding, L.L.C., 200 West Madison, Suite 1700, Chicago, Illinois 60606, THE LENDERS FROM TIME TO TIME PARTY HERETO (together with their successors and assigns, collectively and severally, Lenders); and DEUTSCHE BANK AG NEW YORK BRANCH (DBNY), as administrative agent for the Lenders (in such capacity, together with its successors and assigns, Administrative Agent).
W I T N E S S E T H:
WHEREAS, the Lenders are willing to make the Loan to Borrower and DBNY is willing to act as administrative agent on behalf of Lenders, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).
NOW, THEREFORE, in consideration of the above recitals and the making of the Loan by Lenders and the covenants, agreements, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant, agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1    Definitions.
For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
Acceptable Counterparty shall mean a bank or other financial institution which has (a) either (i) a long-term unsecured debt rating of “A-” or higher by S&P or (ii) if the long-term unsecured debt rating is lower than “A-” by S&P, a short-term rating of not less than “A-1” from S&P; and (b) a long‑term unsecured debt rating of not less than “A3” by Moody’s. Deutsche Bank AG New York Branch and its affiliates shall be deemed to be Approved Counterparties hereunder.
Acceptable Management Agreement shall mean, with respect to the Property, the Management Agreement in effect as of the Closing Date or such other agreement for managing the Property as may be approved by Administrative Agent in accordance with this Agreement.
Acceptable Manager shall mean (i) the current Manager as of the Closing Date, (ii) a Pre-Approved Manager, or (iii) any other reputable and experienced professional hotel management company approved by Administrative Agent.
Account Agreement shall mean the Account and Control Agreement, dated the date hereof, among Administrative Agent, Borrower and Cash Management Bank.

Account Collateral shall have the meaning set forth in Section 3.1.2.
Acknowledgment shall mean the Acknowledgment, dated on or about the date hereof made by Counterparty, or as applicable, Acceptable Counterparty in the form of Exhibit M.
Additional Non-Consolidation Opinion shall have the meaning set forth in Section 4.1.29(B).
Affiliate shall mean, with respect to any specified Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with, or any general partner or managing member in, such specified Person.
Agents shall have the meaning set forth in Section 14.2.
Agreement shall mean this Agreement, as the same may be Modified from time to time.
ALTA shall mean American Land Title Association, or any successor thereto.
Alteration shall mean any demolition, alteration, installation, improvement, excavation, or decoration of or to the Property or any part thereof or the Improvements (including FF&E) thereon.
Applicable Base Rate shall mean the floating rate per annum equal to the daily average Base Rate in effect during the applicable calculation period plus the Base Rate Spread.
Applicable LIBO Rate shall mean, with respect to the applicable Interest Period, the per annum rate equal to the Reserve Adjusted LIBO Rate plus the LIBO Rate Spread.
Appraisal shall mean a FIRREA-compliant, MAI appraisal of the Property acceptable to Administrative Agent in its reasonable discretion.
Approved Bank shall have the meaning set forth in the Account Agreement.
Approved Operating Expenses shall mean the monthly Operating Expenses as set forth on the Budget approved by Administrative Agent during a Cash Sweep Period pursuant to Section 11.2.6(c); provided, however, that if such Budget has not been so approved by Administrative Agent, then the term Approved Operating Expenses shall mean the amount of Operating Expenses set forth on the immediately preceding Budget approved by Administrative Agent (or if no such Budget has been approved by Administrative Agent, on the then current Budget in effect) with increases thereto for Impositions, increased management fees due to increases in revenue at the Property, utility costs and insurance costs.
Assignment and Acceptance Agreement shall mean an assignment and acceptance agreement entered into by a Lender and an assignee, and accepted by such Lender in accordance with Article XV and in substantially the form of Exhibit J or such other form customarily used by the applicable Lender in connection with the participation or syndication of mortgage loans at the time of such assignment or such other form approved in writing by Administrative Agent in its reasonable discretion.
Assignment of Agreements shall mean that certain Assignment of Agreements, Licenses, Permits, Contracts and Personal Property, dated as of the date hereof, from Borrower and Operating Lessee, as assignor, to Administrative Agent, as assignee, assigning to Administrative Agent all of Borrower’s and Operating Lessee’s interest in and to the Licenses, Intellectual Property, permits, contracts and other personal property as security for the Loan, as the same may be Modified from time to time.
Assignment of Leases shall mean that certain first priority Assignment of Leases, Rents, Hotel Revenue and Security Deposits, dated as of the date hereof, from Borrower and Operating Lessee, as assignor, to Administrative Agent, as assignee, assigning to Administrative Agent all of Borrower’s and Operating Lessee’s interest in and to the Leases, Rents, Hotel Revenue and Security Deposits as security for the Loan, as the same may be Modified from time to time.
Assignment of Management Agreement shall mean (i) that certain Manager’s Consent, Subordination of Management Agreement and Non-disturbance Agreement, dated as of the date hereof, and (ii) that certain Consent to Assignment, Agreement and Estoppel, dated as of the date hereof, each among Administrative Agent, Borrower, Operating Lessee, and Manager, as the same may be Modified from time to time.
Assumed Interest Expense shall mean, with respect to each immediately preceding four (4) Fiscal Quarters, an amount equal to the product of the Principal Amount (as of the last day of the immediately preceding Fiscal Quarter) by the greater of (A) seven percent (7%), or (B) the weighted average Applicable Base Rate or Applicable LIBO Rate, as applicable, then applicable under the Loan (which constant, in each case shall be calculated at all times using an actual/360 accrual convention).
Bankruptcy Code shall mean Title 11, U.S.C.A., as amended from time to time and any successor statute thereto.
Base Rate shall mean on any day the higher of: (a) the Prime Rate in effect on such day, and (b) the sum of the Federal Funds Rate in effect on such day plus one half of one percent (0.50%).
Base Rate Spread shall mean one and 25/100th percent (1.25%).
Beneficial when used in the context of beneficial ownership has the analogous meaning to that specified in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
Best of Borrower’s Knowledge, shall mean the actual (as opposed to imputed or constructive) present knowledge of: Thomas Healy and/or Jon Stanner after due inquiry, and without creating any personal liability on the part of any said individuals. In the case where the term “Best of Borrower’s Knowledge” is used in the context of representations or warranties of Borrower to be made after the date hereof, the term shall include the Person or Persons, as applicable, that occupy the capacities of said individuals on the date such representation or warranty to the extent that one or more of such individuals no longer occupy their current capacities.
Borrower has the meaning set forth in the first paragraph of this Agreement.
Borrower’s Account shall mean following account, or such other account with any Person subsequently identified in a written notice from Borrower to Administrative Agent, which Borrower’s Account shall be under the sole dominion and control of Borrower:
Bank:
ABA#:
Account Name:
Account Number:
Budget shall mean the operating budget for the Property prepared by Borrower or Manager on Borrower’s behalf, pursuant to the Management Agreement, for the applicable Fiscal Year or other period setting forth, in reasonable detail, Borrower’s or Manager’s estimates, of the anticipated results of operations of the Property, including revenues from all sources, all Operating Expenses, Management Fees and Capital Expenditures.
Building Equipment shall have the meaning set forth in the Security Instrument.
Business Day shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York or Washington, D.C. are not open for business. When used with respect to an Interest Determination Date, Business Day shall mean any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.
Capital Expenditures shall mean any amount incurred in respect of capital items which in accordance with GAAP would not be included in Borrower’s annual financial statements for an applicable period as an operating expense of the Property.
Cash shall mean the legal tender of the United States of America.
Cash and Cash Equivalents shall mean any one or a combination of the following: (i) Cash, and (ii) U.S. Government Obligations.
Cash Management Bank shall mean HSBC Bank USA, NA or any successor Approved Bank acting as Cash Management Bank under the Account Agreement or other financial institution approved by Administrative Agent.
Cash Sweep Period shall mean any period during which a Low Debt Yield Period is in effect or an Event of Default has occurred and is continuing.
Casualty shall mean a fire, explosion, flood, collapse, earthquake or other casualty affecting the Property.

Close Affiliate shall mean with respect to any Person (the "First Person") any other Person (each, a "Second Person") which is an Affiliate of the First Person and in respect of which any of the following are true: (a) the Second Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in such First Person, (b) the First Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in such Second Person, or (c) a third Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in both the First Person and the Second Person.
Change in Law shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or by any lending office of such Lender or by such Lender’s holding company, if any) with any guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
Closing Date shall mean the date of this Agreement set forth in the first paragraph hereof.
Code shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
Collateral shall mean the Property, the Account Collateral, the Rate Cap Collateral, the IP Collateral and any other real or personal property in which Administrative Agent has been granted a security interest in respect of the Loan or other collateral securing the Loan, in whole or in part.
Collateral Accounts shall have the meaning set forth in Section 3.1.1.
Collection Account shall have the meaning set forth in Section 3.1.1.
Condemnation shall mean a taking or voluntary conveyance during the term hereof of all or any part of the Property or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority, whether or not the same shall have actually been commenced.
Consultant shall mean Cornerstone Management and Consulting, Inc.
Consulting Services Agreement shall mean that certain Consulting Services Agreement, dated as of April 19, 2013, by and among Borrower, Consultant and Manager.
Contact Office shall mean the office of DBNY located at Deutsche Bank AG New York Branch, 60 Wall Street, New York, NY 10005-2858, Attention: Loan Administration, or such other offices as the Administrative Agent may notify the Borrower and the Lenders from time to time in writing.

Control shall mean (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise and (ii) the ownership, direct or indirect, of 51% or more of the voting securities of such Person, and the terms Controlled, Controlling and Common Control shall have correlative meanings (it being agreed that Manager does not Control any Person by virtue of the exercise of its rights under the Management Agreement).
Counterparty shall mean the counterparty to the Interest Rate Cap Agreement and any counterparty under a Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement and, if applicable, any credit support provider identified in the Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement.
Counterparty Opinion shall have the meaning set forth in Section 9.3(e).
Current Debt Service Reserve Account shall have the meaning set forth in Section 3.1.1.
Debt shall mean, with respect to any Person at any time, (a) indebtedness or liability of such Person for borrowed money whether or not evidenced by bonds, debentures, notes or other instruments, or for the deferred purchase price of property or services; (b) obligations of such Person as lessee under leases which should have been or should be, in accordance with GAAP, recorded as capital leases; (c) current liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (d) obligations issued for, or liabilities incurred on the account of, such Person; (e) obligations or liabilities of such Person arising under letters of credit, credit facilities or other acceptance facilities; (f) obligations of such Person under any guarantees or other agreement to become secondarily liable for any obligation of any other Person, endorsements (other than for collection or deposit in the Ordinary Course of Business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; (g) obligations of such Person secured by any Lien on any property of such Person, whether or not the obligations have been assumed by such Person; or (h) obligations of such Person under any interest rate or currency exchange agreement.
Debt Service shall mean, with respect to any particular period of time, scheduled interest payments under the Note.
Debt Yield Ratio shall mean a ratio, as reasonably determined by Administrative Agent for the applicable period, in which:
(a)    the numerator is Net Operating Income; and
(b)    the denominator is the Principal Amount.
Debt Yield Test shall mean the test of the Debt Yield Ratio performed by Borrower and/or Administrative Agent on the trailing twelve (12) month period ending on the last day of the most recent Fiscal Quarter based on the financial information delivered by Borrower pursuant to Section 11.2 hereof, subject to Administrative Agent’s review and approval.

Default shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
Default Rate shall have the meaning set forth in Section 2.2.10.
Deferred Maintenance and Environmental Conditions Reserve Account shall have the meaning set forth in Section 3.1.1.
Disqualified Transferee shall mean any Person or its Close Affiliate that, (i) has been convicted in a criminal proceeding for a felony or a crime involving moral turpitude or that is an organized crime figure or is reputed (as determined by Lender in its sole discretion) to have substantial business or other affiliations with an organized crime figure; (ii) has at any time filed a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (iii) as to which an involuntary petition (which was not subsequently dismissed within one hundred twenty (120) days) has at any time been filed under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (iv) has at any time filed an answer consenting to or acquiescing in any involuntary petition filed against it by any other person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (v) has at any time consented to or acquiesced in or joined in an application for the appointment of a custodian, receiver, trustee or examiner for itself or any of its property; (vi) has at any time made an assignment for the benefit of creditors, or has at any time admitted its insolvency or inability to pay its debts as they become due; or (vii) has been found by a court of competent jurisdiction or other governmental authority in a comparable proceeding to have violated any federal or state securities laws or regulations promulgated thereunder.
Downgrade shall have the meaning as set forth in Section 9.3(c) hereof.
DSCR shall mean, with respect to a particular period, the ratio (expressed in terms of a percentage) of Net Operating Income for the trailing twelve (12) month period ending on the last day of the most recent Fiscal Quarter to the aggregate amount of Assumed Interest Expense that is payable in respect of such period, as computed by Administrative Agent from time to time pursuant to the terms hereof.
Eligible Account has the meaning set forth in the Account Agreement.
Eligible Assignee shall mean any of the following:
(a)    A commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000;
(b)    A commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000 (provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD);

(c)    A Person that is Controlled by a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000 (provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD);
(d)    A Person that is engaged in the business of commercial banking or an insurance company that engages in commercial lending and that is: (1) an Affiliate of a Lender, (2) an Affiliate of a Person of which a Lender is an Affiliate, or (3) a Person of which a Lender is an Affiliate;
(e)    An insurance company, mutual fund or other financial institution organized under the laws of the United States, any state thereof, any other country which is a member of the OECD or a political subdivision of any such country which invests in bank loans and has a net worth of $500,000,000;
(f)    Any fund (other than a mutual fund) which invests in bank loans and whose assets exceed $100,000,000; and
(g)    A Pfandbrief.
provided, however, that no Person shall be an “Eligible Assignee” unless at the time of the proposed assignment to such Person: (i) such Person is able to make or maintain, as applicable, its portion of the Loan in U.S. dollars, (ii) such Person is exempt from withholding of tax on interest and is able to deliver the documents related thereto pursuant to Section 2.2.9(v) of this Agreement, and (iii) such Person is not a Transaction Party or an Affiliate of a Transaction Party.
Eligible Collateral shall mean U.S. Government Obligations, or Cash and Cash Equivalents, or any combination thereof.
Embargoed Person shall have the meaning set forth in Section 4.1.43(c).
Environmental Certificate shall have the meaning set forth in Section 12.2.1.
Environmental Claim shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based upon or resulting from (a) the presence, threatened presence, release or threatened release into the environment of any Hazardous Materials from or at the Property, or (b) the violation, or alleged violation, of any Environmental Law relating to the Property.
Environmental Event shall have the meaning set forth in Section 12.2.1.
Environmental Indemnity shall mean the Environmental Indemnity, dated the date hereof, made by Borrower and Guarantor in favor of Administrative Agent.
Environmental Law shall have the meaning provided in the Environmental Indemnity.
Environmental Reports shall have the meaning set forth in Section 12.1.

ERISA shall mean the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.
Eurodollar Business Day shall mean a Business Day on which commercial banks in London, England are open for domestic and international business.
Event of Default shall have the meaning set forth in Section 17.1.
Evidence of No Withholding shall have the meaning set forth in Section 2.2.9(v).
Excess Cash Flow shall have the meaning set forth in Section 3.1.5.
Excess Cash Reserve Account shall have the meaning set forth in Section 3.1.1.
Excluded Taxes shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by any state, locality or foreign jurisdiction under the laws of which such recipient is organized or in which it maintains an office or permanent establishment, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to the Agreement or is attributable to such Foreign Lender’s failure to comply with Section 2.9.5 of the Agreement; provided, however, Excluded Taxes shall not include any withholding tax resulting from any inability to comply with Section 2.9.5 of the Agreement solely by reason of there having occurred a Change in Law.
Exculpated Parties shall have the meaning set forth in Section 18.1.1.
Excusable Delay shall mean a delay due to acts of god, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, earthquake, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower, but Borrower's lack of funds in and of itself shall not be deemed a cause beyond the control of Borrower.
Expansion shall mean any expansion or reduction of the Property or any portion thereof or the Improvements thereon.
Extension Interest Rate Cap Agreement shall mean, following the Borrower’s exercise of its option to extend the Maturity Date pursuant to Section 2.1.6, an Interest Rate Cap Agreement or Agreements (together with the confirmations and schedules relating thereto), each from an Acceptable Counterparty and satisfying the requirements set forth on Exhibit I hereto; provided that, to the extent any such interest rate cap agreement does not meet the foregoing requirements, an “Extension Interest Rate Cap Agreement” shall be such interest rate cap agreement as may be approved by Administrative Agent in its sole and absolute discretion.

FF&E shall mean furniture, fixtures and equipment of the type customarily utilized in hotel properties in Washington, D.C. similar to the Property.
FF&E Reserve Account shall have the meaning set forth in Section 3.1.1.
Final Completion shall mean, with respect to any specified work, the final completion of all such work, including the performance of all “punch list” items, as confirmed by an Officer’s Certificate and, with respect to any Material Alteration, a certificate of the Independent Architect, if applicable.
Final Extended Maturity Date shall have the meaning given such term in Section 2.1.6(i).
First Extended Maturity Date shall have the meaning given such term in Section 2.1.6(ii).
Fiscal Quarter shall mean each quarter within a Fiscal Year in accordance with GAAP.
Fiscal Year shall mean the period commencing on the Closing Date and ending on and including December 31 of the calendar year in which the Closing Date occurs and thereafter each twelve month period commencing on January 1 and ending on December 31 until the Debt is repaid in full, or such other common fiscal year of Borrower as Borrower may select from time to time with the prior consent of Administrative Agent, such consent not to be unreasonably withheld.
Foreign Lender shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
GAAP shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, to the extent such principles are applicable to the facts and circumstances on the date of determination, as appropriately modified by the Uniform System.
Government Lists shall have the meaning set forth in Section 4.1.41(b).
Governmental Authority shall mean any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any court, board, agency, commission, office or other entity or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) exercising executive, legislative, judicial, regulatory or administrative functions, in each case whether now or hereafter in existence.
Guarantor shall mean, Strategic Hotel Funding, L.L.C., a Delaware limited liability company.
Hazardous Materials shall have the meaning given to “Hazardous Substances” in the Environmental Indemnity.
Holding Account shall have the meaning set forth in Section 3.1.1.
Hotel Revenue shall mean all revenues, income, Rents, issues, profits, termination or surrender fees, penalties and other amounts arising from the use or enjoyment of all or any portion of the Property, including, without limitation, the rental or surrender of any office space, retail space, parking space, halls, stores, and offices of every kind, the rental or licensing of signs, sign space or advertising space, rentals, revenues, receipts, income, accounts, accounts receivable, cancellation fees, penalties, credit card receipts and other receivables relating to or arising from rentals, rent equivalent income, income and profits from guest rooms, meeting rooms, conference and banquet rooms, food and beverage facilities, health clubs, spas, vending machines, parking facilities, telecommunication and television systems, guest laundry, the provision or sale of other goods and services, and any other items of revenue, receipts or other income as identified in the Uniform System; plus business interruption insurance Proceeds.
Impositions shall mean all taxes (including all ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction, privilege or license or similar taxes), governmental assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not commenced or completed within the term of this Agreement), water, sewer or other rents and charges, excises, levies, fees (including license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Property and/or any Rents and Hotel Revenue (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed on or in respect of or be a Lien upon (a) Borrower (including all income, franchise, single business or other taxes imposed on Borrower for the privilege of doing business in the jurisdiction in which the Property is located), (b) the Property, or any other Collateral or any part thereof, or any Rents or Hotel Revenue therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Property or the leasing or use of all or any part thereof. Nothing contained in this Agreement shall be construed to require Borrower to pay any tax, assessment, levy or charge imposed on (i) any tenant occupying any portion of the Property, (ii) any manager of the Property, including any Manager, or (iii) servicer, Lenders, Administrative Agent or any other third party in the nature of a capital levy, estate, inheritance, succession, income or net revenue tax.
Improvements shall have the meaning set forth in the Security Instrument.

Increased Costs shall have the meaning set forth in Section 2.2.6.
Incremental Payment shall have the meaning set forth in Section 2.2.8.
Indebtedness shall mean, at any given time, the Principal Amount, together with all accrued and unpaid interest thereon and all other obligations and liabilities due or to become due to Lenders pursuant hereto, under the Note or in accordance with the other Loan Documents and all other amounts, sums and expenses paid by or payable to Lenders hereunder or pursuant to the Note or the other Loan Documents.
Indemnified Parties shall have the meaning set forth in Section 19.14(b).
Indemnified Taxes shall mean Taxes other than Excluded Taxes.
Independent shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in any Borrower or in any Affiliate of any Borrower, (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.
Independent Architect shall mean an architect, engineer or construction consultant selected by Borrower which is Independent, licensed to practice in the State and has at least five (5) years of architectural experience and which is reasonably acceptable to Administrative Agent.
Independent Director, Independent Manager, or Independent Member shall mean a natural person selected by Borrower or Operating Lessee, as applicable (a) with prior experience as an independent director, independent manager or independent member, (b) with at least three (3) years of employment experience, (c) who is provided by a Nationally Recognized Service Company, (d) who is duly appointed as an Independent Director and is not, will not be while serving as Independent Director, and shall not have been at any time during the preceding five (5) years, any of the following:

(i)
a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of Borrower, or Operating Lessee, as applicable, any Affiliate of Borrower or Operating Lessee, as applicable, or any direct or indirect parent of Borrower or Operating Lessee, as applicable;

(ii)
a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or Operating Lessee, as applicable or any Affiliate of Borrower or Operating Lessee, as applicable;

(iii)	a Person or other entity Controlling or under Common Control with any such stockholder, partner, customer, supplier or other Person; or

(iv)	a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person.
A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director of a “special/single purpose entity” affiliated with Borrower or Operating Lessee, as applicable shall be qualified to serve as an Independent Director of Borrower or Operating Lessee, as applicable, provided that the fees that such individual earns from serving as Independent Director of Affiliates of Borrower or Operating Lessee, as applicable in any given year constitute in the aggregate less than five percent (5%) of such individual's annual income for that year.
A natural person who satisfies the foregoing definition other than clause (ii) shall not be disqualified from serving as an Independent Director of Borrower or Operating Lessee, as applicable, if such individual is an independent director or special manager provided by a Nationally Recognized Service Company that provides professional independent directors and special managers and also provides other corporate services in the ordinary course of its business.
Initial LIBOR Cap Strike Rate shall mean 4%.
Initial Maturity Date shall mean June 30, 2017.
Insurance Requirements shall mean, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement and (ii) all material regulations and then-current standards applicable to or affecting the Property or any part thereof or any use or condition thereof, which may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over the Property, or such other body exercising similar functions.
Insurance Reserve Account shall have the meaning set forth in Section 3.1.1(b).
Insurance Reserve Amount shall have the meaning set forth in Section 16.2.
Insurance Reserve Trigger shall mean Borrower’s failure to deliver to Administrative Agent not less than five Business Days prior to each Payment Date (unless the prior notice to Administrative Agent provided evidence reasonably satisfactory to Administrative Agent that Borrower had prepaid such insurance premiums through a future Payment Date), evidence that all insurance premiums for the insurance required to be maintained pursuant to the terms of this Agreement have been paid in full.
Intangible shall have the meaning set forth in the Security Instrument.
Intellectual Property shall mean all intellectual property worldwide (other than the Four Seasons’ Trademarks (as such term is defined in the Restaurant Management Agreement)) including: (a) Trademarks; (b) patents issued by the United States or the equivalent thereof in any other country, industrial designs, and applications for any of the foregoing, including any continuations, divisionals, continuations in part, renewals, extensions and reissues, and the inventions disclosed or claimed therein; (c) copyrights in published and unpublished works of authorship, whether registered or unregistered in the United States or any other country, whether as author, assignee, or transferee (including without limitation databases and other compilations of information, computer software, middleware, user interface, source code, object code, and the like, and user manuals and other training documentation related thereto), all derivative works, renewals, extensions, restorations, and reversions thereof; (d) domain names; (e) trade secrets, proprietary confidential information and operational systems, including confidential know-how, processes, schematics, concepts, ideas, inventions, business methods and processes, marketing plans, research and development, formulae, drawings, prototypes, models, designs, customer and supplier information and lists, databases and other compilations of information, historical guest lists, mailing lists, computer software and systems (including reservations and other hotel systems), middleware, user interface, source code, object code, algorithms, and the like, and user manuals and other training documentation related thereto, and other nonpublic, confidential, or proprietary information; (f) any registrations, applications for registration or issuance, recordings, reissues, renewals, divisions, continuations, and extensions relating to any or all of the foregoing; (g) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements or other violations thereof relating to any or all of the foregoing; (i) rights to sue for past, present and future infringements and other violations thereof relating to any or all of the foregoing; and (j) for all of the foregoing, any of which is now owned, acquired or developed after the Closing Date.
Interest Determination Date shall mean, with respect to each Interest Period, the date which is two (2) Business Days prior to the first day of such Interest Period; provided, that if such day is not a Business Day, it shall mean the next succeeding Business Day.
Interest Period means (i) while the Loan bears interest at the Applicable LIBO Rate or Default Rate based on Applicable LIBO Rate, a period of one month commencing on the expiration of the preceding Interest Period (or, in the case of the first Interest Period, commencing on the Closing Date and through and including June 30, 2014) and (ii) while the Loan bears interest at the Applicable Base Rate or the Default Rate based on the Applicable Base Rate, the period commencing on the date of conversion and ending on the last day of the calendar month in which the date of conversion occurred, and each succeeding calendar month thereafter; provided, that (x) while the Loan bears interest at the Applicable LIBO Rate, if an Interest Period would otherwise end on a day which is not a Eurodollar Business Day, such Interest Period shall end on the next succeeding Eurodollar Business Day, provided, however, that if said next succeeding Eurodollar Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Eurodollar Business Day, and (y) no Interest Period may continue past the Maturity Date.
Interest Rate Cap Agreement shall mean an Interest Rate Agreement or Agreements (together with the confirmation and schedules relating thereto), or, with Administrative Agent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned), a swap or other interest rate hedging instrument, each between a Counterparty and Borrower obtained by Borrower and collaterally assigned to Administrative Agent pursuant to this Agreement, and each satisfying the requirements set forth in Exhibit I (and, in the case of a swap or other interest rate hedging agreement consented to by Administrative Agent, in its reasonable discretion).

IP Collateral shall mean all IP Owners' right, title and interest in, to, and under Intellectual Property and IP Licenses.
IP Licenses shall mean, all licenses of Intellectual Property and covenants not to sue with respect to Intellectual Property (regardless of whether such agreements and covenants are contained within an agreement that also covers other matters, such as development, consulting services or distribution of products) and regardless of whether IP Owner is a licensor or licensee under any such agreement, together with any and all (i) amendments, renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future breaches or violations thereof, and (iii) the right to sue for past, present and future breaches or violations thereof.
IP Owner shall mean Borrower or Operating Lessee, provided that such entity owns any Intellectual Property or is a party to any IP License which is used in or held for use in the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property by Borrower, Operating Lessee or Manager.
IP Schedule shall have the meaning provided in Section 4.1.50.
Land shall have the meaning set forth in the Security Instrument.
Late Payment Charge shall have the meaning set forth in Section 2.2.2.
Lease shall mean any lease (other than the Operating Lease and the Management Agreement), sublease or sub sublease, letting, license, concession, or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted by the Borrower or Operating Lessee a possessory interest in, or right to use or occupy all or any portion of any space in the Property or any facilities at the Property (other than Ordinary Course of Business (a) short-term occupancy rights of hotel guests which are not the subject of a written agreement, (b) occupancy agreements for groups of hotel guests for transitory periods of time and (c) agreements for catering, business and similar special events or functions at the Property), and every Modification or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
Lease Modification shall have the meaning set forth in Section 8.7.1.
Legal Requirements shall mean all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, and irrespective of the nature of the work to be done, of every Governmental Authority including, without limitation, Environmental Laws and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Borrower or to the Property and the Improvements and the Building Equipment thereon, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Property and the Improvements and the

Building Equipment thereon including, without limitation, building and zoning codes and ordinances and laws relating to handicapped accessibility.
Lenders shall have the meaning set forth in the first paragraph of this Agreement.
Letter of Credit shall mean an irrevocable, unconditional, transferable (without the imposition of any fee except any fees which are expressly payable by the Borrower), clean sight draft letter of credit (either an evergreen letter of credit or one which does not expire until at least sixty (60) days after the Maturity Date (the LC Expiration Date), in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement executed by an officer or authorized signatory of Lender and issued by an Approved Bank. If at any time (a) the institution issuing any such Letter of Credit shall cease to be an Approved Bank or (b) the Letter of Credit is due to expire prior to the LC Expiration Date, Lender shall have the right immediately to draw down the same in full and hold the proceeds thereof in accordance with the provisions of this Agreement, unless Borrower shall deliver a replacement Letter of Credit from an Approved Bank within (i) as to (a) above, twenty (20) days after Lender delivers written notice to Borrower that the institution issuing the Letter of Credit has ceased to be an Approved Bank or (ii) as to (b) above, at least twenty (20) days prior to the expiration date of said Letter of Credit.
Liabilities shall mean all liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorney’s fees and expenses) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loan and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against Administrative Agent, Lenders, or, as applicable, any other Indemnified Party.
LIBOR Cap Strike Rate shall mean, (i) with respect to the Interest Rate Cap Agreement in effect through the Initial Maturity Date, the Initial LIBOR Cap Strike Rate; and (ii) with respect to any Extension Interest Rate Cap Agreement, a rate equal to that sufficient to maintain a DSCR of 1.20x measured for the immediately preceding four (4) Fiscal Quarters.
LIBO Rate shall mean, with respect to any Interest Period, the rate per annum equal to the IntercontinentalExchange Group Inc.’s LIBOR Rate (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Eurodollar Business Days prior to the first day of such Interest Period or if such rate is not then quoted, the arithmetic average as determined by Administrative Agent of the rates at which deposits in immediately available U.S. dollars in an amount equal to the amount of such LIBOR Rate Loan having a maturity approximately equal to such Interest Period are offered by four (4) reference banks to be selected by Administrative Agent in the London interbank market, at approximately 11:00 a.m. (London time) two (2) Eurodollar Business Days prior to the first day of such Interest Period.
LIBO Rate Spread shall mean two and 25/100th percent (2.25%).

LIBO Reserve Percentage shall mean with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments) which is actually imposed on a Lender under Regulation D on eurocurrency liabilities.
License shall have the meaning set forth in Section 4.1.23.
Lien shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and the filing of mechanic’s, materialmen’s and other similar liens and encumbrances.
Loan shall mean the loan in the amount of up to One Hundred Twenty Million and NO/100 Dollars ($120,000,000.00) made by Lenders to Borrower pursuant to this Agreement.
Loan Documents shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Assignment of Agreements, the Environmental Indemnity, the Assignment of Management Agreement, the Sublease Subordination, the Account Agreement, the Recourse Guaranty and all other documents executed and/or delivered by Borrower or any of its Affiliates in connection with the Loan including any certifications or representations delivered by or on behalf of Borrower, any Affiliate of Borrower, the Manager, or any Affiliate of the Manager (including, without limitation, any certificates in connection with any legal opinions delivered on the date hereof), together with all of the Security Documents executed by the Transaction Parties.
Loan Sale shall have the meaning set forth in Section 15.7.
Low Debt Yield Period shall mean the period (i) commencing on the Payment Date following the conclusion of any Fiscal Quarter Debt Yield Test for which the Debt Yield for the Property is less than 8.5%, and (ii) ending on the day immediately preceding the Payment Date following the conclusion of two consecutive Fiscal Quarters Debt Yield Test for which the Debt Yield exceeds 8.5%.
Management Agreement shall mean that certain Second Amended and Restated Hotel Management Agreement dated as of January 1, 1997 between Four Seasons Hotels Limited and Georgetown Plaza Associates, as: amended by a letter dated as of February 10, 2005; assigned by that Assignment and Assumption of Hotel Management Agreement, dated as of March 1, 2006 to Operating Lessee; further amended by (i) that certain Amendment to Second Amended and Restated Hotel Management Agreement, dated as of October 17, 2008, (ii) by that certain Second Amendment to Second Amended and Restated Hotel Management Agreement, dated as of December 18, 2008, as further amended by two letters, dated December 18, 2008 (regarding operational matters and service charges and Uniform System of Accounts), and (iii) by that certain Third Amendment to Second Amended and Restated Hotel Management Agreement, dated as of April 19, 2013, each by and between Four Seasons Hotels Limited and Operating Lessee, as the same may be Modified from time to time in accordance with the terms hereof.
Management Control shall mean, with respect to any direct or indirect interest in the Borrower or the Property (not including Manager’s interest under an Acceptable Management Agreement), the power and authority to make and implement or cause to be made and implemented all material decisions with respect to the operation, management, financing and disposition of the specified interest.
Management Fee shall mean an amount equal to the monthly property management fees payable to the Manager pursuant to the terms of the Management Agreement for management services, incentive management fees and any other fees described in the Management Agreement, and any allocated franchise fees.
Manager shall mean Four Seasons Hotels Limited, or any replacement “Manager” appointed in accordance with Section 5.2.14 hereof.
Manager Accounts shall mean the “Bank Accounts” (as defined in the Management Agreement) maintained by Manager in the name of Borrower or Operating Lessee with respect to the Property and in accordance with the terms of the Management Agreement.
Manager FF&E Reserve Account shall mean the “Capital Reserve” as defined in the Management Agreement.
Manager Reimbursable Expenses shall mean the expenses of manager to be reimbursed under the Management Agreement.
Material Adverse Effect shall mean any event or condition that has a material adverse effect on (i) the Property taken as a whole, (ii) the use, operation, or value of the Property, (iii) the business, profits, operations or financial condition of the (i) Borrower; (ii) Guarantor, (iii) the other Transaction Parties; or (iv) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s obligations under the Loan Documents.
Material Alteration shall mean any Alteration (other than with respect to replacements of FF&E that are funded from reserves for FF&E reserved for hereunder or under the Management Agreement by the Manager) to be performed by or on behalf of Borrower at the Property, the total cost of which (including, without limitation, construction costs and costs of architects, engineers and other professionals), as reasonably estimated by an Independent Architect, exceeds the Threshold Amount.
Material Casualty shall mean a Casualty where the loss (i) is in an aggregate amount equal to or in excess of the Threshold Amount or (ii) has caused twenty percent (20%) or more of the hotel rooms or common areas (including banquet and conference facilities) in the Property to be unavailable for its applicable use.

Material Condemnation shall mean a Condemnation where the loss (i) is in an aggregate amount equal to or in excess of the Threshold Amount or (ii) has caused twenty percent (20%) or more of the hotel rooms or common areas (including banquet and conference facilities) in the Property to be unavailable for its applicable use.
Material Lease shall mean any Lease (a) demising a premises within the Property that is more than 5,000 net rentable square feet or (b) that is for a term equal to or greater than sixty (60) months.
Maturity Date initially shall mean the Initial Maturity Date; provided that the “Maturity Date” shall mean the First Extended Maturity Date or the Final Extended Maturity Date if the Borrower extends the Initial Maturity Date or the First Extended Maturity Date, as applicable, in accordance with the terms and conditions of Section 2.1.6 of this Agreement. The Maturity Date shall be subject to acceleration upon an Event of Default as otherwise provided in this Agreement.
Maturity Date Payment shall have the meaning set forth in Section 2.1.5.
Maximum Legal Rate shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
Modifications shall mean any amendments, supplements, restatements, modifications, renewals, replacements, consolidations, severances, substitutions and extensions of any document or instrument from time to time; “Modify,” “Modified,” or related words shall have meanings correlative thereto.
Monthly FF&E Reserve Amount shall mean an amount determined by Administrative Agent (based upon the most recent monthly operating statements delivered pursuant hereto) equal to 3% of Operating Income.
Monthly Insurance Reserve Amount shall have the meaning set forth in Section 16.2.
Monthly Tax Reserve Amount shall have the meaning set forth in Section 16.1.
Moody’s shall mean Moody’s Investors Service, Inc.
Nationally Recognized Service Company shall mean any of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company or such other nationally recognized company that provides independent director, independent manager or independent member services and that is reasonably satisfactory to Lender, in each case that is not an Affiliate of Borrower and that provides professional independent directors and other corporate services in the ordinary course of its business.

Net Operating Income shall mean, for any specified period, the excess of Operating Income over Operating Expenses for the trailing twelve (12) month period ending on the last day of the most recent Fiscal Quarter.
New Lease shall have the meaning set forth in Section 8.7.1.
Non-Consolidation Opinion shall have the meaning provided in Section 2.4.5.
Non-Disturbance Agreement shall have the meaning set forth in Section 8.7.9.
Note shall mean any of the promissory notes in the form of that attached to the Agreement as Exhibit L issued by the Borrower to a Lender, as the same may be Modified from time to time.
Obligations shall mean any and all debts, obligations and liabilities of the Borrower or the other Transaction Parties to the Administrative Agent and the Lenders (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the Loan Documents.
Officer’s Certificate shall mean a certificate executed by an authorized signatory of Borrower that is familiar with the financial condition of Borrower and the operation of the Property or the particular matter which is the subject of such Officer’s Certificate.
Operating Asset shall have the meaning set forth in the Security Instrument.
Operating Expenses shall mean, for any specified period, without duplication, all expenses of Borrower or Operating Lessee (or by Manager for the account of Borrower or Operating Lessee) during such period in connection with the ownership or operation of the Property, including costs (including labor) of providing services including rooms, food and beverage, telecommunications, garage and parking and other operating departments, as well as real estate and other business taxes, rental expenses, insurance premiums, utilities costs, administrative and general costs, repairs and maintenance costs, Third-Party Franchise Fees, Management Fees under the Management Agreement calculated as the greater of (i) actual Management Fees or (ii) 3% of Operating Income, other costs and expenses relating to the Property, required FF&E reserves calculated as the greater of (i) actual FF&E expenses or (ii) 4% of Operating Income, and legal expenses incurred in connection with the operation of the Property, determined, in each case on an accrual basis, in accordance with GAAP. “Operating Expenses” shall not include (i) depreciation or amortization or other noncash items, (ii) the principal of and interest on the Notes, (iii) income taxes or other taxes in the nature of income taxes, (iv) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with and allocable to the issuance of the Note, or (v) distributions to the shareholders of the Borrower. Expenses that are accrued as Operating Expenses during any period shall not be included in Operating Expenses when paid during any subsequent period.

Operating Expense Reserve Account shall have the meaning set forth in Section 3.1.1.
Operating Income shall mean for any specified period, all income received by Borrower or Operating Lessee (or by Manager for the account of Borrower or Operating Lessee) from any Person during such period in connection with the ownership or operation of the Property, determined on an accrual basis of accounting determined in accordance with GAAP, including the following:
(i)    all amounts payable to Borrower or to Manager for the account of Borrower by any Person as Rent and/or Hotel Revenue;
(ii)    all amounts payable to Borrower (or to Manager for the account of Borrower) pursuant to any reciprocal easement and/or operating agreements, covenants, conditions and restrictions, condominium documents and similar agreements affecting the Property and binding upon and/or benefiting Borrower and other third parties, but specifically excluding the Management Agreement;
(iii)    condemnation awards to the extent that such awards are compensation for lost rent allocable to such specified period;
(iv)    business interruption and loss of “rental value” insurance proceeds to the extent such proceeds are allocable to such specified period; and
(v)    all investment income with respect to the Collateral Accounts.
Notwithstanding the foregoing clauses (i) through (v), Operating Income shall not include (A) any Proceeds (other than of the types described in clauses (iii) and (iv) above), (B) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of all or any part of the Property (other than of the types described in clause (i) and (iii) above), (C) any repayments received from Tenants of principal loaned or advanced to Tenants by Borrower, (D) any type of income that would otherwise be considered Operating Income pursuant to the provisions above but is paid directly by any Tenant to a Person other than Borrower or Manager or its agent and (E) any fees or other amounts payable by a Tenant or another Person to Borrower that are reimbursable to Tenant or such other Person.
Operating Lease shall mean that certain Lease Agreement dated as of March 1, 2006, as amended by that certain Letter Agreement, dated January 1, 2011, as further amended by that certain Amendment to Lease Agreement, dated as of April 1, 2012, and as further amended by that certain Second Amendment to Lease Agreement, dated January 1, 2014, each between Borrower and Operating Lessee.
Operating Lease Subordination shall mean that certain Operating Lease Subordination Agreement, dated as the date hereof, by and among Borrower, Operating Lessee and Administrative Agent.
Operating Lessee shall mean DTRS Washington, L.L.C.

Opinion of Counsel shall mean opinions of counsel of law firm(s) licensed to practice in Washington, D.C., New York and Delaware selected by Borrower and reasonably acceptable to Administrative Agent.
Ordinary Course of Business shall mean with respect to a specific Person, the ordinary course of such Person’s business, substantially as conducted by any such Person prior to and as of the Closing Date, and (A) undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document, and (B) which shall not in any event interfere with the ongoing operation of the assets of such Person in a manner consistent with similar properties and shall not interfere with the day-to-day operations of such assets as contemplated in the Loan Documents.
Other Charges shall mean maintenance charges, impositions other than Impositions, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof by any Governmental Authority, other than those required to be paid by a Tenant pursuant to its respective Lease.
Other Taxes shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of a Governmental Authority with respect to any payment made under any Loan Document or from the execution, delivery or enforcement of any Loan Document, excluding Excluded Taxes.
Parking Management Agreement shall mean that certain Parking Service Management Agreement dated as of January 1, 2009 between Four Seasons Hotels Limited and Towne Park, Ltd., as the same may be Modified from time to time in accordance with the terms hereof.
Participant shall have the meaning set forth in Section 15.4.
Participant Register shall have the meaning set forth in Section 15.4.
Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
Patriot Act Offense shall have the meaning set forth in Section 4.1.43(b).
Payment Date shall mean, commencing on August 1, 2014, the first (1st) day of each month, or if such day is not a Business Day, the immediately succeeding Business Day, and the Maturity Date.
Percentage Share shall mean for any Lender at any date the percentage set forth next to such Lender’s name on Schedule IV to this Agreement, as the same may be Modified from time to time, including, without limitation, to reflect the addition or withdrawal of a Lender or the assignment of all or a portion of an existing Lender’s Percentage Share as permitted pursuant to Section 15.1.
Permitted Debt shall mean collectively, (a) the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by this Agreement, the Security Instrument and the other Loan Documents, (b) trade payables and other liabilities incurred in the Ordinary Course of Business and payable by or on behalf of Borrower in respect of the operation of the Property, not secured by Liens on the Property (other than liens being properly contested in accordance with the provisions of this Agreement or the Security Instrument), such payables and liabilities (which shall not include taxes, accrued payroll and benefits, customer, security deposits and deferred income), not to exceed at any one time outstanding two percent (2%) of the outstanding Principal Amount, provided that (but subject to the remaining terms of this definition) each such amount shall be paid within sixty (60) days following the date on which each such amount is incurred, provided, that such two percent (2.0%) limitation shall not include normal and customary retainages related to Alterations that are reserved for by Borrower, (c) purchase money indebtedness and capital lease obligations incurred in the Ordinary Course of Business, having scheduled annual debt service not to exceed $500,000, (d) contingent obligations to repay customer, security deposits held in the Ordinary Course of Business, (e) obligations incurred in the Ordinary Course of Business for the financing of any applicable portfolio insurance premiums, and (f) indebtedness of the Borrower to any partner or member of Borrower or its Affiliates provided such indebtedness is evidenced by a promissory note that evidences such indebtedness and provides that the obligation of the maker thereof to repay such indebtedness is fully subordinated to Borrower's obligation to repay in full of all amounts under the Note. Subject to Section 7.3, nothing contained herein shall be deemed to require Borrower to pay any amount, so long as Borrower is in good faith, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (i) no Event of Default shall exist and be continuing hereunder, (ii) adequate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP, and (iii) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount and such contest is maintained and prosecuted continuously and with diligence. Notwithstanding anything set forth herein, in no event shall Borrower be permitted under this provision to enter into a note (other than the Note and the other Loan Documents) or other instrument for borrowed money other than permitted purchase money indebtedness as described in this definition.
Permitted Encumbrances shall mean collectively, (a) the Liens and security interests created or permitted by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Policy, (c) Liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent (other than any such Lien imposed pursuant to Section 401(a)(29) of the Code or by ERISA), (d) Liens and security interests on personal property items that are the subject of clause (d) of the definition of Permitted Debt, and (e) non-exclusive IP Licenses issued in the ordinary course of business and the IP Licenses set forth on the IP Schedule.
Permitted Investments shall have the meaning set forth in the Account Agreement.

Permitted Revolver Loan Transfer shall mean (a) a pledge of direct and/or indirect equity interests in Guarantor, or its subsidiaries to secure the Revolver Loan, if given and (b) any foreclosure (or transfer in lieu thereof) of such pledge of direct and/or indirect equity interests in Guarantor, or its subsidiaries pursuant to the Revolver Loan Documents.
Person shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
Pfandbrief shall mean the trustee, administrator or receiver (or a nominee, collateral agent or collateral trustee) of, a mortgage pool securing covered mortgage bonds issued by an eligible German bank (Pfandbriefbanken), the bondholders (as a collective whole) thereof, or by any other Person otherwise permitted to issue covered mortgage bonds (Hypothekenpfandbriefe) under German bond law (Pfandbriefgesetz 2005, as the same may be amended or modified and in effect from time to time, and/or any substitute or successor legislation thereto).
Physical Conditions Report shall mean, with respect to the Property, a structural engineering report (prepared by an Independent Architect), which has been (a) addressed to Administrative Agent (b) prepared based on a scope of work determined by Administrative Agent in Administrative Agent’s reasonable discretion, and (c) in form and content acceptable to Administrative Agent in Administrative Agent’s reasonable discretion, together with any amendments or supplements thereto.
Plan shall have the meaning set forth in Section 4.1.10.
Pre-Approved Manager shall mean any entity set forth on Schedule III.
Prepayment Premium shall mean with respect to any voluntary or involuntary payment or prepayment of the Principal Balance (or acceleration of the Loan) before the Restricted Prepayment Date, a non-refundable fee equal to the product of the following: (A) the amount of such payment or prepayment (or the amount of principal accelerated), multiplied by (B) the LIBO Rate Spread, multiplied by (C) a fraction (expressed as a percentage) having a numerator equal to the number of days remaining prior to the Restricted Payment Date as of the date such prepayment occurs and a denominator equal to 365.
Prime Rate shall mean the fluctuating per annum rate announced from time to time by Deutsche Bank AG New York Branch (or any successor bank designated by Administrative Agent) at its principal office in New York, New York as its “prime rate”. The Prime Rate is a rate set by DBNY as one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as DBNY may designate. The Prime Rate is not tied to any external index and does not necessarily represent the lowest or best rate of interest actually charged to any class or category of customers. Each change in the Prime Rate will be effective on the day the change is announced within DBNY.

Principal Amount shall mean One Hundred Twenty Million and NO/100 Dollars ($120,000,000) or so much as may be outstanding under the Notes from time to time.
Probable Maximum Loss shall mean the sum of the product of (A) the scenario expected loss as determined by an approved seismic engineering firm and (B) the sum of the full replacement cost of the Improvements of the Property inclusive of furniture, fixtures and equipment and twelve (12) months of business interruption insurance increased each year commencing on the first (1st) anniversary of the Closing Date by the percentage increase in the Consumer Price Index for All Urban Consumers that is published by the Bureau of Labor Statistics for the city in which the Property is located.
Proceeds shall mean amounts, awards or payments payable to Borrower (including, without limitation, amounts payable under any title insurance policies covering Borrower’s ownership interest in the Property) or Administrative Agent with respect to any insurance required to be maintained hereunder (after the deduction therefrom and payment to Borrower and Administrative Agent, respectively, of any and all reasonable expenses incurred by Borrower and Administrative Agent in the recovery thereof, including all attorneys’ fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to any claim under such insurance policies).
Proceeds Reserve Account shall have the meaning set forth in Section 3.1.1.
Property shall mean the “Property,” “Mortgaged Property” and other collateral described in the Security Instrument.
Rate Cap Collateral shall have the meaning set forth in Section 9.2.
Rating Agencies shall mean each of S&P, Moody’s and any other nationally-recognized statistical rating agency which has been approved by Administrative Agent.
Real Property shall mean, collectively, the Land, the Improvements and the Appurtenances (as defined in the Security Instrument).
Recourse Guaranty shall mean that certain Guaranty of Recourse Obligations of Borrower, dated as of the date hereof, by Guarantor in favor of Administrative Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time.
Register shall have the meaning set forth in Section 15.2.
Regulatory Change shall mean any change after the date of this Agreement in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to Administrative Agent, any Lender, or any Person Controlling Administrative Agent or a Lender or to a class of banks or companies Controlling banks of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or Governmental Authority or monetary authority charged with the interpretation or administration thereof.

Rents shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower and/or Operating Lessee from any and all sources arising from or attributable to the Property and Proceeds, if any, from business interruption or other loss of income insurance.
Required Lenders shall mean, at any date, those Lenders holding in aggregate greater than 2/3rd of the outstanding principal portion of the Loan; provided, that such Lenders shall be entitled to their voting, consent and approval rights.
Reserve Adjusted LIBO Rate shall mean the rate per annum calculated as of the first day of such Interest Period in accordance with the following formula:
Reserve Adjusted LIBO Rate =      LR
1-LRP
where
LR = LIBO Rate
LRP = LIBO Reserve Percentage
Replacement Interest Rate Cap Agreement shall mean, in connection with a replacement of an Interest Rate Cap Agreement following a Downgrade of the Counterparty thereto, an interest rate cap agreement (together with the confirmation and schedules relating thereto) from an Acceptable Counterparty and satisfying the requirements set forth on Exhibit I hereto; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements a “Replacement Interest Cap Agreement” shall be such interest rate cap agreement approved by Administrative Agent in its sole discretion.
Restaurant Management Agreement that certain Restaurant Management Agreement dated October 17, 2008, as amended by that certain First Amendment to Restaurant Management Agreement dated October 17, 2008, by and between Operating Lessee, Manager and the Mina Group, LLC, a California limited liability company (Restaurant Manager), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
Restoration shall have the meaning set forth in Section 6.2.2.
Restricted Prepayment Date shall mean June 30, 2015.
Revolver Loan shall mean that certain revolving credit facility from Deutsche Bank AG New York Branch, as the administrative agent for itself and the other financial institutions as are or may become parties to the Revolver Loan Documents to Strategic Hotel Funding, L.L.C., evidenced by that certain Credit Agreement, dated as of April 25, 2014, between Deutsche Bank AG New York Branch, as the administrative agent for itself and the other financial institutions described therein, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
Revolver Loan Documents means the documents evidencing and securing the Revolver Loan, as any of the foregoing may be modified, amended, extended, supplemented, restated or replaced from time to time.
S&P shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
Security Documents shall mean the Security Instrument, the Assignment of Agreements, the Assignment of Leases and UCC-1 Financing Statements which have been executed by Borrower, Operating Lessee and any other Transaction Party in favor of Lender to secure Borrower's obligations under the Loan Documents.
Security Instrument shall mean that certain first priority Deed of Trust, Leasehold Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Rents, Hotel Revenue and Security Deposits, dated the date hereof, executed and delivered by Borrower and certain of its affiliates to Administrative Agent and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
Single Purpose Entity shall mean an entity satisfying the requirements set forth on Exhibit C attached hereto.
Special Taxes shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, including those arising after the date hereof as result of the adoption of or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of Lenders, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by a Lender’s net income by the United States of America or any Governmental Authority of the jurisdiction under the laws under which such Lender is organized or maintains a lending office.
State shall mean the State in which the Property or any part thereof is located.
Sub-Account(s) shall have the meaning set forth in Section 3.1.1.
Survey shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Administrative Agent and the company or companies issuing the Title Policy, and containing a certification of such surveyor satisfactory to Administrative Agent.
Taxes shall mean any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
Tax Reserve Account shall have the meaning set forth in Section 3.1.1.
Tax Reserve Amount shall have the meaning set forth in Section 16.1.
Tenant shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property or permitted to use any portion of the facilities at the Property, other than the Manager and its employees, agents and assigns.
Third-Party Franchise Fee shall mean the monthly franchise fee, if any, payable to the Manager under the Management Agreement or any separate franchise agreement (provided such Management Agreement or franchise agreement is with a third-party manager that is not an Affiliate of Borrower and has been approved by Administrative Agent). As of the Closing Date, no Third-Party Franchise Fee is payable under the Management Agreement.
Threshold Amount shall mean an amount equal to, in the aggregate, $7,500,000.
Title Company shall mean individually and collectively, First American Title Insurance Company and Stewart Title Insurance Company.
Title Policy shall mean an ALTA mortgagee title insurance policy in a form acceptable to Administrative Agent (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Administrative Agent) issued by the Title Company with respect to the Property and insuring the lien of the Security Instrument.
Total Insurable Value shall mean the sum of the full replacement cost of the Improvements of the Property inclusive of furniture, fixtures and equipment plus twelve (12) months of business interruption insurance.
Trademarks shall mean all trademarks, service marks, certification marks, collective marks, business names, corporate names, trade names, d/b/a's, trade dress, designs, logos, slogans, and all other indicia of origin or quality, and general intangibles of like nature, whether registered or unregistered, and all goodwill of any business connected with the use thereof and symbolized thereby.
Transaction Parties shall mean, jointly and severally, Borrower, Operating Lessee, Guarantor and any other Affiliate of any of the foregoing that is a party to any Loan Document; provided, however, that an Affiliate shall not include a person executing an Officer’s Certificate and not otherwise a party to any other Loan Document.
Transfer shall mean to, directly or indirectly, sell, assign, convey, mortgage, transfer, pledge, hypothecate, encumber, grant a security interest in, lease, exchange or otherwise dispose of any beneficial interest or grant any option or warrant with respect to, or where used as a noun, a direct or indirect sale, assignment, conveyance, transfer, pledge or other disposition of any beneficial interest by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise.
UCC or Uniform Commercial Code shall mean the Uniform Commercial Code as in effect in the State.
Uniform System shall mean the Uniform System of Accounts for Hotels, 9th Edition, International Association of Hospitality Accountants (1996), as from time to time amended.
U.S. Government Obligations shall mean any direct obligations of, or obligations guaranteed as to principal and interest by, the United States Government or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States. Any such obligation must be limited to instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. If any such obligation is rated by S&P, it shall not have an “r” highlighter affixed to its rating. Interest must be fixed or tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with said index. U.S. Government Obligations include, but are not limited to: U.S. Treasury direct or fully guaranteed obligations, Farmers Home Administration certificates of beneficial ownership, General Services Administration participation certificates, U.S. Maritime Administration guaranteed Title XI financing, Small Business Administration guaranteed participation certificates or guaranteed pool certificates, U.S. Department of Housing and Urban Development local authority bonds, and Washington Metropolitan Area Transit Authority guaranteed transit bonds. In no event shall any such obligation have a maturity in excess of 365 days.
Section 1.2    Principles of Construction.
All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All accounting terms not specifically defined herein shall be construed in accordance with GAAP as modified by the Uniform System. When used herein, the term “financial statements” shall include the notes and schedules thereto. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the definitions given them in this Agreement when used in any other Loan Document or in any certificate or other document made or delivered pursuant thereto. All uses of the word “including” shall mean including, without limitation unless the context shall indicate otherwise. Unless otherwise specified, the words hereof, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.	GENERAL TERMS
Section 2.1    Loan; Disbursement to Borrower.
2.1.1    The Loan. Subject to and upon the terms and conditions set forth herein, Lenders severally agree that they shall fund their respective Percentage Shares of the Loan, and Borrower hereby agrees to accept the Loan, on the Closing Date.

2.1.2    Disbursement to Borrower. Each Lender shall make its Percentage Share of the Loan available to the Administrative Agent, in same-day funds, at the Contact Office, for the Administrative Agent’s Account No., Ref: Strategic Four Seasons D.C., Attn: Sara Pelton, no later than 11:00 a.m. (New York time) on the Closing Date. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the full proceeds of the Loan have been disbursed by Lenders to Borrower on the Closing Date.
2.1.3    The Note, Security Instrument and Loan Documents. The Loan shall be evidenced by the Note and secured by the Security Instrument, the Assignment of Leases, the Assignment of Agreements, this Agreement and the other Loan Documents.
2.1.4    Use of Proceeds. Borrower shall use the proceeds of the Loan to repay and discharge any existing loans secured by the Property, to pay the costs and expenses related to the Loan and make a distribution to Guarantor in accordance with its limited liability company agreement, and as may be otherwise set forth on the Loan closing statement executed by Borrower at closing.
2.1.5    Repayment of Principal and Interest.
(i)     Subject to (i) mandatory prepayment provisions of Section 2.3.3(i), (ii) the Loan extension provisions of Section 2.1.6 below, and (iii) any earlier acceleration of the Loan following an Event of Default, the Principal Amount, all unpaid accrued interest, all interest that would accrue on the Principal Amount through and including the Maturity Date, and all other fees and sums then payable hereunder or under the Loan Documents, including, without limitation the Prepayment Premium, if applicable (collectively, the Maturity Date Payment), shall be due and payable in full on the Maturity Date. Principal amounts of the Loan that are repaid or prepaid by the Borrower may be not be reborrowed.
(ii)    All amounts advanced by Lenders pursuant to the Loan Documents, other than the Principal Amount, or other charges provided in the Loan Documents, shall be due and payable as provided in the Loan Documents. In the event any such advance or charge is not so repaid by Borrower, Administrative Agent may, at its option, first apply any payments received under the Note to repay such advances, together with any interest thereon, or other charges as provided in the Loan Documents, and the balance, if any, shall be applied in payment of any installment of interest or principal then due and payable.
2.1.6    Loan Extension.
(i)    Provided that no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, to be exercised by giving revocable written notice to the Administrative Agent at least thirty (30) calendar days but not more than ninety (90) calendar days prior to the Initial Maturity Date, subject to the terms and conditions set forth in Section 2.1.6(iii), to extend the Initial Maturity Date for all (and not a portion other than as described in Section 2.1.6(iii)) of the Loan by twelve (12) months to June 30, 2018 (the First Extended Maturity Date). The request by the Borrower for the extension of the Initial Maturity Date shall constitute a representation and warranty by the Borrower that no Default or Event of Default then exists and an agreement by the Borrower that all of the conditions set forth in Section 2.1.6(iii) below shall be satisfied on the Initial Maturity Date. Within twenty-five (25) days after Administrative Agent’s receipt of Borrower’s written election, Administrative Agent shall provide to Borrower Administrative Agent’s good faith estimate of the Debt Yield Ratio as of the Initial Maturity Date, and the reduction of principal, if any, required to satisfy Section 2.1.6(iii)(B).
(ii)    Provided that no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, to be exercised by giving revocable written notice to the Administrative Agent at least thirty (30) calendar days but not more than ninety (90) calendar days prior to the First Extended Maturity Date, subject to the terms and conditions set forth in Section 2.1.6(iii), to extend the First Extended Maturity Date for all (and not a portion other than as described in Section 2.1.6(iii)) of the Loan by twelve (12) months to June 30, 2019 (the Final Extended Maturity Date). The request by the Borrower for the extension of the First Extended Maturity Date shall constitute a representation and warranty by the Borrower that no Default or Event of Default then exists and an agreement by the Borrower that all of the conditions set forth in Section 2.1.6(iii) below shall be satisfied on the First Extended Maturity Date. Within twenty-five (25) days after Administrative Agent’s receipt of Borrower’s written election, Administrative Agent shall provide to Borrower Administrative Agent’s good faith estimate of the Debt Yield Ratio as of the First Extended Maturity Date, and the reduction of principal, if any, required to satisfy Section 2.1.6(iii)(B).
(iii)    The obligations of the Administrative Agent and the Lenders to extend the Initial Maturity Date as provided in Section 2.1.6(i) or the First Extended Maturity Date as provided in Section 2.1.6(ii) shall be subject to the prior satisfaction of each of the following conditions precedent as determined by the Administrative Agent in its good faith judgment: (A) on the Initial Maturity Date and the First Extended Maturity Date, as applicable, there shall exist no Default or Event of Default; (B) the Debt Yield Ratio calculated as of the applicable Debt Yield Test Date shall be not be less than ten and one-half percent (10.5%); (C) the Borrower shall have paid to the Administrative Agent on or prior to the Initial Maturity Date or the First Extended Maturity Date, as applicable, for the ratable benefit of the Lenders, an extension fee equal to one-quarter of one percent (0.25%) of the then Principal Amount of the Loan to be extended (which fee the Borrower hereby agrees shall be fully earned and nonrefundable under any circumstances when paid); (D) the Borrower shall have delivered to the Administrative Agent an Extension Interest Rate Cap Agreement with respect to the extension term duly executed by the appropriate Persons, (E) the representations and warranties made by the Transaction Parties in the Loan Documents shall be true and correct in all material respects on the Initial Maturity Date and the First Extended Maturity Date, as applicable except to the extent such representation or warranty expressly refers to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date (provided, however, that any factual matters disclosed in the Schedules referenced in Article 4 may be updated in accordance with clause (F) below); (F) the Borrower shall have delivered material updates, if any, to the Administrative Agent of all the Schedules set forth in Article 4 hereof and such updated Schedules shall not disclose any new conditions that would result in a Material Adverse Effect with respect to the Collateral or the Transaction Parties not disclosed as of the Closing Date, in each case as determined by Administrative Agent in its good faith judgment; (G) Borrower shall have paid all reasonable out-of-pocket third party costs and expenses incurred by the Administrative Agent and of which Administrative Agent has notified Borrower (including reasonable attorneys’ fees and expenses) in connection with such extension or as otherwise then due under this Agreement; and (H) Guarantor and each other Transaction Party shall have acknowledged and ratified that its obligations under the Recourse Guaranty, Environmental Indemnity and other Loan Documents (as applicable) remain in full force and effect, and continue to guaranty, evidence or secure (as applicable) the Obligations under the Loan Documents, as extended.
(iv)    Notwithstanding anything to the contrary herein, in the event Borrower gives notice to extend the Initial Maturity Date or the First Extended Maturity Date, and subsequently revokes such notice, Borrower shall be responsible for all costs associated with the revocation of the notice to extend, including all amounts payable pursuant to Section 2.2.8 below, in the event the notice is revoked within three (3) days prior to Maturity Date or First Extended Maturity Date, as applicable.
Section 2.2    Interest Rate and Yield-Related Provisions.
2.2.1    Interest Rate.
(a)    Prior to the Maturity Date, during the period Loan is accruing interest at the Applicable LIBO Rate, interest shall accrue on the Principal Amount (subject to the provisions of Sections 2.2.3, 2.2.4 and 2.2.10 below) during each Interest Period during the term of the Loan, at a per annum rate equal to the Applicable LIBO Rate for the then‑current Interest Period.
(b)    Prior to the Maturity Date, during the period Loan is accruing interest at the Applicable Base Rate, interest shall accrue on the Principal Amount at the Applicable Base Rate as set forth on an interest billing statement delivered by the Administrative Agent to the Borrower
(c)     From and after the Maturity Date or from and after the occurrence and during the continuance of any Event of Default, interest shall accrue on the Principal Amount at the Default Rate.
(d)    Except as expressly set forth in this Agreement to the contrary, interest shall accrue on all amounts advanced by Lenders pursuant to the Loan Documents (other than the Principal Amount, which shall accrue interest in accordance with clauses a. and b. above) at the Default Rate.

(e)     The provisions of this Section 2.2.1 are subject in all events to the provisions of Section 2.2.4 of this Agreement.
2.2.2    Payment of Interest. Interest accrued on the Loan shall be paid by Borrower monthly, in arrears, on each Payment Date (provided that on the first Payment Date, interest accrued on the Loan for June 30, 2014 shall also be paid), as set forth on an interest billing statement delivered by the Administrative Agent to the Borrower (which delivery may be by facsimile or email transmission). All payments made by Borrower hereunder or under any of the Loan Documents shall be made on or before 11:00 a.m. New York City time. Any payments received after such time shall be credited to the next following Business Day. If any interest payment due under the Loan Documents is not paid by Borrower within three (3) days after the date on which it is due (or, if such third (3rd) day is not a Business Day, then the Business Day immediately preceding such day), Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the Maximum Legal Rate (the Late Payment Charge) in order to defray the expense incurred by Lenders and Administrative Agent in handling and processing such delinquent payment and to compensate Lenders for the loss of the use of such delinquent payment. Any such amount shall be secured by this Agreement, the Security Instrument and the other Loan Documents to the extent permitted by applicable law. Borrower acknowledges and agrees that the three day grace period with respect to the applicability of the Late Payment Charge (i) shall only apply to Borrower's first failure to make a monthly interest payment in any calendar year, (ii) shall not apply to Borrower's failure to repay the Maturity Date Payment and (iii) shall not constitute a payment grace period and shall in no way limit Lender's rights under Article XVII.
2.2.3    Inability to Determine Rate. In the event that the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the interbank market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for any Interest Period, the Administrative Agent shall forthwith give telephonic notice of such determination to each Lender and to the Borrower. If such notice is given, the outstanding principal balance of the Loan shall bear interest during each day of any affected Interest Period at the Applicable Base Rate. The Administrative Agent shall withdraw such notice in the event that the circumstances giving rise thereto no longer pertain and that adequate and reasonable means exist for ascertaining the LIBO Rate for the relevant Interest Period, and, following withdrawal of such notice by the Administrative Agent, the outstanding principal balance of the Loan shall bear interest at the Applicable LIBO Rate pursuant to Section 2.2.1(a)(ii) above.
2.2.4    Illegality. Notwithstanding any other provisions herein, if any law, regulation, treaty or directive issued by any Governmental Authority or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to maintain the Loan based on the LIBO Rate as contemplated by this Agreement, the Loan shall automatically bear interest at the Applicable Base Rate at the end of then-current Interest Period or within such earlier period as may be required by law. In the event of a conversion to interest based on the Base Rate prior to the end of the then-current Interest Period, the Borrower hereby agrees promptly to pay any Lender affected thereby, upon demand, the amounts required pursuant to Section 2.2.8 below, it being agreed and understood that such conversion shall constitute a prepayment for all purposes hereof. The provisions hereof shall survive the termination of this Agreement and payment of all other Obligations.
2.2.5    Funding. Each Lender shall be entitled to fund all or any portion of its Percentage Share of the Loan in any manner it may determine in its sole discretion, including, without limitation, in the Grand Cayman inter-bank market, the London inter-bank market and within the United States, but all calculations and transactions hereunder shall be conducted as though all Lenders actually fund the Loan through the purchase of offshore dollar deposits in the amount of such Lender’s Percentage Share of the Loan with a maturity corresponding to the applicable Interest Period.
2.2.6    Requirements of Law; Increased Costs.
(i)    In the event that any applicable law, order, regulation, treaty or directive issued by any central bank or other governmental authority, agency or instrumentality or in the governmental or judicial interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) issued by any central bank or other governmental authority, agency or instrumentality, in each case enacted after the date hereof (or any change enacted after the date hereof):
(A)    Does or shall subject any Lender to any Taxes of any kind whatsoever with respect to this Agreement or the Loan, or change the basis of determining the Taxes imposed on payments to such Lender of principal, fee, interest or any other amount payable hereunder (except for change in the rate of tax on the overall net income of such Lender);
(B)    Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of interest payable on the Obligations; or
(C)    Does or shall impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining its Percentage Share of the Loan or to reduce any amount receivable in respect thereof or the rate of return on the capital of such Lender or any corporation controlling such Lender, then, in any such case, the Borrower shall, without duplication of amounts payable pursuant to Section 2.2.9, promptly pay to such Lender, upon its written demand made through the Administrative Agent, any additional amounts necessary to compensate such Lender for such additional cost or reduced amounts receivable or rate of return as determined by such Lender with respect to this Agreement or such Lender’s Percentage Share of the Loan, so long as such Lender requires substantially all obligors under other commitments of this type made available by such Lender to similarly so compensate such Lender.
(ii)    If a Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.6, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts so claimed payable containing the calculation thereof in reasonable detail submitted by a Lender to the Borrower, accompanied by a certification that such Lender has required substantially all obligors under other commitments of this type made available by such Lender to similarly so compensate such Lender, shall constitute prima facie evidence thereof.
(iii)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.2.6 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate or reimburse a Lender pursuant to this Article II for any increased costs or reductions in return in the event such Lender does not notify Borrower within three hundred and sixty-five (365) days of such Lender becoming aware of the circumstances; provided, further that if any of the circumstances giving rise to such increased costs or reductions in return are retroactive, then the three hundred and sixty-five (365) day period referred to in the preceding proviso shall be extended to include the period of retroactive effect. The provisions of this Section 2.2.6 shall survive the termination of this Agreement and payment of the Loan and all other Obligations.
2.2.7    Obligation of Lenders to Mitigate; Replacement of Lenders. Each Lender agrees that:
(i)    As promptly as reasonably practicable after the officer of such Lender responsible for administering such Lender’s Percentage Share of the Loan becomes aware of any event or condition that would entitle such Lender to receive payments under Section 2.2.6 above or Section 2.2.9 below or to cease maintaining the Loan based on the LIBO Rate under Section 2.2.4 above, such Lender will use reasonable efforts (i) to maintain its Percentage Share of the Loan through another lending office of such Lender or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.2.6 above or pursuant to Section 2.2.9 below would be materially reduced or eliminated or the conditions rendering such Lender incapable of maintaining the Loan based on the LIBO Rate under Section 2.2.4 above no longer would be applicable, and if, as determined by such Lender in its sole discretion, the maintaining of such Lender’s Percentage Share of the Loan through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect the Loan or the interests of such Lender.
(ii)    If the Borrower receives a notice pursuant to Section 2.2.6 above or pursuant to Section 2.2.9 below or a notice pursuant to Section 2.2.4 above stating that a Lender is unable to maintain the Loan based on the LIBO Rate (for reasons not generally applicable to the Required Lenders), so long as (i) no potential Default, Default, or Event of Default shall have occurred and be continuing, (ii) the Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase at par such Lender’s Percentage Share of the Loan and accrued interest and fees and to assume all obligations of the Lender to be replaced under the Loan Documents and (iii) such Lender to be replaced is unwilling to withdraw the notice delivered to the Borrower, upon thirty (30) days’ prior written notice to such Lender and the Administrative Agent, the Borrower may require, at the Borrower’s expense, the Lender giving such notice to assign, without recourse, all of its Percentage Share of the Loan and accrued interest and fees to such other Lender or Eligible Assignee pursuant to the provisions of Section 15.1 below.
2.2.8    Funding Indemnification. In addition to all other payment obligations hereunder, in the event the Loan is accruing interest at the Applicable LIBO Rate and is prepaid in full or in part prior to the last day of the applicable Interest Period, whether following a voluntary prepayment, a mandatory prepayment (other than a mandatory prepayment arising under Section 2.3.3(i) below when no Event of Default has occurred and is continuing) or otherwise, then the Borrower shall immediately pay to each Lender, through the Administrative Agent, an additional premium sum compensating such Lender for losses, costs and expenses incurred by such Lender in connection with such prepayment. The loss to any Lender attributable to any such prepayment shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would have accrued on the principal amount so prepaid (the Incremental Payment) from the date of such payment to the last day of the then-current Interest Period if the interest rate payable on such deposit were equal to the Reserve Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn for such period on an amount equal to the Incremental Payment if such Lender were to invest such amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposits from other banks in the eurodollar market at the commencement of such period.. A determination of any Lender as to the amounts payable pursuant to this Section 2.2.8 shall be conclusive absent manifest error.
2.2.9    Taxes.
(i)    Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.9) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(ii)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(iii)    The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.2.9) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest (except to the extent such penalties and/or interest arise as a result of a Lender’s delay in dealing with any such Indemnified Tax) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(iv)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(v)    Each Foreign Lender shall deliver to the Borrower (with copies to the Administrative Agent) on or before the date hereof (or in the case of a Foreign Lender who became a Lender by way of an assignment, on or before the date of the assignment) or at least five (5) Business Days prior to the first date for any payment herewith to such Lender, and from time to time as required for renewal under applicable law, such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including, without limitation, Internal Revenue Service Form W-8BEN or W-ECI, as appropriate, and any other certificate or statement of exemption required by Section 871(h) or Section 881(c) of the Code or any subsequent version thereof, properly completed and duly executed by such Lender establishing that payments to such Lender hereunder are not subject to withholding or are subject to a reduced rate of withholding under the Code or applicable tax treaty (Evidence of No Withholding). Each Foreign Lender shall promptly notify the Borrower and the Administrative Agent of any change in its applicable lending office and upon written request of the Borrower or the Administrative Agent shall, prior to the immediately following due date of any payment by the Borrower hereunder or under any other Loan Document, deliver Evidence of No Withholding to the Borrower and the Administrative Agent. The Borrower shall be entitled to rely on such forms in their possession until receipt of any revised or successor form pursuant to this Section 2.2.9(v). If a Lender fails to provide Evidence of No Withholding as required pursuant to this Section 2.2.9(v), then (i) the Borrower (or the Administrative Agent) shall be entitled to deduct or withhold from payments to Administrative Agent or such Lender as a result of such failure, as required by law, and (ii) the Borrower shall not be required to make payments of additional amounts with respect to such withheld Taxes pursuant to Section 2.2.9(i) to the extent such withholding is required solely by reason of the failure of such Lender to provide the necessary Evidence of No Withholding. A Foreign Lender shall not be required to deliver any form or statement pursuant to Section 2.2.9(v) that such foreign Lender is not legally able to deliver.
2.2.10    Post-Default/Maturity Date Interest. Upon the occurrence and during the continuance of an Event of Default, and from and after the Maturity Date if the entire Principal Amount is not repaid on the Maturity Date, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall bear interest at a per annum rate equal to three percent (3.0%) above the Applicable Base Rate (the Default Rate) calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the actual receipt and collection of the Indebtedness (or that portion thereof that is then due). To the extent permitted by applicable law, interest at the Default Rate shall be added to the Indebtedness, shall itself accrue interest at the same rate as the Loan and shall be secured by the Security Instrument. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Indebtedness, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default, and Lender retains its rights under the Note to accelerate and to continue to demand payment of the Indebtedness upon the happening of any Event of Default.
2.2.11    Computations. All computations of interest and fees payable hereunder shall be based upon a year of 360 days for the actual number of days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).
2.2.12    Usury Savings. This Agreement and the Notes are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Principal Amount of the Loan at a rate which could subject Lenders to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Principal Amount due under the Note at a rate in excess of the Maximum Legal Rate, then the Applicable LIBO Rate, the Applicable Base Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due under the Note. All sums paid or agreed to be paid to Lenders for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
2.2.13    Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.2 shall survive the payment in full of principal and interest hereunder, and the termination of this Agreement.
Section 2.3    Payments.
2.3.1    Evidence of Indebtedness. The obligation of the Borrower to repay the Loan shall be evidenced by notations on the books and records of the Lenders. Such books and records shall constitute prima facie evidence thereof. Any failure to record the interest rate applicable thereto or any other information regarding the Obligations, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrower with respect to any of the Obligations. The Borrower shall promptly execute and deliver to each Lender a Note evidencing such Lender’s Percentage Share of the Loan provided that at all times all Notes issued by Borrower shall be in the aggregate amount of the Principal Amount, as reduced by prior prepayment.
2.3.2    Nature and Place of Payments. All payments made on account of the Obligations shall be made by the Borrower, without setoff or counterclaim, in lawful money of the United States of America in immediately available same day funds, free and clear of and without deduction for any Indemnified Taxes or Other Taxes, fees or other charges of any nature whatsoever imposed by any taxing authority and must be received by the Administrative Agent by 11:00 a.m. (New York time) on the day of payment, it being expressly agreed and understood that if a payment is received after 11:00 a.m. (New York time) by the Administrative Agent, such payment may be considered to have been made by the Borrower on the next succeeding Business Day, in Administrative Agent’s sole discretion, and interest thereon shall be payable by the Borrower at the rate otherwise applicable thereto during such extension. All payments on account of the Obligations shall be made to the Administrative Agent through the Contact Office. If any payment required to be made by the Borrower hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at then applicable rate during such extension.
2.3.3    Prepayments.
(i)    (a) Borrower shall remit to the Administrative Agent as a mandatory prepayment for application against the outstanding Principal Balance, the Proceeds of a Casualty or Condemnation of the Property, to the extent required to be applied to the prepayment of the Loan under Section 6.2.2.

(b)    During any Cash Sweep Period, all sums required to be deposited in the Excess Cash Reserve Account may be applied by Administrative Agent against the outstanding Principal Balance as provided in Section 16.3 as a prepayment.
(ii)    If prior to the Restricted Prepayment Date, the Obligations in respect of the principal balance of the Loan are accelerated by reason of an Event of Default or the Principal Amount is involuntarily or voluntarily paid in whole or in part due to a Cash Sweep Period, or otherwise (other than casualty or condemnation), then Lenders shall be entitled to receive, in addition to the unpaid principal and accrued interest and other sums due under the Loan Documents, an amount equal to the Prepayment Premium applicable to such principal so accelerated.
(iii)    Upon not less than three (3) Business Days’ prior written notice to the Administrative Agent (which shall promptly provide telephonic notice of the receipt thereof to each of the Lenders), the Borrower may voluntarily prepay principal amounts outstanding under the Loan in whole or in part (without any release of collateral securing the Loan) subject to the following conditions: (A) any such prepayment of principal shall be accompanied by the payments required to be made under Section 2.3.3(v) below; and (B) voluntary prepayments shall be in the minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Voluntary prepayments of principal pursuant to this Section 2.3.3(iii), shall not relieve Borrower from the obligation to make mandatory prepayments pursuant to Section 2.3.3(i).
(iv)    Borrower acknowledges that (a) the Lenders are making the Loan in consideration of the receipt by Lenders of all interest and other benefits intended to be conferred by the Loan Documents and (b) if payments of principal are made to Lender prior to the Restricted Prepayment Date voluntarily or involuntarily (including as a result of the acceleration of the Loan after an Event of Default or payment of the Principal Amount is paid in whole or in part due to a Cash Sweep Period or otherwise (other than casualty or condemnation), Lenders will not receive all such interest and other benefits and may, in addition, incur costs. For these reasons, and to induce Lenders to make the Loan, Borrower agrees that all payments made voluntarily or involuntarily (other than due to a casualty or condemnation) or after the acceleration of the principal amount of the Loan on or prior to the Restricted Prepayment Date will be accompanied by the Prepayment Premium (if required). Such Prepayment Premium shall be required whether payment is made by Borrower, by a Person on behalf of Borrower, or by the purchaser at any foreclosure sale, and may be included in any bid by Lender at such sale. Borrower further acknowledges that (A) it is a knowledgeable real estate developer and/or investor; (B) it fully understands the effect of the provisions of this Section 2.3.3(iv), as well as the other provisions of the Loan Documents; (C) the making of the Loan by Lenders at the interest rate provided and other terms set forth in the Loan Documents are sufficient consideration for Borrower’s obligation to pay a Prepayment Premium (if required); and (D) Lenders would not make the Loan on the terms set forth herein without the inclusion of such provisions. Borrower also acknowledges that the provisions of this Agreement limiting the right of prepayment and providing for the payment of the Prepayment Premium and other charges specified herein were independently negotiated and bargained for, and constitute a specific material part of the consideration given by Borrower to Lenders for the making of the Loan.
(v)    The Borrower shall pay in connection with any prepayment hereunder, whether voluntary or mandatory, (a) all interest accrued but unpaid on that portion of the Loan to which such prepayment is applied, (b) with respect to voluntary or involuntary prepayments prior to the Restricted Prepayment Date, the Prepayment Premium, (c) all amounts payable pursuant to Section 2.2.8 above, and (d) all reasonable costs and expenses of Administrative Agent and Lenders incurred in connection with the prepayment (including without limitation, any costs and expenses associated with a release of any Liens as well as reasonable attorneys' fees and expenses), in each case concurrently with payment of any principal amounts.
2.3.4    Allocation of Payments Received.
(i)    Prior to the occurrence of an Event of Default and acceleration of the Obligations, and unless otherwise expressly provided herein, all amounts received by the Administrative Agent on account of the Obligations shall be disbursed by the Administrative Agent to the Lenders pro rata in accordance with their respective Notes, by wire transfer of like funds received on the date of receipt if received by the Administrative Agent before 11:00 a.m. (New York time) or if received later, by 11:00 a.m. (New York time) on the next succeeding Business Day, without further interest payable by the Administrative Agent.
(ii)    Following the occurrence of an Event of Default and acceleration of the Obligations, all amounts received by the Administrative Agent on account of the Obligations, shall be promptly disbursed by the Administrative Agent as follows:
(A)    First, to the payment of out-of-pocket third party expenses and fees incurred by the Administrative Agent in the performance of its duties and the enforcement of the rights of the Lenders under the Loan Documents, including, without limitation, all costs and expenses of collection, “workout”, reasonable attorneys’ fees, court costs and other amounts payable as provided in Section 14.7 below;
(B)    Then, to the Lenders, pro rata in accordance with their respective Percentage Shares, until interest accrued on the Loan has been paid in full;

(C)    Then, to the Lenders, pro rata in accordance with their respective Percentage Shares, until principal under the Loan has been paid in full;
(D)    Then, to the Lenders, pro rata to each Lender in accordance with the amount expressed in a percentage, which the amount of remaining Obligations owed to such Lender bears to all remaining Obligations held by all Lenders, until all other Obligations have been paid in full.
(iii)    The order of priority set forth in Section 2.3.4(ii) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent and the other Lenders as among themselves. The order of priority set forth in clauses (B) through (D) of Section 2.3.4(ii) may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower or any other Person. The order of priority set forth in clause (A) of Section 2.3.4(ii) may be changed only with the prior written consent of the Administrative Agent.
2.3.5    Prepayments After Event of Default. If, following an Event of Default, Administrative Agent shall accelerate the Indebtedness and Borrower thereafter tenders payment of all or any part of the Indebtedness, or if all or any portion of the Indebtedness is recovered by Lenders after such Event of Default, (a) such payment may be made only on the next occurring Payment Date together with all unpaid interest thereon as calculated through the end of the Interest Period during which such Payment Date occurs (even if such period extends beyond such Payment Date and calculated as if such payment had not been made on such Payment Date), and all other fees and sums payable hereunder or under the Loan Documents, including without limitation, interest that has accrued at the Default Rate, any Late Payment Charges, and the payment of any Prepayment Premium, if any), and (b) such payment shall be deemed a voluntary prepayment by Borrower.
2.3.6    Release of Property. Administrative Agent shall, at the reasonable expense of Borrower, upon payment in full of the Principal Amount and interest on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of (i) this Agreement upon the Account Collateral and the Rate Cap Collateral and (ii) the Security Instrument on the Property or assign it, in whole or in part, to a new lender. In such event, Borrower shall submit to Administrative Agent, on a date prior to the date of such release or assignment sufficient to provide a reasonable period for review thereof, a release of lien or assignment of lien, as applicable, for such property for execution by Administrative Agent. Such release or assignment, as applicable, shall be in a form appropriate in each jurisdiction in which the Property is located and satisfactory to Administrative Agent in its reasonable discretion. In addition, Borrower shall provide all other documentation Administrative Agent reasonably requires to be delivered by Borrower in connection with such release or assignment, as applicable. Borrower shall not be entitled to any release of the Lien on any Collateral as a result of any partial prepayment of the Loan.

Section 2.4    Conditions Precedent to Closing.
The obligation of Lenders to make the Loan hereunder is subject to the fulfillment by, or on behalf of, Borrower or waiver by Administrative Agent of the following conditions precedent no later than the Closing Date; provided, however, that unless a condition precedent shall expressly survive the Closing Date pursuant to a separate agreement, by funding the Loan, Administrative Agent shall be deemed to have waived any such conditions not theretofore fulfilled or satisfied:
2.4.1    Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.
2.4.2    Delivery of Loan Documents; Title Policy; Reports; Leases.
(A)    Loan Documents. Administrative Agent shall have received an original copy of this Agreement, the Note and all of the other Loan Documents, in each case, duly executed (and to the extent required, acknowledged) and delivered on behalf of Borrower and any other parties thereto.
(B)    Security Instrument, Assignment of Leases. Administrative Agent shall have received evidence that original counterparts of the Security Instrument and Assignment of Leases, in proper form for recordation, have been delivered to the Title Company for recording, so as effectively to create, in the reasonable judgment of Administrative Agent, upon such recording valid and enforceable first priority Liens upon the Property, in favor of Administrative Agent (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents.
(C)    UCC Financing Statements. Administrative Agent shall have received evidence that the UCC financing statements relating to the Security Instrument and this Agreement have been delivered to the Title Company for filing in the applicable jurisdictions.
(D)    Title Insurance. Administrative Agent shall have received a pro forma Title Policy or a Title Policy issued by the Title Company and dated as of the Closing Date, with reinsurance and direct access agreements acceptable to

Administrative Agent. Such Title Policy shall (i) provide coverage in the amount of the Loan, (ii) insure Administrative Agent that the Security Instrument creates a valid, first priority Lien on the Property, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain the endorsements and affirmative coverages set forth on Exhibit A (or such other endorsements and affirmative coverages approved by Administrative Agent) and such additional endorsements and affirmative coverages as Administrative Agent may reasonably request, and (iv) name Administrative Agent as the insured. The Title Policy shall be assignable. Administrative Agent also shall have received evidence that all premiums in respect of such Title Policy have been paid.
(E)    Survey. Administrative Agent shall have received a current or rectified Survey for the Property, containing the survey certification substantially in the form attached hereto as Exhibit B or such other form as approved by Administrative Agent. Such Survey shall reflect the same legal description contained in the Title Policy referred to in clause (d) above. The surveyor’s seal shall be affixed to the Survey and the surveyor shall provide a certification for such Survey in form and substance acceptable to Administrative Agent.
(F)    Insurance. Administrative Agent shall have received valid certificates of insurance for the policies of insurance required hereunder, satisfactory to Administrative Agent in its reasonable discretion, and evidence of the payment of all insurance premiums currently due and payable for the existing policy period.
(G)    Environmental Reports. Administrative Agent shall have received an Environmental Report in respect of the Property satisfactory to Administrative Agent.
(H)    Zoning. Administrative Agent shall have received an ALTA 3.1 zoning endorsement for the Title Policy and letters or other evidence with respect to the Property from the appropriate municipal authorities (or other Persons) concerning applicable zoning and building laws acceptable to Lender.
(I)    Certificate of Occupancy. Administrative Agent shall have received a copy of the valid certificates of occupancy for the Property or evidence acceptable to Administrative Agent that a certificate of occupancy is not required by applicable law.

(J)    Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Administrative Agent has a valid and perfected first Lien as of the Closing Date on the Property, subject only to Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Administrative Agent shall have received satisfactory evidence thereof.
2.4.3    Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and Administrative Agent shall have received and approved certified copies thereof.
2.4.4    Delivery of Organizational Documents. On or before the Closing Date, Borrower shall deliver, or cause to be delivered, to Administrative Agent copies certified by an Officer’s Certificate, of all organizational documentation related to Borrower, Operating Lessee and Guarantor and certain of its Affiliates as have been requested by Administrative Agent and/or the formation, structure, existence, good standing and/or qualification to do business of Borrower, Operating Lessee and Guarantor, as Administrative Agent may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Administrative Agent. Each of the organizational documents of Borrower shall contain provisions having a substantive effect materially similar to that of the language set forth in Exhibit C or such other language as approved by Administrative Agent. Administrative Agent hereby approves the organizational documents of Borrower delivered to Administrative Agent on the date hereof.
2.4.5    Opinions of Borrower’s Counsel.
(A)    Administrative Agent shall have received a Non-Consolidation Opinion substantially in compliance with the requirements set forth in Exhibit E or in such other form approved by the Administrative Agent (the Non-Consolidation Opinion).
(B)    Administrative Agent shall have received the Opinions of Counsel substantially in compliance with the requirements set forth in Exhibit D or in such other form approved by the Administrative Agent.
(C)    Administrative Agent shall have received from Counterparty the Counterparty Opinion substantially in compliance with the requirements set forth in Exhibit F or in such other form approved by the Administrative Agent.
2.4.6    Budgets. Borrower shall have delivered the Budget for the current Fiscal Year, which Budget shall be certified by an Officer’s Certificate.
2.4.7    Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Administrative Agent, and Administrative Agent shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.
2.4.8    Payments. All payments, deposits or escrows, if any, required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.
2.4.9    Interest Rate Cap Agreement. Administrative Agent shall have received the original Interest Rate Cap Agreement which shall be in form and substance satisfactory to Administrative Agent and an original counterpart of the Acknowledgment executed and delivered by the Counterparty.
2.4.10    Account Agreement. Administrative Agent shall have received the original of the Account Agreement executed by each of Cash Management Bank, Operating Lessee and Borrower.
2.4.11    Intentionally Omitted.
2.4.12    Independent Director Certificate. Administrative Agent shall have received executed Independent Director certificates substantially in the form attached as Exhibit N.
2.4.13    Transaction Costs. Borrower shall have paid or reimbursed Administrative Agent for all title insurance premiums, recording and filing fees, costs of Environmental Reports, Physical Conditions Reports, appraisals and other reports, the reasonable fees and costs of Administrative Agent’s counsel and all other third party out-of-pocket expenses incurred in connection with the origination of the Loan.
2.4.14    Material Adverse Effect. No event or condition shall have occurred since the date of Borrower’s most recent financial statements previously delivered to Administrative Agent which has or could reasonably be expected to have a Material Adverse Effect. The Operating Income and Operating Expenses of the Property and all other features of the transaction shall be as represented to Administrative Agent without material adverse change. Neither Borrower nor any of its constituent Persons shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.
2.4.15    Leases and Rent Roll. Administrative Agent shall have received copies of all Leases, certified as requested by Administrative Agent. Administrative Agent shall have received a certified rent roll of the Property dated within thirty (30) days prior to the Closing Date.
2.4.16    Tax Lot. Administrative Agent shall have received evidence that the Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Administrative Agent.

2.4.17    Physical Conditions Report. Administrative Agent shall have received a Physical Conditions Report (or re-certified Physical Conditions Report) with respect to the Property, which report shall be satisfactory in form and substance to Administrative Agent.
2.4.18    Appraisal. Administrative Agent shall have received an Appraisal.
2.4.19    Financial Statements. Administrative Agent shall have received certified copies of financial statements with respect to the Property for the three most recent Fiscal Years, each in form and substance satisfactory to Administrative Agent.
2.4.20    Additional Deliveries. In addition, the Administrative Agent shall receive, the following documents;
(A)    Administrative Agent shall have received certified copy of the Operating Lease, executed by Operating Lessee and Borrower.
(B)    Administrative Agent shall have received a certified copy of the Management Agreement which shall be satisfactory in form and substance to Administrative Agent.
(C)    Administrative Agent shall have received an estoppel certificate from Restaurant Manager which shall be satisfactory in form and substance to Administrative Agent.
2.4.21    Further Documents. Administrative Agent or its counsel shall have received such other and further approvals, opinions, documents and information as Administrative Agent or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Administrative Agent and its counsel.

III.	CASH MANAGEMENT
Section 3.1    Cash Management.
3.1.1    Establishment of Accounts. Borrower hereby confirms that, simultaneously with the execution of this Agreement, pursuant to the Account Agreement, Operating Lessee has established with Cash Management Bank, in the name of Borrower for the benefit of Administrative Agent, as secured party, a collection account (the Collection Account), which has been established as an interest-bearing deposit account, and a holding account (the Holding Account), which has been established as a securities account. Both the Collection and the Holding Account and each sub-account of either such account and the funds deposited therein and the securities and other assets credited thereto shall serve as additional security for the Loan. Pursuant to the Account Agreement, Borrower shall irrevocably instruct and authorize Cash Management Bank to disregard any and all orders for withdrawal from the Collection Account or the Holding Account made by, or at the direction of, Borrower or Operating Lessee other than to transfer all amounts on deposit in the Collection Account on a daily basis to the Holding

Account. Borrower agrees that, prior to the payment in full of the Indebtedness, the terms and conditions of the Account Agreement shall not be amended or modified without the prior written consent of Administrative Agent (which consent Administrative Agent may grant or withhold in its sole discretion). In recognition of Administrative Agent’s security interest in the funds deposited into the Collection Account and the Holding Account, Borrower shall identify both the Collection Account and the Holding Account with the name of Administrative Agent, as secured party. The Collection Account shall be named as follows: “SHC Washington, L.L.C. f/b/o Deutsche Bank AG New York Branch, as Administrative Agent Collection Account,” account number. The Holding Account shall be named as follows: “SHC Washington, L.L.C., f/b/o Deutsche Bank AG New York Branch as Administrative Agent Holding Account,” account number. Borrower confirms that it has established with Cash Management Bank the following sub-accounts of the Holding Account (each, a Sub-Account and, collectively, the Sub-Accounts and together with the Holding Account and the Collection Account, the Collateral Accounts), which (i) may be ledger or book entry sub-accounts and need not be actual sub-accounts, (ii) shall each be linked to the Holding Account, (iii) shall each be a “Securities Account” pursuant to Article 8 of the UCC and (iv) shall each be an Eligible Account to which certain funds shall be allocated and from which disbursements shall be made pursuant to the terms of this Agreement:
(A)    a sub-account for the retention of Account Collateral in respect of Impositions and Other Charges for the Property with the account number (the Tax Reserve Account);
(B)    a sub-account for the retention of Account Collateral in respect of insurance premiums for the Property with the account number (the Insurance Reserve Account);
(C)    a sub-account for the retention of Account Collateral in respect of Approved Operating Expenses during a Cash Sweep Period with the account number (the Operating Expense Reserve Account);
(D)    a sub-account for the retention of Account Collateral in respect of current Debt Service on the Loan with the account number (the Current Debt Service Reserve Account);
(E)    a sub-account for the retention of Account Collateral in respect of certain Proceeds as more fully set forth in Section 6.2 with the account number (the Proceeds Reserve Account);
(F)    a sub-account for the retention of Account Collateral in respect of FF&E with the account number (the FF&E Reserve Account);

(G)    a sub-account for the retention of Account Collateral in respect of Third-Party Franchise Fees with the account number in the event that Third- Party Franchise Fees become payable (the Franchise Fee Reserve Account);
(H)    a sub-account for the retention of Account Collateral in respect of reserves relating to a Cash Sweep Period with the account number (the Excess Cash Reserve Account); and
(I)    a sub-account for the retention of Account Collateral in respect of reserves for deferred maintenance and environmental conditions at the Property with the account number (the Deferred Maintenance and Environmental Conditions Reserve Account).
3.1.2    Pledge of Account Collateral. To secure the full and punctual payment and performance of the Obligations, each of Borrower and Operating Lessee hereby collaterally assigns, grants a security interest in and pledges to Administrative Agent, to the extent not prohibited by applicable law (and shall cause Operating Lessee and other Transaction Parties to execute the Security Documents with respect thereto), a first priority continuing security interest in and to the following property of Borrower and/or Operating Lessee, as applicable, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the Account Collateral):
(A)    the Collateral Accounts and Manager Accounts and all cash, checks, drafts, securities entitlements, certificates, instruments and other property, including, without limitation, all deposits and/or wire transfers from time to time deposited or held in, credited to or made to Collateral Accounts;
(B)    any and all amounts invested in Permitted Investments;
(C)    all interest, dividends, cash, instruments, securities entitlements and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing or purchased with funds from the Collateral Accounts; and
(D)    to the extent not covered by clauses (A), (B) or (C) above, all proceeds (as defined under the UCC) of any or all of the foregoing.
In addition to the rights and remedies herein set forth, Administrative Agent shall have all of the rights and remedies with respect to the Account Collateral available to a secured party at law or in equity, including, without limitation, the rights of a secured party under the UCC, as if such rights and remedies were fully set forth herein.

This Agreement shall constitute a security agreement for purposes of the Uniform Commercial Code and other applicable law.
3.1.3    Maintenance of Collateral Accounts.
(A)    Borrower agrees that the Collection Account is and shall be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a) of the UCC), (ii) in such a manner that Administrative Agent shall have control (within the meaning of Section 9-104(a) of the UCC) over the Collection Account and (iii) such that neither the Borrower, Operating Lessee nor Manager shall have any right of withdrawal from the Collateral Accounts and, except as provided herein, no Account Collateral shall be released to the Borrower, Operating Lessee, Rental Agent or Manager from the Collateral Accounts. Without limiting the Borrower’s obligations under the immediately preceding sentence, Borrower shall only establish and maintain the Collection Account with a financial institution that has executed an agreement substantially in the form of the Account Agreement or in such other form acceptable to Administrative Agent in its sole discretion.
(B)    Borrower agrees that each of the Holding Account and the Sub-Accounts is and shall be maintained (i) as a “securities account” (as such term is defined in Section 8-501(a) of the UCC), (ii) in such a manner that Administrative Agent shall have control (within the meaning of Section 8-106(d)(2) of the UCC) over the Holding Account and any Sub-Account, (iii) such that neither Borrower, Operating Lessee, nor Manager shall have any right of withdrawal from the Holding Account or the Sub-Accounts and, except as provided herein, no Account Collateral shall be released to Borrower from the Holding Account or the Sub-Accounts, (iv) in such a manner that the Cash Management Bank shall agree to treat all property credited to the Holding Account or the Sub-Accounts as “financial assets” and (v) such that all securities or other property underlying any financial assets credited to the Accounts shall be registered in the name of Cash Management Bank, indorsed to Cash Management Bank or in blank or credited to another securities account maintained in the name of Cash Management Bank and in no case will any financial asset credited to any of the Collateral Accounts be registered in the name of Borrower, payable to the order of Borrower or specially indorsed to Borrower except to the extent the foregoing have been specially indorsed to Cash Management Bank or in blank. Without limiting Borrower’s obligations under the immediately preceding sentence, Borrower shall only establish and maintain the Holding Account with a financial institution that has executed an agreement substantially in the form of the Account Agreement or in such other form acceptable to Administrative Agent in its sole discretion.

(C)    The Collateral Accounts shall be Eligible Accounts. The Collateral Accounts shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking or governmental authority, as may now or hereafter be in effect. Income and interest accruing on the Collateral Accounts or any investments held in such accounts shall be periodically added to the principal amount of such account and shall be held, disbursed and applied in accordance with the provisions of this Agreement and the Account Agreement. Borrower shall be the beneficial owner of the Collateral Accounts for federal income tax purposes and shall report all income on the Collateral Accounts.
3.1.4    Deposits into Sub-Accounts.
On the date hereof, Borrower has deposited the following amounts into the Sub-Accounts:
(i)    $0.00 into the Tax Reserve Account;
(ii)    $0.00 into the Insurance Reserve Account;
(iii)    $0.00 into the Operating Expense Reserve Account;
(iv)    $0.00 into the Current Debt Service Reserve Account;
(v)    $0.00 into the FF&E Reserve Account;
(vi)    $0.00 into the Proceeds Reserve Account;
(vii)    $0.00 into the Franchise Fee Reserve Account;
(viii)    $0.0 into the Deferred Maintenance and Environmental Conditions Reserve Account and
(ix)    $0.00 into the Excess Cash Reserve Account.
3.1.5    Monthly Funding of Sub-Accounts.
(A)    Borrower hereby irrevocably authorizes Administrative Agent to transfer (and, pursuant to the Account Agreement shall irrevocably authorize Cash Management Bank to execute any corresponding instructions of Administrative Agent), and Administrative Agent shall transfer (or cause Cash Management Bank to transfer pursuant to disbursement instructions from Administrative Agent), from the Holding Account by 11:00 a.m. New York time on each Business Day, or as soon thereafter as sufficient funds are in the Holding Account to make the applicable transfers, funds in the following amounts and in the following order of priority:
(i)    at any such time that Manager does not reserve for or otherwise set aside and pay Impositions and Other Charges directly, funds in an amount equal to the Monthly Tax Reserve Amount and any other amounts required pursuant to Section 16.1 for the month in which the Payment Date immediately following the date of the transfer from the Holding Account occurs and transfer the same to the Tax Reserve Account;
(ii)    at any time when (A) the insurance required to be maintained pursuant to this Agreement is provided under a blanket policy in accordance with Article VI hereof and the premiums in respect of such blanket policy are not paid or caused to be paid at least 3 months before such premiums become due and payable and (B) Manager does not reserve for or otherwise set aside and pay, in no more than four (4) installments per year, premiums with respect to the Insurance Requirements, funds in an amount equal to the Monthly Insurance Reserve Amount for the month in which the Payment Date immediately following the date of the transfer from the Holding Account occurs and transfer the same to the Insurance Reserve Account, or following an Insurance Reserve Trigger, funds sufficient (calculated on a monthly basis from the Insurance Reserve Trigger until the month in which the premium is due) to permit Lender to pay insurance premiums for the insurance required to be maintained pursuant to the terms of this Agreement and the Security Instrument on the respective due dates therefor (up to a maximum amount equal to the aggregate annual insurance premium required hereunder), and Lender shall so pay such funds to the insurance company having the right to receive such funds;
(iii)    during the continuance of a Cash Sweep Period, funds in an amount equal to the Approved Operating Expenses for the month in which the Payment Date immediately following the date of the transfer from the Holding Account occurs, and transfer the same to the Operating Expense Reserve Account; provided, however, that to the extent that the Officer’s Certificate delivered to Administrative Agent on a monthly or quarterly basis by Borrower pursuant to Article XI certifies that actual Operating Expenses for such calendar month or quarter were either less than or greater than Approved Operating Expenses, and Administrative Agent receives such other evidence thereof reasonably satisfactory to Administrative Agent, then Administrative Agent may direct Cash Management Bank to increase or decrease the amount of the Approved Operating Expense transfer to be made for the month following the month in which such Officer’s Certificate was delivered, such adjustment to be in an amount determined by Administrative Agent to appropriately reflect such difference between actual Operating Expenses and Approved Operating Expenses;

(iv)    funds in an amount equal to the amount of Debt Service due on the Payment Date for the month in which the Payment Date immediately following the date of the transfer from the Holding Account occurs and transfer the same to the Current Debt Service Reserve Account;
(v)    funds in an amount equal to the amount of any sums previously withdrawn from the Excess Cash Reserve Account and deposited into the Current Debt Service Reserve Account due to a shortfall therein, and transfer the same to the Excess Cash Reserve Account, until such Collateral Account has been replenished;
(vi)    at any such time that Manager does not reserve or otherwise set aside for FF&E in accordance with the terms of the Management Agreement, funds in an amount equal to the Monthly FF&E Reserve Amount for the month in which the Payment Date immediately following the date of the transfer from the Holding Account occurs and transfer the same to the FF&E Reserve Account;
(vii)    funds in an amount equal to the Third-Party Franchise Fees, if any, and transfer the same into the Franchise Fee Reserve Account;
(viii)    during any Cash Sweep Period, all remaining funds shall be transferred to the Excess Cash Reserve Account (subject to Section 16.3);
(ix)    provided no other Event of Default has occurred and is then continuing and subject to the provisions of Section 3.1.5(B), funds from the Excess Cash Reserve Account sufficient to pay any shortfalls in the Current Debt Service Reserve Account for Debt Service due with respect to the Loan on each Payment Date, and Administrative Agent, on each Payment Date, shall apply such funds to the payment of the Debt Service shortfall payable on such Payment Date; and
(x)    provided no Cash Sweep Period or other Event of Default has occurred and is then continuing and subject to the provisions of Section 3.1.5(B), funds in an amount equal to the balance (if any) remaining or deposited in the Holding Account after the foregoing deposits (such remainder being hereinafter referred to as Excess Cash Flow) and transfer the same to the Borrower’s Account or the account of an Affiliate of Borrower as Borrower may direct in writing, free of any Lien or continuing security interest.
(B)    If Administrative Agent shall determine in good faith that there will be insufficient amounts in the Holding Account to make any of the transfers pursuant to Section 3.1.5(A) on the date required hereunder, Administrative Agent shall provide notice to Borrower of such insufficiency (except that in no event shall Lender be required to notify Borrower of any deficiency in the Current Debt Service

Reserve Account, after application of available funds from the Excess Cash Reserve Account as provided in Section 3.1.5(A)(ix), such deficiency on any Payment Date, being an Event of Default) and, within five (5) Business Days after receipt of said notice Borrower shall deposit into the Holding Account an amount equal to the shortfall of available funds in the Holding Account taking into account any funds which accumulate in the Holding Account during such five (5) day Business Day period. Upon the occurrence of an Event of Default due to a deficiency in the Current Debt Service Reserve Account on any Payment Date, Administrative Agent shall notify Borrower of said Event of Default within five (5) Business Days thereafter; provided, however, Administrative Agent’s failure to notify Borrower shall not be deemed a waiver of said Event of Default. Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, Borrower shall not be deemed to be in Default hereunder (and no Default Rate or Late Payment Charge shall be applicable) in the event (i) no other Default or Event of Default is then continuing; (ii) funds sufficient for a required transfer are held in an appropriate Sub-Account or are available in another such account for such purposes as expressly provided herein; (iii) Borrower is not contesting the application of such funds as determined by Administrative Agent; and (iv) Administrative Agent or Cash Management Bank fails to timely make any transfer from such Sub-Account as contemplated by this Agreement.
(C)    Notwithstanding anything to the contrary contained herein or in the Security Instrument, but subject to Section 7.3, to the extent that Borrower shall fail to pay any mortgage recording tax, costs, expenses or other amounts pursuant to Section 19.14 of this Agreement within the time period set forth therein, Administrative Agent shall have the right, at any time, upon five (5) Business Days’ notice to Borrower, to withdraw from the Holding Account, an amount equal to such unpaid taxes, costs, expenses and/or other amounts and pay such amounts to the Person(s) entitled thereto.
3.1.6    Payments from Sub-Accounts. Borrower irrevocably authorizes Administrative Agent to make and, provided no Event of Default shall have occurred and be continuing, Administrative Agent hereby agrees to make, the following payments from the Sub- Accounts to the extent of the monies on deposit therefor:
(i)    if notified (timely) by Borrower or otherwise determined by Administrative Agent in its good faith judgment that Manager will not pay Impositions or Other Charges, funds from the Tax Reserve Account to Administrative Agent sufficient to permit Administrative Agent to pay (or otherwise to Borrower to reimburse Borrower for) (A) Impositions and (B) Other Charges, on the respective due dates therefor, and

Administrative Agent shall so pay such funds to the Governmental Authority having the right to receive such funds (or shall reimburse Borrower or Operating Lessee upon confirmation of payment);
(ii)    at any time when (A) the insurance required to be maintained pursuant to this Agreement is provided under a blanket policy in accordance with Article VI hereof and the premiums in respect of such blanket policy are not paid or caused to be paid at least 3 months before such premiums become due and payable and (B) Manager does not reserve for or otherwise set aside and pay, in no more than four (4) installments per year, premiums with respect to the Insurance Requirements and otherwise following an Insurance Reserve Trigger, funds from the Insurance Reserve Account to Administrative Agent sufficient to permit Administrative Agent to pay insurance premiums for the insurance required to be maintained pursuant to the terms of this Agreement and the Security Instrument, on the respective due dates therefor, and Administrative Agent shall so pay such funds to the insurance company having the right to receive such funds;
(iii)    during the continuance of a Cash Sweep Period, and no more frequently than twice a month, funds from the Operating Expense Reserve Account in an amount equal to the Approved Operating Expenses for the month in which the transfer is made (subject to monthly or quarterly adjustment in accordance with Section 3.1.5), and transfer the same to Borrower’s Account for the purpose of paying of such Approved Operating Expenses;
(iv)    funds from the Current Debt Service Reserve Account to Administrative Agent sufficient to pay Debt Service on each Payment Date, and Administrative Agent, on each Payment Date, shall apply such funds to the payment of the Debt Service payable on such Payment Date;
(v)    if notified (timely) by Borrower or otherwise determined by Administrative Agent that Manager will not reserve for FF&E as required under the Management Agreement, no more frequently than once in any calendar month, and provided Borrower shall have complied with the procedures set forth in Section 16.6, funds from the FF&E Reserve Account to the Borrower’s Account to pay for FF&E;
(vi)    no more frequently than once in any calendar month, and provided Borrower shall have complied with the procedures set forth in Section 16.6, funds from the Franchise Fee Reserve Account (if applicable) to the Borrower’s Account to pay the Third-Party Franchise Fee (if applicable);
(vii)    no more frequently than once in any calendar month, and provided Borrower shall have complied with the procedures set forth in Section 16.4, funds from the Deferred Maintenance and Environmental Conditions Reserve Account, if

any, to the Borrower’s Account to pay for deferred maintenance and environmental conditions; and
(viii)    in the event a Cash Sweep Period is then in effect, but no Event of Default is continuing, (i) funds (in an amount necessary to pay Debt Service on a Payment Date) in the Excess Cash Reserve Account shall be deposited to Current Debt Service Reserve Account, to be applied in accordance with clause (iv) above, and (ii) the remaining funds shall be retained in the Excess Cash Reserve Account and applied or disbursed in accordance with Section 16.3 below.
3.1.7    Cash Management Bank.
(A)    Administrative Agent shall, at Borrower’s sole cost and expense, have the right to replace the Cash Management Bank with a financial institution reasonably satisfactory to Borrower in the event that (i) the Cash Management Bank fails, in any material respect, to comply with the Account Agreement, (ii) the Cash Management Bank named herein is no longer the Cash Management Bank or (iii) the Cash Management Bank is no longer an Approved Bank. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right at Borrower’s sole cost and expense to replace Cash Management Bank at any time, without notice to Borrower. Borrower shall cooperate with Administrative Agent in connection with the appointment of any replacement Cash Management Bank and the execution by the Cash Management Bank and the Borrower of an Account Agreement and delivery of same to Administrative Agent.
(B)    So long as no Event of Default shall have occurred and be continuing, Borrower shall have the right at its sole cost and expense to replace the Cash Management Bank with a financial institution that is an Approved Bank, provided that such financial institution and Borrower shall execute and deliver to Administrative Agent an Account Agreement substantially similar to the Account Agreement executed as of the Closing Date.
3.1.8    Borrower’s Account Representations, Warranties and Covenants. Borrower represents, warrants and covenants that (i) as of the date hereof, Borrower has caused Operating Lessee to direct all Tenants under the Leases to mail all checks and wire all funds with respect to any payments due under such Leases directly to Manager, (ii) Borrower shall cause Manager and Operating Lessee to deposit all amounts payable to Borrower or Operating Lessee pursuant to the Management Agreement directly into the Collection Account, (iii) Borrower and Operating Lessee shall pay or cause to be paid all Rents, Cash and Cash Equivalents or other items of Operating Income not otherwise collected by Manager within two Business Days after receipt thereof by Borrower, Operating Lessee or its Affiliates directly into the Collection Account and, until so deposited, any such amounts held by Borrower, Operating

Lessee or Manager shall be deemed to be Account Collateral and shall be held in trust by it for the benefit, and as the property, of Administrative Agent and shall not be commingled with any other funds or property of Borrower, Operating Lessee or Manager, (iv) Borrower shall cause Manager and Operating Lessee to deposit all amounts payable to Borrower or Operating Lessee pursuant to the Management Agreement or the Operating Lease directly into the Collection Account (v) other than the Manager Accounts, there are no accounts other than the Collateral Accounts maintained by Borrower, Operating Lessee or Manager with respect to the Property or the collection of Rents and credit card company receivables with respect to the Property and (v) so long as the Loan shall be outstanding, neither Borrower, Operating Lessee, Manager, nor any other Person shall open any other operating accounts with respect to the Property or the collection of Rents or credit card company receivables with respect to the Property, except for the Collateral Accounts and the Manager Accounts; provided that, Borrower and Manager shall not be prohibited from utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to the Borrower’s Account pursuant to Section 3.1.5.
3.1.9    Account Collateral and Remedies.
(A)    Upon the occurrence and during the continuance of an Event of Default, without additional notice from Administrative Agent to Borrower, (i) Administrative Agent may, in addition to and not in limitation of Administrative Agent’s other rights, make any and all withdrawals from, and transfers between and among, the Collateral Accounts as Administrative Agent shall determine in its sole and absolute discretion to pay any Obligations; (ii) all Excess Cash Flow shall be retained in the Holding Account or applicable Sub-Accounts pending further transfer and application in accordance with this Section 3.1.9, and (iii) Administrative Agent may liquidate and transfer any amounts then invested in Permitted Investments to the Collateral Accounts to which they relate or reinvest such amounts in other Permitted Investments as Administrative Agent may determine in its sole and absolute discretion is necessary to perfect or protect any security interest granted or purported to be granted hereby or to enable Administrative Agent to exercise and enforce Administrative Agent’s rights and remedies hereunder with respect to any Account Collateral or to preserve the value of the Account Collateral.
(B)    Borrower hereby irrevocably constitutes and appoints Administrative Agent as Borrower’s true and lawful attorney-in-fact, with full power of substitution, to do the following upon the occurrence and during the continuance of an Event of Default: execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the Account Collateral, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower, which Borrower could or might do or which Administrative Agent may deem necessary or desirable to more fully vest in Administrative Agent the rights and remedies provided for herein and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may perform or cause performance of any such agreement, and any reasonable expenses of Administrative Agent incurred in connection therewith shall be paid by Borrower as provided in Section 5.1.16.
(C)    Borrower hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind (except as expressly required under the Loan Documents) in connection with this Agreement or the Account Collateral. Borrower acknowledges and agrees that ten (10) Business Days’ prior written notice of the time and place of any public sale of the Account Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to Borrower within the meaning of the UCC.
3.1.10    Transfers and Other Liens. Borrower agrees that it will not (i) sell or otherwise dispose of any of the Account Collateral except as may be expressly permitted under the Loan Documents, or (ii) create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Administrative Agent under this Agreement.
3.1.11    Reasonable Care. Beyond the exercise of reasonable care in the custody thereof, Administrative Agent shall have no duty as to any Account Collateral in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any person or otherwise with respect thereto. Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Account Collateral in its possession if the Account Collateral is accorded treatment substantially equal to that which Administrative Agent accords its own property, it being understood that Administrative Agent shall not be liable or responsible for any loss or damage to any of the Account Collateral, or for any diminution in value thereof, by reason of the act or omission of Administrative Agent, its Affiliates, agents, employees or bailees, except to the extent that such loss or damage results from Administrative Agent's gross negligence or willful misconduct. In no event shall Administrative Agent be liable either directly or indirectly for losses or delays resulting from any event which may be the basis of an Excusable Delay, computer malfunctions, interruption of communication facilities, labor difficulties or other causes beyond Administrative Agent's reasonable control or for indirect, special or consequential damages except to the extent of Administrative Agent's gross negligence or willful misconduct. Notwithstanding the foregoing, Borrower acknowledges and agrees that (i) Administrative Agent does not have custody of the Account Collateral, (ii) Cash Management Bank has custody of the Account Collateral, (iii) the initial Cash Management Bank was chosen by Borrower and (iv) Administrative Agent has no obligation or duty to supervise Cash Management Bank or to see to the safe custody of the Account Collateral.
3.1.12    Administrative Agent’s Liability.

(A)    Administrative Agent shall be responsible for the performance only of such duties with respect to the Account Collateral as are specifically set forth in this Section 3.1 or elsewhere in the Loan Documents, and no other duty shall be implied from any provision hereof. Administrative Agent shall not be under any obligation or duty to perform any act with respect to the Account Collateral which would cause it to incur any expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. Borrower shall indemnify and hold Administrative Agent, its employees and officers harmless from and against any loss, cost or damage (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Administrative Agent in connection with the transactions contemplated hereby with respect to the Account Collateral (excluding losses on Permitted Investments) except as such may be caused by the gross negligence or willful misconduct of Administrative Agent, its employees, officers or agents.
(B)    Administrative Agent shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by it in good faith to be genuine, and, in so acting, it may be assumed that any person purporting to give any of the foregoing in connection with the provisions hereof has been duly authorized to do so. Administrative Agent may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder and in good faith in accordance therewith.
3.1.13    Continuing Security Interest. This Agreement shall create a continuing security interest in the Account Collateral and shall remain in full force and effect until payment in full of the Indebtedness; provided, however, such security interest shall automatically terminate with respect to funds which were duly deposited into Borrower’s Account in accordance with the terms hereof. Upon payment in full of the Indebtedness, this security interest shall automatically terminate without further notice from any party and Borrower shall be entitled to the return, upon its request, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and Administrative Agent shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination and the release of the Account Collateral.

IV.	REPRESENTATIONS AND WARRANTIES
Section 4.1    Borrower Representations.
Borrower represents and warrants as of the Closing Date that:
4.1.1    Organization. Each of Borrower, Operating Lessee and Guarantor is a Delaware limited liability company, and each has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Delaware with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each of Borrower and Operating Lessee has duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Each of Borrower and Operating Lessee possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the use and ownership of the Property. Borrower shall not itself, and shall not permit Operating Lessee to, change its name, identity, corporate structure or jurisdiction of organization unless it shall have given Administrative Agent thirty (30) days prior written notice of any such change and shall have taken all steps reasonably requested by Administrative Agent to grant, perfect, protect and/or preserve the security interest granted hereunder to Administrative Agent.
4.1.2    Proceedings. Each of Borrower, Operating Lessee, and each other Transaction Party, has full power to and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by, or on behalf of, each of Borrower, Operating Lessee, and each other Transaction Party, as applicable, and constitute legal, valid and binding obligations of Borrower, Operating Lessee, and such Transaction Party, as applicable, enforceable against Borrower, Operating Lessee, and such Transaction Party, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
4.1.3    No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower, Operating Lessee, and each Transaction Party, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower, Operating Lessee, and such Transaction Party, pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which Borrower, Operating Lessee, and such Transaction Party, is a party or by which any of Borrower’s, Operating Lessee’s, and such Transaction Party’s, property or assets is subject (unless consents from all applicable parties thereto have been obtained), nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower, Operating Lessee, and such Transaction Party, of this Agreement or any other Loan Documents has been obtained and is in full force and effect.
4.1.4    Litigation. There are no lawsuits, administrative proceedings, arbitration proceedings, or other such legal proceedings that have been filed and served upon Borrower (or with respect to which Borrower has otherwise received proper notice) or, to the Best of Borrower’s Knowledge, otherwise pending or threatened against or affecting Borrower,

Operating Lessee, Manager, or the Property whose outcome, if determined against Borrower, Manager, Operating Lessee, or the Property, would have a Material Adverse Effect. To the Best of Borrower’s Knowledge, Borrower has provided to Administrative Agent in writing notice of each pending action against Borrower, Operating Lessee, or otherwise affecting the Property that involves a claim or claims for (a) monetary damages exceeding $250,000, or (b) injunctive relief; or (c) or other equitable remedy that could have a Material Adverse Effect, excluding: (i) actions for monetary damages only that have been tendered to, and accepted without reservation of rights by, the liability insurance carrier for the Property, (ii) worker’s compensation claims, and (iii) any proceedings by employees working at the Property where the amount claimed in such proceeding is less than $250,000; to the Best of Borrower’s Knowledge, the aggregate amount of such claims described in subclause (iii) of this sentence is less than $1,000,000.
4.1.5    Agreements. Neither Borrower nor Operating Lessee is a party to any agreement or instrument, or subject to any restriction which is reasonably likely to have a Material Adverse Effect. Neither Borrower nor Operating Lessee is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Operating Lessee, or the Property is bound, which default is reasonably likely to have a Material Adverse Effect. Neither Borrower nor Operating Lessee has any material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower or Operating Lessee is a party or by which Borrower, Operating Lessee, or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property, (b) obligations under the Loan Documents, and (c) obligations disclosed in the financial statements delivered to Lender prior to the Closing Date.
4.1.6    Title. Borrower has good, marketable and insurable fee simple title to the Land and the Improvements, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Borrower or Operating Lessee, as applicable, has good and marketable title to the remainder of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Security Instrument, when properly recorded in the appropriate records, and Security Documents, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first mortgage lien on the Land and the Improvements, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. Except as may be indicated in and insured over by the Title Policy, to the Best of Borrower’s Knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents. Borrower represents and warrants that none of the Permitted Encumbrances will have a Material Adverse Effect. Borrower shall preserve its right, title and interest in and to the Property for so long as the Note remains outstanding and will warrant and defend same and the validity and priority of the Lien hereof from and against any and all claims whatsoever other than the Permitted Encumbrances.

4.1.7    No Bankruptcy Filing. None of Borrower, Operating Lessee, or any Transaction Party, is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such entity’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower or against Operating Lessee or any Transaction Party.
4.1.8    Full and Accurate Disclosure. To the Best of Borrower’s Knowledge, no statement of fact made by Borrower in this Agreement and, no statement of fact made by any other Transaction Party in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed which has a Material Adverse Effect, or to the Best of Borrower’s Knowledge, could reasonably be expected to have a Material Adverse Effect.
4.1.9    All Property. The Property constitutes all of the real property, personal property, equipment and fixtures currently (i) owned or leased by Borrower or Operating Lessee or (ii) used in the operation of the business located on the Property, other than items owned by Manager or any Tenants (excluding items owned by Operating Lessee).
4.1.10    ERISA.
(A)    Borrower does not maintain or contribute to and is not required to contribute to, an “employee benefit plan” as defined by Section 3(3) of ERISA, which is subject to Title IV of ERISA (other than a “multiemployer plan” as defined by Section 3(37) of ERISA), and Borrower (i) has no knowledge of any material liability which has been incurred or is expected to be incurred by Borrower which is reasonably likely to result in a Material Adverse Effect and is or remains unsatisfied for any taxes or penalties or unfunded contributions with respect to any “employee benefit plan” or any “plan,” within the meaning of Section 4975(e)(1) of the Internal Revenue Code or any other benefit plan (other than a “multiemployer plan”) maintained, contributed to, or required to be contributed to by Borrower or by any entity that is under common control with Borrower within the meaning Section 4001(a)(14) of ERISA (each, an ERISA Affiliate) (each, a Plan) or any plan that would be a Plan but for the fact that it is a multiemployer plan within the meaning of ERISA Section 3(37); and (ii) has made and shall continue to make when due all required contributions to all such Plans (other than Plans relating to ERISA Affiliates), if any, where the failure to so contribute is reasonably likely to result in a Material Adverse Effect. Each such Plan (other than Plans relating to ERISA Affiliates), if any, has been and will be administered in material compliance with its terms and the applicable provisions of ERISA, the Internal Revenue Code, and any other applicable federal or state law; and no action shall be taken or fail to be taken that would result in the disqualification or loss of tax-exempt status of any such Plan intended to be qualified and/or tax exempt; and
(B)    With respect to any “multiemployer plan,” (i) Borrower has not, since September 26, 1980, made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, (ii) Borrower has made and shall continue to make when due all required contributions to all such “multiemployer plans” and (iii) no ERISA Affiliate has, since September 26, 1980, made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA which withdrawal is reasonably expected to have a Material Adverse Effect.
(C)    Borrower is not an employee benefit plan, as defined in Section 3(3) of ERISA, whether or not subject to Title I of ERISA, none of the assets of Borrower constitutes or will constitute plan assets of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 and transactions by or with Borrower are not subject to similar laws regulating investment of, and fiduciary obligations with respect to, plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect (Similar Laws), which prohibit or otherwise restrict the transactions contemplated by this Agreement.
4.1.11    Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes except where the failure to so comply is not reasonably expected to result in a Material Adverse Effect. To the Best of Borrower’s Knowledge, neither Borrower nor Operating Lessee is in default or in violation of any order, writ, injunction, decree or demand of any Governmental Authority. To the Best of Borrower’s Knowledge, there has not been committed by Borrower or Operating Lessee any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
4.1.12    Financial Information. To the Best of Borrower’s Knowledge, all financial data including, without limitation, the statements of cash flow and income and operating expense, that have been delivered by or on behalf of Borrower to Administrative Agent in respect of the Property (i) are true, complete and correct in all material respects, (ii) fairly represent the financial condition of the Property as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Neither Borrower nor Operating Lessee has any material contingent liabilities, liabilities for delinquent taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and could reasonably be expected to have a Material Adverse Effect, except as referred to or reflected in said financial statements and operating statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or Operating Lessee from that set forth in said financial statements.
4.1.13    Condemnation. No Condemnation has been commenced or, to the Best of Borrower’s Knowledge, is contemplated with respect to all or any portion of the Property.
4.1.14    Federal Reserve Regulations. None of the proceeds of the Loan will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U, Regulation X or Regulation T or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry “margin stock” or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X. As of the Closing Date, Borrower does not own any “margin stock.”
4.1.15    Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. To the Best of Borrower’s Knowledge, all utilities necessary to the existing use of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property. All roads necessary for the use of the Property for its current purposes have been completed and, if necessary, dedicated to public use.
4.1.16    Not a Foreign Person. Borrower is not a foreign person within the meaning of § 1445(f)(3) of the Code.
4.1.17    Separate Lots. The Property is comprised of one (1) or more contiguous parcels which constitute a separate tax lot or lots and does not constitute or include a portion of any other tax lot not a part of the Property.
4.1.18    Assessments. To the Best of Borrower’s Knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
4.1.19    Enforceability. The Loan Documents are not subject to any existing right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.20    No Prior Assignment. There are no prior sales, transfers or assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding following the funding of the Loan, other than those being terminated or assigned to Administrative Agent concurrently herewith.
4.1.21    Insurance. Borrower has obtained and has delivered to Administrative Agent certified copies or certificates of all insurance policies required under this Agreement, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Borrower has not, and to the Best of Borrower’s Knowledge no Person has, done by act or omission anything which would impair the coverage of any such policy.
4.1.22    Use of Property. The Property is used exclusively for hotel purposes and other appurtenant and related uses.
4.1.23    Certificate of Occupancy; Licenses. To the Best of Borrower’s Knowledge, all material certifications, permits, licenses (including, without limitation, a license to serve alcohol on the Property) and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Property for hotel purposes (collectively, the Licenses), have been obtained and are in full force and effect. Borrower shall keep and maintain all Licenses necessary for the operation of the Property for hotel purposes. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property. With respect to Improvements for which no certificate of occupancy exists, the absence of a certificate of occupancy is not in violation of any Legal Requirements.
4.1.24    Flood Zone. Except as may be shown on the Survey with respect to portions of the Improvements other than buildings and enclosed structures, none of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.
4.1.25    Physical Condition. To the Best of Borrower’s Knowledge, except as expressly disclosed in the Physical Conditions Report, the Property, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to the Best of Borrower’s Knowledge and except as disclosed in the Physical Conditions Report, there exists no structural or other material defects or damages in or to the Property, whether latent or otherwise, and Borrower has not received any written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
4.1.26    Boundaries. To the Best of Borrower’s Knowledge, except as disclosed on the Survey, all of the Improvements lie wholly within the boundaries and building restriction lines of the Real Property, and no improvements on adjoining properties encroach upon the Real Property, and no easements or other encumbrances upon the Real Property encroach upon any of the Improvements, so as to have a material adverse effect on the value or marketability of the Real Property except those which are insured against by the Title Policy.
4.1.27    Leases. The Property is not subject to any Leases other than the Leases described in the certified rent roll delivered in connection with the origination of the Loan. Such certified rent roll is true, complete and correct in all material respects as of the date set forth therein. No Person has any possessory interest in the Property or right to occupy the same (other than typical short-term occupancy rights of hotel guests which are not the subject of a written agreement) except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect there are no material defaults thereunder by Borrower or Operating Lessee, and to the Best of Borrower’s Knowledge, there are no material defaults thereunder by any other either party (other than as expressly disclosed on the certified rent roll delivered to Administrative Agent) and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder. No Rent has been paid more than one (1) month in advance of its due date. There has been no prior sale, transfer or assignment, hypothecation or pledge by Borrower of any Lease or of the Rents received therein, which will be outstanding following the funding of the Loan, other than those being assigned to Administrative Agent concurrently herewith. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the property of which the leased premises are a part.
4.1.28    Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid and the granting and recording of the Security Agreements required to be filed in connection with the Loan. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid, and, under current Legal Requirements, the Security Instrument is enforceable against Borrower in accordance with its terms by Administrative Agent (or any subsequent holder thereof) subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law.
4.1.29    Single Purpose Entity/Separateness.
(A)    Borrower hereby represents, warrants and covenants that each of Operating Lessee and Borrower is and has been since the date of its respective formation, a Single Purpose Entity.

(B)    All of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto and any certificates delivered by Borrower or any other Transaction Party in connection with the issuance of the Non-Consolidation Opinion, are true and correct in all material respects and any assumptions made in any subsequent non-consolidation opinion delivered in connection with the Loan Documents (an Additional Non-Consolidation Opinion), including, but not limited to, any exhibits attached thereto, which shall be certified by Borrower or any other Transaction Party, as applicable, are true and correct in all material respects. Each Transaction Party has complied with all of the assumptions made with respect to it in the Non-Consolidation Opinion. To the Best of Borrower’s Knowledge, each entity other than a Transaction Party with respect to which an assumption shall be made in any Additional Non-Consolidation Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Non-Consolidation Opinion.
4.1.30    Management Agreement. As of the Closing Date, the Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Manager is not an Affiliate of Borrower.
4.1.31    Restaurant Management Agreement; Consulting Services Agreement. As of the Closing Date, the term of the Restaurant Management Agreement has expired; however (a) Manager and Restaurant Manager continue to operate the restaurant in accordance with the terms thereof, (b) an extension of or amendment to the Restaurant Management Agreement is being negotiated with the Restaurant Manager , and (c) if the term thereof had not expired and the agreement were in effect, there would be no default under the Restaurant Management Agreement by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Restaurant Manager is not an Affiliate of Borrower or Operating Lessee. As of the Closing Date, the Consulting Services Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Consultant is not an Affiliate of Borrower or Operating Lessee.
4.1.32    Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.
4.1.33    Parking Management Agreement. As of the Closing Date, the Parking Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Parking Manager is not an Affiliate of Borrower or Operating Lessee.

4.1.34    Tax Filings. Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower.
4.1.35    Solvency/Fraudulent Conveyance. Borrower (a) has not entered into the transaction contemplated by this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Immediately after giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).
4.1.36    Investment Company Act. Borrower is not (a) an investment company or a company Controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended, (b) a holding company or a subsidiary company of a holding company or an affiliate of either a holding company or a subsidiary company within the mean of the Public Utility Holding Company Act of 1935, as amended or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
4.1.37    Interest Rate Cap Agreement. The Interest Rate Cap Agreement is in full force and effect and enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights and subject as to enforceability to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
4.1.38    Labor. Except as described on Schedule II, no work stoppage, labor strike, slowdown or lockout is pending or threatened by employees and other laborers at the Property. Except as previously disclosed to the Administrative Agent in writing, neither Borrower, Operating Lessee, nor Manager (i) is involved in or, to the Best of Borrower’s Knowledge, threatened with any material labor dispute, material grievance or material litigation relating to labor matters involving any employees and other laborers at the Property, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (ii) to the Best of Borrower’s Knowledge, has engaged with respect to the Property, in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act, or (iii) is a party to, or bound by, any existing collective bargaining agreement or union contract with respect to employees and other laborers at the Property.
4.1.39    Brokers. Neither Borrower nor, to the Best of Borrower’s Knowledge, Administrative Agent has dealt with any broker or finder with respect to the loan transactions contemplated by the Loan Documents and neither party has done any acts, had any negotiations or conversations, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by either party of any brokerage fee, charge, commission or other compensation to any Person with respect to the transactions contemplated by the Loan Documents. Borrower covenants and agrees that it shall pay as and when due any and all brokerage fees, charges, commissions or other compensation or reimbursement due to any broker of Borrower with respect to the transactions contemplated by the Loan Documents. Borrower shall indemnify and hold harmless the Administrative Agent, Lenders, and each other Indemnified Party from and against any loss, liability, cost or expense, including any judgments, attorneys’ fees, or costs of appeal, incurred by them and arising out of or relating to any claim for brokerage commissions or finder’s fees alleged to be due as a result of the agreements or actions of any Transaction Party. The provisions of this Section 4.1.40 shall survive the expiration and termination of this Agreement and the payment of the Indebtedness.
4.1.40    No Other Debt. Borrower has not borrowed or received debt financing that has not been heretofore repaid in full, other than the Permitted Debt.
4.1.41    Taxpayer Identification Number. Borrower’s Federal taxpayer identification number is 36-4200430.
4.1.42    Compliance with Anti-Terrorism, Embargo and Anti- Money Laundering Laws(a)    Borrower will use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, cause Borrower to comply therewith and any and all costs and expenses incurred by Lender in connection therewith shall be secured by the Security Instrument and the other Loan Documents and shall be immediately due and payable.
(b)    Neither Borrower nor any owner of a direct or indirect interest in Borrower (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act

Offense, or (iv) is currently under investigation by any Governmental Authority for alleged criminal activity. For purposes hereof, the term Patriot Act Offense means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. Patriot Act Offense also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term Government Lists means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (OFAC), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in Government Lists, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in Government Lists.
(c)    At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or Operating Lessee shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in Borrower or Operating Lessee, as applicable (whether directly or indirectly), would be prohibited by law (each, an Embargoed Person), or the Loan made by Lender would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower or Operating Lessee, as applicable, with the result that the investment in Borrower or Operating Lessee, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of Borrower or Operating Lessee, as applicable, shall be derived from any unlawful activity with the result that the investment in Borrower or Operating Lessee as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.
4.1.43    Knowledge Qualifications. Borrower represents that Thomas Healy and/or Jon Stanner are in a position to have meaningful knowledge with respect to the matters set forth in the Loan Documents which have been qualified to the knowledge of such Persons.

4.1.44    Leases. Borrower represents that it has heretofore delivered to Administrative Agent true and complete copies of all Leases and any and all amendments or modifications thereof.
4.1.45    FF&E. Manager shall reserve for FF&E on a monthly basis in accordance with the terms of the Management Agreement not less than an amount equal to the Monthly FF&E Reserve Amount; such reserves are maintained in the Hotel Bank Accounts (as defined in the Management Agreement) (subject to disbursements therefrom as permitted by the Management Agreement).
4.1.46    Intellectual Property Title and Lien.

The specified IP Owner owns and has good and marketable title to the Intellectual Property on the IP Schedule and the IP Owners own and have good and marketable title to other Intellectual Property that it owns or purports to own and to their rights under the IP Licenses, free and clear of all Liens whatsoever except the Permitted Encumbrances. IP Owner's rights in, to, and under the IP Collateral constitute general intangibles under the applicable UCC. Upon filing, the Uniform Commercial Code financing statements pertaining to the IP Collateral will create a valid, perfected first priority lien on the applicable Intellectual Property and IP Owners' rights in, to and under the IP Collateral, subject only to Permitted Encumbrances. IP Owners have received all consents and approvals required by the terms of the IP Licenses or as a matter of law to pledge the IP Collateral to the Lender under the Assignment of Agreements. Other than the security interest granted to the Lender hereunder and under the other Loan Documents and Permitted Encumbrances, IP Owners have not pledged, assigned, sold, or granted a security interest in Intellectual Property or IP Licenses to any party, except as shall have been released or terminated. IP Owners shall reasonably cooperate with Lender to permit Lender to complete all filings necessary to protect and evidence the Lenders' security interest in the IP Collateral as follows: in the United States, within ten (10) days from the date hereof, including filing the UCC-l financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office. No effective security agreement, financing statement, equivalent security, or lien instrument or continuation statement authorized by any IP Owner and listing such IP Owner as debtor covering all or any part of the IP Collateral has been filed with any Governmental Authority, or is of record in any jurisdiction in the United States or in any foreign jurisdiction, except as may have been filed, recorded, or made by an IP Owner in favor of the Lender in connection with this Agreement or the Security Instrument to which an IP Owner is a party, and no IP Owner has authorized any such filing. All IP Owners shall execute a joinder in form and substance reasonably satisfactory to Administrative Agent to the Assignment of Agreements upon Administrative Agent’s request.
4.1.47    Intellectual Property
IP Owners either own, or are licensed to use, all the Intellectual Property used in, held for use in, or necessary for the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property by Borrower, Operating Lessee, or Manager (including the reservations system at the Property) consistent with past practices, other than the Intellectual Property set forth on Schedule VI. The Intellectual Property set forth on

Schedule VI is owned or licensed by Manager. The IP Collateral is the only Intellectual Property utilized with respect to the Property or Borrower's, Operating Lessee's or Manager's use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property consistent with past practices, other than as set forth on Schedule VI and, as of the Closing Date, no other Person owns any Intellectual Property other than as set forth on Schedule VI that is necessary for or used in the current use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property consistent with past practices except as may be licensed to the IP Owners under the IP Licenses. IP Owners are duly qualified under applicable law in each jurisdiction in which they are required to be qualified pursuant to applicable Legal Requirements in order to act as a licensor of the Intellectual Property and sublicensor under the IP License Agreements. Attached hereto as Schedule VI is a complete and accurate list of all of the registered and pending applications for registration, anywhere in the world, for all Intellectual Property owned by any IP Owner and all IP Licenses to which any IP Owner is a party (the IP Schedule). There is no action or proceeding pending, or to the Best of Borrower's Knowledge, threatened by or against Borrower, any Affiliate thereof, or any IP Owner: (x) alleging the infringement, dilution, misappropriation, or other violation of any Intellectual Property or (y) seeking to limit, cancel, or question the validity or enforceability of any IP Collateral (including, without limitation, the right to proceeds therefrom and the right to bring an action at law or in equity for any infringement, dilution, or violation of such Intellectual Property and to collect all damages, settlements, and proceeds relating to such Intellectual Property), or IP Owner's rights or interests therein, or use thereof. To the Best of Borrower's Knowledge, no Person has interfered with, infringed upon, diluted, misappropriated, or otherwise come into conflict with any Intellectual Property of any IP Owner. Neither the Intellectual Property owned by any IP Owner nor any IP Owner's use of the Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling, or charge. Each IP Owner, in its reasonable discretion, has made all filings and recordations in the United States and in all foreign jurisdictions, as applicable, necessary to adequately effect, reflect, and protect its ownership in, right to use, or its license of Intellectual Property used or held for the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property by Borrower, Operating Lessee, or Manager. All Intellectual Property set forth on the IP Schedule, is subsisting, unexpired, has not been abandoned in any applicable jurisdiction, and is valid and enforceable and, to Borrower's knowledge, the use of the IP Collateral in the manner in which it is currently used or planned to be used does not infringe, dilute, misappropriate, or otherwise violate the rights of any Person.
4.1.48    Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall be deemed given and made as of the date of the funding of the Loan and survive for so long as any amount remains owing to Lenders under this Agreement or any of the other Loan Documents by Borrower or Transaction Party unless a longer survival period is expressly stated in a Loan Document with respect to a specific representation or warranty, in which case, for such longer period. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Administrative Agent and Lenders notwithstanding any investigation heretofore or hereafter made by Administrative Agent or Lenders or on each of their behalf.

V.	BORROWER COVENANTS
Section 5.1    Affirmative Covenants.
From the Closing Date and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of this Agreement and the other Security Agreements in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Administrative Agent to comply with and to cause Operating Lessee and Manager to comply with (and, with respect to Section 5.1.23 to cause each IP Owner to comply with), the following covenants, and in such connection, references in this Article V to Borrower shall alternatively, jointly and severally, mean Operating Lessee or Manager, as the context may require:
5.1.1    Performance by Borrower. Borrower shall observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, in accordance with the provisions of each Loan Document, and shall not enter into or otherwise suffer or permit any Modification of any Loan Document executed and delivered by, or applicable to, Borrower, as applicable, without the prior written consent of Administrative Agent.
5.1.2    Existence; Compliance with Legal Requirements; Insurance. Subject to Borrower’s right of contest pursuant to Section 7.3, Borrower shall comply and cause the Property to be in compliance with all Legal Requirements applicable to the Borrower, Manager and the Property and the uses permitted upon the Property. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises necessary to comply with all Legal Requirements applicable to it and the Property. There shall never be committed by Borrower, and Borrower shall not knowingly permit any other Person in occupancy of or involved with the operation or use of the Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, knowingly permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all material franchises and trade names and preserve all the remainder of its property used in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully set forth in the Security Instrument. Borrower shall keep the Property insured at all times to such extent and against such risks, and maintain liability and such other insurance, as set forth in this Agreement.
5.1.3    Litigation. Borrower shall give prompt written notice to Administrative Agent of any litigation or governmental proceedings pending or threatened in writing against Borrower which, if determined adversely to Borrower, would have a Material Adverse Effect.
5.1.4    Single Purpose Entity.

(A)    Borrower and Operating Lessee are and shall each remain a Single Purpose Entity.
(B)    Borrower and Operating Lessee shall continue to maintain its own deposit account or accounts, separate from those of any Affiliate, with commercial banking institutions. None of the funds of Borrower and Operating Lessee will be commingled with the funds of any other Affiliate.
(C)    To the extent that Borrower or Operating Lessee shares the same officers or other employees as any of its Affiliates, the salaries of and the expenses related to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees.
(D)    To the extent that Borrower or Operating Lessee jointly contracts with any of their Affiliates to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly among such entities, and each such entity shall bear its fair share of such costs. To the extent that Borrower or Operating Lessee contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods and services are provided, and each such entity shall bear its fair share of such costs. All material transactions between (or among) Borrower or Operating Lessee and any of their Affiliates shall be conducted on substantially the same terms (or on more favorable terms for Borrower) as would be conducted with third parties.
(E)    To the extent that Borrower, Operating Lessee or any of its Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses.
(F)    Each of Borrower and Operating Lessee shall conduct its affairs strictly in accordance with its organizational documents, and observe all necessary, appropriate and customary corporate, limited liability company or partnership formalities, as applicable, including, but not limited to, obtaining any and all consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, without limitation, payroll and intercompany transaction accounts.

(G)    In addition, Borrower and Operating Lessee shall: (i) maintain books and records separate from those of any other Person; (ii) maintain its assets in such a manner that it is not more costly or difficult to segregate, identify or ascertain such assets; (iii) hold regular meetings of its board of directors, shareholders, partners or members, as the case may be, and observe all other corporate, partnership or limited liability company, as the case may be, formalities; (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity; (v) except to the extent such entity is treated as a “disregarded entity” for tax purposes and not required to file tax returns under applicable law, prepare separate tax returns and financial statements, or if part of a consolidated group, then it will be shown as a separate member of such group; (vi) transact all business with its Affiliates on an arm’s-length basis and pursuant to enforceable agreements; (vii) conduct business in its name and use separate stationery, invoices and checks; (viii) not commingle its assets or funds with those of any other Person; and (ix) not assume, guarantee or pay the debts or obligations of any other Person.
5.1.5    Consents. If Borrower is a limited liability company, (a) if such Person is managed by a board of managers, the board of managers of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of managers unless all of the managers, including the Independent Managers, shall have participated in such vote if such vote relates to a Bankruptcy (as such term is defined in the Borrower’s organizational documents) action, (b) if such Person is not managed by a board of managers, the members of such Person may not take any action requiring the affirmative vote of 100% of the members of such Person unless all of the members, including the Independent Members, shall have participated in such vote if such vote relates to a Bankruptcy (as such term is defined in the Borrower’s organizational documents) action. An affirmative vote of 100% of the directors, board of managers or members, as applicable, including without limitation the Independent Directors, of Borrower shall be required to (i) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings or to authorize Borrower to do so or (ii) file an involuntary bankruptcy petition against any Transaction Party, Manager, or any of their Affiliates. Furthermore, Borrower’s formation documents shall expressly state that for so long as the Loan is outstanding, Borrower shall not be permitted to (i) dissolve, liquidate, consolidate, merge or sell all or substantially all of Borrower’s assets other than in connection with the repayment of the Loan or (ii) engage in any other business activity and such restrictions shall not be modified or violated for so long as the Loan is outstanding.
5.1.6    Access to Property. Borrower shall permit agents, representatives and employees of Administrative Agent to inspect the Property or any part thereof during normal business hours on Business Days upon reasonable advance notice, subject to the rights of tenants and guests at the Property.

5.1.7    Notice of Default. Borrower shall promptly advise Administrative Agent (a) of any widely and non-publicly known event or condition that has or is likely to have a Material Adverse Effect and (b) of the occurrence of any Default or Event of Default of which Borrower has knowledge.
5.1.8    Cooperate in Legal Proceedings. Borrower shall cooperate fully with Administrative Agent with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to affect in any material adverse way the rights of Administrative Agent or Lenders hereunder or under any of the other Loan Documents and, in connection therewith, permit Administrative Agent, at its election, to participate in any such proceedings which may have a Material Adverse Effect.
5.1.9    Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required, under the Loan Documents executed and delivered by, or applicable to, Borrower.
5.1.10    Insurance.
(A)    Borrower shall cooperate with Administrative Agent in obtaining for Lenders the benefits of any Proceeds lawfully or equitably payable in connection with the Property, and Administrative Agent shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements) out of such Proceeds.
(B)    Borrower shall comply with all Insurance Requirements and shall not bring or keep or permit to be brought or kept any article upon any of the Property or cause or permit any condition to exist thereon which would be prohibited by any Insurance Requirement, or would invalidate insurance coverage required hereunder to be maintained by Borrower on or with respect to any part of the Property pursuant to Section 6.1.
5.1.11    Further Assurances; Substitute Notes
(A)    Borrower shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Administrative Agent all documents, and take all actions, reasonably required by Administrative Agent from time to time to confirm the rights created or now or hereafter intended to be created under this Agreement and the other Loan Documents and any security interest created or purported to be created thereunder, to protect and further the validity, priority and enforceability of this Agreement and the other Loan Documents, to subject to the Loan Documents any property of Borrower intended by the terms of any one or more of the Loan Documents to be encumbered by the Loan Documents, or otherwise carry out the purposes of the Loan Documents and the transactions contemplated thereunder. Borrower agrees that it shall, upon request, reasonably cooperate with Administrative Agent in connection with any request by Administrative Agent to reallocate the LIBOR Margin among one or more Notes or to sever one or more Notes into two (2) or more separate substitute or component notes in an aggregate principal amount equal to the Principal Amount and to reapportion the Loan among such separate substitute notes, including, without limitation, by executing and delivering to Administrative Agent new substitute or component notes to replace the subject Notes, amendments to or replacements of existing Loan Documents to reflect such severance and/or Opinions of Counsel with respect to such substitute or component notes, amendments and/or replacements, provided that Borrower shall bear no costs or expenses in connection therewith (other than administrative costs and expenses of Borrower and legal fees of counsel to the Borrower and each Transaction Party). Any such substitute or component notes may have varying principal amounts and economic terms, provided, however, that (i) the maturity date of any such substitute or component notes shall be the same as the scheduled Maturity Date of the Note immediately prior to the issuance of such substitute notes, (ii) the substitute notes shall provide for amortization of the Principal Amount on a weighted average basis over a period not less than the amortization period provided under the Note, if any, immediately prior to the issuance of the substitute notes, (iii) the weighted average LIBOR Margin for the term of the substitute notes shall not exceed the LIBOR Margin under the Notes immediately prior to the issuance of such substitute notes; and (iv) the economics of the Loan, taken as a whole, shall not change in a manner which is adverse to Borrower. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may apply payment of all sums due under such substitute notes in such order and priority as Administrative Agent shall elect in its sole and absolute discretion.
(B)    In addition, Borrower shall, at Borrower’s sole cost and expense:
(i)    furnish to Administrative Agent, to the extent not otherwise already furnished to Administrative Agent and reasonably acceptable to Administrative Agent, all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents;

(ii)    execute and deliver, from time to time, such further instruments (including, without limitation, delivery of any financing statements under the UCC) as may be reasonably requested by Administrative Agent to confirm the Lien of the Security Instrument on any Building Equipment, Operating Asset or any Intangible;
(iii)    execute and deliver to Administrative Agent such documents, instruments, certificates, assignments and other writings, and do such other acts necessary to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Administrative Agent may reasonably require; and
(iv)    do and execute all and such further lawful and reasonable acts, conveyances and assurances for the carrying out of the terms and conditions of this Agreement and the other Loan Documents, as Administrative Agent shall reasonably require from time to time.
5.1.12    Mortgage Taxes. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Administrative Agent or Lenders.
5.1.13    Operation. Borrower shall, and shall cause Manager to, (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Administrative Agent of any “event of default” under the Management Agreement of which it is aware; (iii) enforce in a commercially reasonable manner the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Manager under the Management Agreement.
5.1.14    Business and Operations. Borrower shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the use, ownership, maintenance, management and operation of the Property. Borrower shall qualify to do business and shall remain in good standing under the laws of the State in which the Property is located and as and to the extent required for the ownership, maintenance, management and operation of the Property.
5.1.15    Title to the Property. Borrower shall warrant and defend (a) its title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Security Instrument, the Assignment of Leases and this Agreement on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Administrative Agent and Lenders for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Administrative Agent and Lenders if an interest in the Property, other than as permitted hereunder, is claimed by another Person.
5.1.16    Costs of Enforcement. In the event (a) that this Agreement or the Security Instrument is foreclosed upon in whole or in part or that this Agreement or the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any security agreement prior to or subsequent to this Agreement in which proceeding Administrative Agent and/or Lenders are made a party, or a mortgage prior to or subsequent to the Security Instrument in which proceeding Administrative Agent and/or Lenders are made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all out of pocket costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Administrative Agent, Lenders or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.
5.1.17    Estoppel Statement.
(A)    From time to time but not more than four (4) times in any calendar year, upon thirty (30) days' prior written request from the Administrative Agent, execute, acknowledge and deliver to the Administrative Agent, an Officer's Certificate, stating that this Agreement and the other Loan Documents are unmodified and in full force and effect (or, if there have been modifications, that this Agreement and the other Loan Documents are in full force and effect as modified and setting forth such modifications), stating the amount of accrued and unpaid interest and the outstanding principal amount of the Note and containing such other information, qualified to the Best of Borrower’s Knowledge, with respect to the Borrower, Operating Lessee, the Property and the Loan as Lender shall reasonably request. The estoppel certificate shall also state either that to the Best of Borrower’s Knowledge, no Default exists hereunder or, if any Default shall exist hereunder, specify such Default and the steps being taken to cure such Default. Notwithstanding the foregoing to the contrary, upon the occurrence and during the continuance of an Event of Default, Borrower shall from time to time upon thirty (30) days' prior written request from Lender, execute, acknowledge and deliver to the Lender, the foregoing Officer's Certificate.
(B)    Borrower shall use commercially reasonable efforts to deliver to Administrative Agent, within thirty (30) days of Administrative Agent’s request, tenant estoppel certificates from each Tenant under Material Leases entered into after the Closing Date in substantially the form and substance of the estoppel certificate set forth in Exhibit G provided that Borrower shall not be required to deliver such certificates more frequently than one time in any calendar year; provided, however, that there shall be no limit on the number of times Borrower may be required to obtain such certificates if a Default hereunder or under any of the Loan Documents has occurred and is continuing.
5.1.18    Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.
5.1.19    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.
5.1.20    No Further Encumbrances. Borrower shall do, or cause to be done, all things necessary to keep and protect the Property and all portions thereof unencumbered from any Liens, easements or agreements granting rights in or restricting the use or development of the Property, except for (a) Permitted Encumbrances, (b) Liens permitted pursuant to the Loan Documents, (c) Liens for Impositions prior to the imposition of any interest, charges or expenses for the non-payment thereof and (d) any Liens permitted pursuant to Leases.
5.1.21    Leases. Borrower shall promptly after receipt thereof deliver to Administrative Agent a copy of any notice received with respect to the Leases claiming that Borrower is in default in the performance or observance of any of the material terms, covenants or conditions of any of the Leases, if such default is reasonably likely to have a Material Adverse Effect.
5.1.22    FF&E. Borrower shall cause Manager to reserve for FF&E on a monthly basis in accordance with the Management Agreement not less than an amount equal to the Monthly FF&E Reserve Amount, such reserves to be maintained in the Hotel Bank Accounts (as defined in the Management Agreement) (subject to disbursements therefrom as permitted by the Management Agreement), provided however, this Section 5.1.22 shall not affect Borrower’s obligations hereunder to set aside reserves for FF&E.
5.1.23    IP Owner Activities
(a)    Borrower agrees that it will not do any act, or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act), whereby any IP Collateral may become invalidated, abandoned or dedicated to the public.
(b)    Borrower (either through itself or its licensees or sublicensees) will, as to each Trademark included in the IP Collateral, reasonably maintain the quality of the products and services offered under such Trademark.

(c)    If Borrower shall, at any time after the date hereof, obtain any additional Intellectual Property or IP Licenses, then the provisions of this Agreement shall automatically apply thereto and any such Intellectual Property and/or IP Licenses shall automatically constitute IP Collateral and shall be subject to the lien and security interest created by this Agreement, the Assignment of Agreements, or any other Loan Document without further action by any party.
(d)    Borrower shall promptly notify Lender if it knows or has reason to know that any IP Collateral that is material to the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property may become abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office, or any court or similar office of any other country) regarding IP Owner's ownership of such IP Collateral or, its right to register or maintain the same.
(e)    If Borrower knows that any IP Collateral, has been or is being misappropriated, diluted, infringed, or otherwise violated by a third party, then Borrower shall promptly notify Lender and shall use commercially reasonable efforts to protect its rights in such IP Collateral including, and, if consistent with its reasonable business judgment, to promptly sue for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation or dilution.
(f)    Upon the occurrence and during the continuance of any Event of Default, Borrower shall use commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each IP License to effect the assignment of the relevant IP Owner's right, title, and interest thereunder to Lender.
(g)    There shall be no Liens with respect to, or upon, or no restrictions on the transferability of the IP Collateral, other than the Permitted Encumbrances and as set forth in the IP Licenses.
Section 5.2    Negative Covenants.
From the Closing Date until payment and performance in full of all Obligations of Borrower under the Loan Documents or the earlier release of the Lien of this Agreement or the Security Agreements in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Administrative Agent that it will not do (and will not permit Operating Lessee or Manager to do), or permit to be done, directly or indirectly, any of the following (and in such connection, references in this Article V to Borrower shall alternatively, jointly and severally, mean Operating Lessee or Manager, as the context may require):
5.2.1    Incur Debt. Incur, create or assume (or permit Operating Lessee to incur, create or assume) any Debt other than Permitted Debt or Transfer all or any part of the Property or any interest therein, except as permitted in the Loan Documents.

5.2.2    Encumbrances. Incur, create or assume or permit the incurrence, creation or assumption of any Debt secured by an interest in Borrower, Operating Lessee or Manager and shall not Transfer or permit the Transfer of any interest in such Persons except as permitted pursuant to Article VIII.
5.2.3    Engage in Different Business. Engage, or permit Operating Lessee to engage, directly or indirectly, in any business other than that of entering into this Agreement and the other Loan Documents to which Borrower is a party and the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property and activities related thereto.
5.2.4    Make Advances. Make or permit Operating Lessee to make advances or make loans to any Person, or hold any investments, except as expressly permitted pursuant to the terms of this Agreement or any other Loan Document.
5.2.5    Partition. Partition or permit the partition of the Property, except as permitted hereunder.
5.2.6    Commingle. Commingle its assets or permit Operating Lessee to commingle its assets with the assets of any of Borrower’s and/or Operating Lessee’s Affiliates.
5.2.7    Guarantee Obligations. Guarantee or permit Operating Lessee to guarantee any obligations of any Person.
5.2.8    Transfer Assets. Transfer or permit Operating Lessee to transfer any asset other than in the Ordinary Course of Business or Transfer any interest in the Property except as may be permitted hereby or in the other Loan Documents.
5.2.9    Amend Organizational Documents. Modify any of its or Operating Lessee’s organizational documents without Administrative Agent’s consent, other than in connection with any Transfer permitted pursuant to Article VIII or to reflect any change in capital accounts, contributions, distributions, allocations or other provisions that do not and could not reasonably be expected to have a Material Adverse Effect and provided that each such Person remain a Single Purpose Entity.
5.2.10    Dissolve. Dissolve, wind-up, terminate, liquidate, merge with or consolidate into another Person, except following or simultaneously with a repayment of the Loan in full or as expressly permitted pursuant to this Agreement.
5.2.11    Bankruptcy. (i) File (or permit Operating Lessee to file) a bankruptcy or insolvency petition or otherwise institute insolvency proceedings, (ii) dissolve, liquidate, consolidate, merge or sell all or substantially all of Borrower’s assets other than in connection with the repayment of the Loan, (iii) engage (or permit Operating Lessee to engage) in any other business activity or (iv) file or solicit the filing (or permit Operating Lessee to file or solicit the filing) of an involuntary bankruptcy petition against Borrower, Operating Lessee, Manager, any Transaction Party or any Affiliate of any such Person without obtaining the prior consent of all of the directors of Borrower and/or Operating Lessee, as applicable, including, without limitation, the Independent Directors.
5.2.12    ERISA. Engage in any activity that would subject it to regulation under ERISA or qualify it as an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) to which ERISA applies and Borrower’s assets do not and will not constitute plan assets within the meaning of 29 C.F.R. Section 2510.3-101.
5.2.13    Distributions. From and after the occurrence and during the continuance of an Event of Default, make (or permit Operating Lessee to make) any distributions to or for the benefit of any of Borrower’s or Operating Lessee’s shareholders, partners or members, as the case may be, or its or their Affiliates (provided, without limiting any of the terms of the Assignment of Management Agreement, Administrative Agent hereby agrees that neither payment of any Management Fees or Manager Reimbursable Expenses nor reimbursement to an Affiliate of Borrower for payment of actual operating or capital expenses at the Property which expenses are otherwise permitted by this Agreement shall not be deemed a “distribution”).
5.2.14    Manager.
(A)    Borrower represents, warrants and covenants on behalf of itself and Operating Lessee that the Property shall at all times be managed by an Acceptable Manager pursuant to an Acceptable Management Agreement.
(B)    Notwithstanding any provision to the contrary contained herein or in the other Loan Documents, except in connection with a release made in accordance with Section 2.3.6, Borrower shall not Modify or waive any right under the Management Agreement (or permit any such action) without the prior written consent of Administrative Agent in its sole discretion, except as provided in the next sentence. Administrative Agent shall not unreasonably withhold, delay or condition its consent to non-material Modifications to the Management Agreement (and its review shall be solely limited to determine whether such Modification is material) provided that such Modification shall not affect the cash management procedures set forth in the Management Agreement, decrease the cash flow of the Property, adversely affect the marketability of the Property, change the definitions of “default” or “event of default,” change the definitions of “operating expense” or words of similar meaning, change the definitions of “owner's distribution” or “owner's equity” or “debt service amount” or words of similar meaning so as to reduce the payments due Borrower or Operating Lessee thereunder, change the timing of remittances to Borrower or Operating Lessee thereunder, increase or decrease reserve requirements, change the term of the Management Agreement or increase any management fees payable under the Management Agreement.

(C)    Borrower may enter into a new Management Agreement with an Acceptable Manager upon delivery of an acceptable Non-Consolidation Opinion covering such replacement manager if such Person (i) is not covered by the Non-Consolidation Opinion or an Additional Non-Consolidation Opinion, and (ii) is an Affiliate of Borrower.
(D)    Borrower hereby agrees that, subject to the terms of the Management Agreement and any non-disturbance provisions of the Assignment of Management Agreement, during the occurrence and continuance of an Event of Default under the Loan Documents, Administrative Agent shall have the right to terminate the Manager subsequent to an Event of Default on the part of Manager under the Management Agreement to the extent termination is permitted thereunder.
5.2.15    Franchise Fee and Management Fee. Borrower shall not, without the prior written consent of Administrative Agent (which may be withheld in its sole and absolute discretion) take or permit to be taken any action that would increase the percentage amount of the Management Fee, or add a new type of fee payable to Manager relating to the Property, including, without limitation, the Third Party Franchise Fee and Management Fee.
5.2.16    Operating Lease. Without the prior written consent of Administrative Agent, Borrower shall not surrender, terminate or Modify the Operating Lease, provided, however, notwithstanding the foregoing, so long as the Operating Lease remains fully subordinate to the Lien of the Security Instrument, Borrower and Operating Lessee shall be permitted to amend the Operating Lease to (i) extend the term of the Operating Lease, (ii) increase the rent payable thereunder or (iii) reduce the rent payable thereunder, provided that any such amendment could not reasonably be expected to have a Material Adverse Affect. So long as the Loan is outstanding, Borrower and Operating Lessee shall extend the Operating Lease on or before the then applicable expiration date.
5.2.17    Modify Account Agreement. Without the prior written consent of Administrative Agent, which shall not be unreasonably withheld, delayed or conditioned, Borrower shall not execute any modification to the Account Agreement.
5.2.18    Zoning Reclassification. Without the prior written consent of Administrative Agent, which shall not be unreasonably withheld, delayed or conditioned, (a) initiate or consent to any zoning reclassification of any portion of the Property, (b) seek any variance under any existing zoning ordinance that would result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, or (c) allow any portion of the Property to be used in any manner that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation;
5.2.19    Reserved.

5.2.20    Debt Cancellation. Cancel or otherwise forgive or release any material claim or debt owed to it by any Person, except for adequate consideration or in the ordinary course of its business and except for termination of a Lease as permitted by Section 8.7;
5.2.21    Misapplication of Funds. Distribute any revenue from the Property or any Proceeds in violation of the provisions of this Agreement, fail to remit amounts to the Collection Accounts or Holding Account, as applicable, as required by Section 3.1, misappropriate any security deposit or portion thereof or apply the proceeds of the Loan in violation of Section 2.1.4; or
5.2.22    Single-Purpose Entity. Fail to be (or permit Operating Lessee) to fail to be a Single-Purpose Entity or take or suffer any action or inaction the result of which would be to cause such Person to cease to be a Single-Purpose Entity.

VI.	INSURANCE; CASUALTY; CONDEMNATION; RESTORATION
Section 6.1    Insurance Coverage Requirements. Borrower shall, at its sole cost and expense, keep in full force and effect insurance coverage of the types and minimum limits as follows during the term of this Agreement for the mutual benefit of Borrower and Administrative Agent:
6.1.1    Property Insurance. Insurance insuring against loss or damage by standard perils included within the classification “All Risks of Physical Loss”. Except as otherwise provided in Section 6.1.11, such insurance (i) shall be Replacement Cost Coverage in an amount equal to the full replacement cost of the Property or such lesser amounts approved by Administrative Agent in its sole discretion, and (ii) shall have deductibles no greater than $250,000 for insurance required hereunder (or, with respect to named seismic insurance and named storm insurance, deductibles no greater than the 5% of the Total Insurable Value). The policies of insurance carried in accordance with this paragraph shall be paid annually in advance and shall contain a “Replacement Cost Endorsement” with a waiver of depreciation and with an “Agreed Amount Endorsement”;
6.1.2    Liability Insurance. Commercial general liability insurance, including broad form property damage, blanket contractual and personal injuries (including death resulting therefrom) coverages and containing minimum limits per occurrence of $1,000,000 with a $2,000,000 general aggregate for any policy year and including liquor liability coverage. In addition, at least $100,000,000 excess and/or umbrella liability insurance shall be obtained and maintained for claims, including legal liability imposed upon Borrower and all related court costs and attorneys’ fees and disbursements;
6.1.3    Workers’ Compensation Insurance. Worker’s compensation insurance with respect to all employees of Borrower as and to the extent required by any Governmental Authority or Legal Requirement and employer’s liability coverage of at least $1,000,000 which is scheduled to the excess and/or umbrella liability insurance as referenced in Section 6.1.2 above;

6.1.4    Business Interruption Insurance. Business interruption insurance in an amount sufficient to avoid any co-insurance penalty and equal to the greater of (A) the estimated gross revenues (minus estimated variable costs which will no longer be incurred due to the business interruption) from the operation of the Property (including (x) the total payable under the Leases and all Rents and (y) the total of all other amounts to be received by Borrower or third parties that are the legal obligation of the Tenants), net of non-recurring expenses, for a period of up to the next succeeding eighteen (18) months (subject to adjustment for each such 18 month period) plus a twelve (12) month extended period of indemnity, or (B) the projected Operating Expenses (including Debt Service) for the maintenance and operation of the Property for a period of up to the next succeeding eighteen (18) months plus a twelve (12) month extended period of indemnity as the same may be reduced or increased from time to time due to changes in such Operating Expenses. The amount of such insurance shall be (a) increased from time to time as and when the Rents increase or the estimates of (or the actual) gross revenue (minus estimated (or actual) variable costs which will no longer be incurred due to the business interruption) increases or (b) decreased from time to time to the extent Rents or the estimates of such gross revenue or variable costs decreases;
6.1.5    Builder’s All-Risk Insurance. During any period of repair or restoration, builder’s “all risk” insurance in amounts equal to not less than the full insurable value of the applicable Improvements and insuring against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Administrative Agent may request, in form and substance acceptable to Administrative Agent;
6.1.6    Boiler and Machinery Insurance. Insurance against loss or damage from explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any of the Improvements and insurance against loss of occupancy or use arising from any breakdown, in such amounts as are generally available at reasonable premiums and are generally required by institutional lenders for properties comparable to the Property;
6.1.7    Flood Insurance. Flood insurance plus excess flood coverage in an amount of insurance as reasonably required by Administrative Agent, if any part of any structure or improvement comprising the Property is located in an area identified by the Federal Emergency Management Agency as an area federally designated a “100 year flood plain” and (a) flood insurance is generally available and in such amount as generally required by institutional lenders for similar properties or (b) if not so available from a private carrier, from the federal government to the extent available;
6.1.8    Terrorism Insurance. Provided that insurance coverage (Terrorism Insurance) relating to the acts of terrorism is either (i) commercially available, or (ii) commonly obtained by owners of commercial properties in the same geographic area as the Property and which are similar to the Property, Borrower shall be required to carry Terrorism Insurance throughout the term of the Loan (including any extension terms) on an aggregated basis in an amount equal to the Total Insurable Value (the Required Terrorism Amount), with a maximum deductible of two percent (2%) of the Required Terrorism Amount, unless a greater deductible is approved by Administrative Agent in writing in its reasonable discretion); provided, however; if Borrower maintains a Terrorism Insurance deductible of less than two percent (2%) of the Required Terrorism Amount, the Required Terrorism Amount may be reduced by the difference between (i) two percent (2%) of the Required Terrorism Amount and (ii) the actual amount of the Terrorism Insurance deductible. Notwithstanding the foregoing, Borrower shall at all times maintain Terrorism Insurance in an amount not less than that which can be purchased for a sum equal to $500,000, provided that Borrower shall not be obligated to purchase more than the Required Terrorism Amount. Administrative Agent agrees that Terrorism Insurance coverage may be provided under a blanket policy that is acceptable to Administrative Agent and that such coverage may cover foreign acts of terrorism and domestic acts of terrorism for the Required Terrorism Amount.
6.1.9    Demolition and Increased Construction Costs. Coverage to compensate for the undamaged portion of the full replacement cost of the Property plus coverage to compensate for the cost of demolition and increased cost of construction in an amount no less than $50,000,000;
6.1.10    Law and Ordinance Insurance. Law and ordinance insurance coverage in an amount no less than $50,000,000; and
6.1.11    Other Insurance. Upon sixty (60) days’ notice, such other reasonable types of insurance not covered in Sections 6.1.1 through 6.1.10 and in such reasonable amounts as Administrative Agent from time to time may reasonably require against such other insurable hazards (but not earthquake) which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located and as may be reasonably required to protect Administrative Agent’s interests. Provided that seismic insurance coverage (Seismic Insurance) is (i) commercially available, and (ii) commonly obtained by owners of commercial properties in the same geographic area as the Property and which are similar to the Property, Borrower shall be required to carry Seismic Insurance throughout the term of the Loan (including any extension terms) in an amount equal to the Probable Maximum Loss (the “Seismic Required Coverage Amount”), with a maximum deductible of either, at Borrower’s election (i) five percent (5%) of the Total Insurable Value or (ii) five percent (5%) of the total insurable value of each unit at the Property, as approved by Administrative Agent in its reasonable discretion, unless a greater deductible is approved by Administrative Agent in writing in its reasonable discretion); provided, however; if Borrower maintains a Seismic Insurance deductible of less than five percent (5%), the Seismic Required Coverage Amount may be reduced by the difference between (i) five percent (5%) of the Seismic Required Coverage Amount and (ii) the actual amount of the Seismic Insurance deductible. Administrative Agent agrees that Seismic Insurance coverage may be provided under a blanket policy that is acceptable to Administrative Agent. If the Property is in an area prone to hurricanes and windstorms, as reasonably determined by Administrative Agent, Borrower shall provide windstorm insurance (including coverage for wind driven water), including business interruption coverage for at least eighteen (18) months. Borrower or Operating Lessee shall cause Manager to procure a Fidelity Bond or employee dishonesty coverage in an amount equal to not less than $5,000,000 with a maximum deductible of $250,000.

6.1.12    Ratings of Insurers. Borrower shall maintain insurance coverage with one or more domestic primary insurers reasonably acceptable to Administrative Agent, having claims-paying-ability and financial strength ratings by S&P of not less than “A-” (and its equivalent by the other Rating Agencies); provided, however, such rating requirements will deemed to be satisfied if (A) the required insurance is provided by a syndicate of five (5) or more insurers with (i) at least sixty percent (60%) of the total coverage under such policies provided by carriers having claims-paying-ability and financial strength ratings by S&P of not less than “A-” (and its equivalent by the other Rating Agencies), (ii) at least thirty percent (30%) of the total coverage under such policies provided by carriers having claims-paying-ability and financial strength ratings by S&P of not less than “BBB+” (and its equivalent by the other Rating Agencies) (without duplication with the carriers having ratings by S&P of not less than “A-” (and its equivalent by the other Rating Agencies)), and (iii) the remaining ten percent (10%) of the total coverage under policies provided by carriers having an AM Best Rating of at least “A-VIII” (without duplication with the carriers having ratings by S&P of not less than “A-” or “BBB+” (and their equivalents by the other Rating Agencies)); or (B) the required insurance is provided by a syndicate of four (4) or fewer insurers with (i) at least seventy-five percent (75%) of the total coverage under such policies provided by carriers having claims-paying-ability and financial strength ratings by S&P of not less than “A-” (and its equivalent by the other Rating Agencies), (ii) at least fifteen percent (15%) of the total coverage under such policies provided by carriers having claims-paying-ability and financial strength ratings by S&P of not less than “BBB+” (and its equivalent by the other Rating Agencies) (without duplication with the carriers having ratings by S&P of not less than “A-” (and its equivalent by the other Rating Agencies)), and (iii) the remaining ten percent (10%)of the total coverage under policies under such policies provided by carriers having an AM Best Rating of at least “A-VIII (without duplication with the carriers having ratings by S&P of not less than “A-” or “BBB+” (and their equivalents by the other Rating Agencies)). Seismic Insurance required pursuant to Section 6.1.11 shall not be required to satisfy the foregoing rating requirements, provided that such Seismic Insurance shall be required to be provided by insurers having an AM Best Rating of A-VIII, if available. All insurers providing insurance required by this Agreement shall be authorized to issue insurance in the applicable State.
6.1.13    Form of Insurance Policies; Endorsements. The Policies (i) shall name Administrative Agent and its successors and/or assigns as their interest may appear as an additional insured or as a loss payee (except that in the case of general liability insurance, Administrative Agent shall be named an additional insured and not a loss payee); (ii) shall contain a Non-Contributory Standard Lender Clause and, except with respect to general liability insurance and workers’ compensation insurance, a Lender’s Loss Payable Endorsement, or their equivalents; (iii) shall include effective waivers by the insurer of all claims for insurance premiums against all loss payees, additional insureds and named insureds (other than Borrower) and all rights of subrogation against any loss payee, additional insured or named insured; (iv) shall be assigned to Administrative Agent; (v) except as otherwise provided above, shall be subject to a deductible, if any, not greater in any material respect than the deductible for such coverage on the date hereof; (vi) shall contain such provisions as Administrative Agent deems reasonably necessary or desirable to protect its interest, including endorsements providing that neither Borrower, Administrative Agent nor any other party shall be a Contributor-insurer

(except deductibles) under said Policies and that no material modification, reduction, cancellation or termination in amount of, or material change (other than an increase) in, coverage of any of the Policies shall be effective until at least thirty (30) days after receipt by each named insured, additional insured and loss payee of written notice thereof or ten (10) days after receipt of such notice with respect to nonpayment of premium; (vii) shall permit Administrative Agent to pay the premiums and continue any insurance upon failure of Borrower to pay premiums when due, upon the insolvency of Borrower or through foreclosure or other transfer of title to the Property (it being understood that Borrower’s rights to coverage under such policies may not be assignable without the consent of the insurer); and (viii) shall provide that any proceeds shall be payable to Administrative Agent and that the insurance shall not be impaired or invalidated by virtue of (A) any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by the Borrower, Administrative Agent or any other named insured, additional insured or loss payee, except for the willful misconduct of Administrative Agent knowingly in violation of the conditions of such policy, (B) the occupation, use, operation or maintenance of the Property for purposes more hazardous than permitted by the terms of the Policy, (C) any foreclosure or other proceeding or notice of sale relating to the Property, or (D) any change in the possession of the Property without a change in the identity of the holder of actual title to the Property (provided that with respect to items (C) and (D), any notice requirements of the applicable Policies are satisfied). Notwithstanding the foregoing, for purposes hereof, Administrative Agent hereby approves the existing insurance policies as of the Closing Date and any renewals thereof with the same insurance ratings and terms.
6.1.14    Premiums; Certificates; Renewals.
(A)    Borrower shall pay or cause to be paid the premiums for such Policies (the Insurance Premiums) as the same become due and payable and shall furnish to Administrative Agent the receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Administrative Agent (provided, however, that Borrower is not required to furnish such evidence of payment to Administrative Agent if such Insurance Premiums are to be paid by Administrative Agent pursuant to the terms of this Agreement). Within thirty (30) days after request by Administrative Agent, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested in writing by Administrative Agent (except with respect to the Terrorism Insurance and seismic insurance required hereunder), taking into consideration changes in liability laws, changes in prudent customs and practices, and the like. In the event Borrower satisfies the requirements under this Section 6.1.14 through the use of a Policy covering properties in addition to the Property, then (unless such policy is provided in substantially the same manner as it is as of the date hereof), Borrower shall provide evidence satisfactory to Administrative Agent that the Insurance Premiums for the Property are separately allocated under such Policy to the Property and that payment of such allocated amount (A) shall maintain the effectiveness of such Policy as to the Property and (B) shall otherwise provide the same protection as would a separate policy that complies with the terms of this Agreement as to the Property, notwithstanding the failure of payment of any other portion of the insurance premiums. If no such allocation is available, Administrative Agent shall have the right to increase the amount required to be deposited into the Insurance Reserve Account in an amount sufficient to purchase a nonblanket Policy covering the Property from insurance companies which qualify under this Agreement.
(B)    Borrower shall deliver to Administrative Agent on or prior to the Closing Date certificates setting forth in reasonable detail the material terms (including any applicable notice requirements) of all Policies from the respective insurance companies (or their authorized agents) that issued the Policies, including that such Policies may not be canceled or modified in any material respect without thirty (30) days’ prior notice to Administrative Agent, or ten (10) days’ notice with respect to nonpayment of premium. Borrower shall deliver to Administrative Agent, concurrently with each change in any Policy, a certificate with respect to such changed Policy certified by the insurance company issuing that Policy, in substantially the same form and containing substantially the same information as the certificates required to be delivered by Borrower pursuant to the first sentence of this clause (i) and stating that all premiums then due thereon have been paid to the applicable insurers and that the same are in full force and effect (or if such certificate and/or other information described in this clause (ii) shall not be obtainable by Borrower, Borrower may deliver an Officer’s Certificate to such effect in lieu thereof).
(C)    Within three (3) Business Days prior to the expiration, termination or cancellation of any Policy, Borrower shall renew such policy or obtain a replacement policy or policies (or a binding commitment for such replacement policy or policies), which shall be effective no later than the date of the expiration, termination or cancellation of the previous policy, and shall deliver to Administrative Agent a certificate in respect of such policy or policies (A) containing the same information as the certificates required to be delivered by Borrower pursuant to clause (b) above, or a copy of the binding commitment for such policy or policies and (B) confirming that such policy complies with all requirements hereof.
(D)    If Borrower does not furnish to Administrative Agent the certificates as required under clause (c) above, upon three (3) Business Days prior notice to Borrower, Administrative Agent may procure, but shall not be obligated to procure, such replacement policy or policies and pay the Insurance Premiums therefor, and Borrower agree to reimburse Administrative Agent for the cost of such Insurance Premiums promptly on demand.
6.1.15    Separate Insurance. Borrower shall not take out separate insurance contributing in the event of loss with that required to be maintained pursuant to this Section 6.1 unless such insurance complies with this Section 6.1.
6.1.16    Blanket Policies. The insurance coverage required under this Section 6.1 may be effected under a blanket policy or policies covering the Property and other properties and assets not constituting a part of the Property; provided that any such blanket policy shall specify, except in the case of public liability insurance, the portion of the total coverage of such policy that is allocated to the Property, and any sublimits in such blanket policy applicable to the Property, which amounts shall not be less than the amounts required pursuant to this Section 6.1 and which shall in any case comply in all other respects with the requirements of this Section 6.1. Upon Administrative Agent’s request, Borrower shall deliver to Administrative Agent an Officer’s Certificate setting forth (i) the number of properties covered by such policy, (ii) the location by city (if available, otherwise, county) and state of the properties, (iii) the average square footage of the properties (or the aggregate square footage), (iv) a brief description of the typical construction type included in the blanket policy and (v) such other information as Administrative Agent may reasonably request.
Section 6.2    Condemnation and Insurance Proceeds.
6.2.1    Right to Adjust.
(A)    If the Property is damaged or destroyed, in whole or in part, by a Casualty, Borrower shall give prompt written notice thereof to Administrative Agent, generally describing the nature and extent of such Casualty. Following the occurrence of a Casualty, Borrower, regardless of whether proceeds are available, shall in a reasonably prompt manner proceed to restore, repair, replace or rebuild the Property to the extent practicable to be of at least equal value and of substantially the same character as prior to the Casualty, all in accordance with the terms hereof applicable to Alterations.
(B)    Subject to clause (E) below, in the event of a Casualty where the loss does not exceed the Threshold Amount, Borrower may settle and adjust such claim; provided that such adjustment is carried out in a competent and timely manner. In such case, Borrower is hereby authorized to collect and receive for Lender any Proceeds.

(C)    Subject to clause (E) below, in the event of a Casualty where the loss exceeds the Threshold Amount, Borrower may settle and adjust such claim only with the consent of Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) and Administrative Agent shall have the opportunity to participate, at Borrower’s cost, in any such adjustments.
(D)    Except as provided in clause (B)  and (E) hereof, the proceeds of any Policy shall be due and payable solely to Administrative Agent and held and applied in accordance with the terms hereof (or, if mistakenly paid to the Borrower, shall be held in trust by the Borrower for the benefit of Administrative Agent and shall be paid over to Administrative Agent by the Borrower within two (2) Business Days of receipt).
(E)    Notwithstanding any other provisions in this Section 6.2.1 or otherwise in this Agreement or the Loan Documents, Administrative Agent shall have the sole authority to adjust any claim with respect to a Casualty and to collect all Proceeds if an Event of Default shall have occurred and is continuing.
6.2.2    Right of the Borrower to Apply to Restoration. In the event of (a) a Casualty that does not constitute a Material Casualty, or (b) a Condemnation that does not constitute a Material Condemnation, then, subject to the Management Agreement and Assignment of Management Agreement, Administrative Agent shall permit the application of the Proceeds (after reimbursement of any expenses incurred by Administrative Agent) to reimburse or pay Borrower for the cost of restoring, repairing, replacing or rebuilding or otherwise curing title defects at the Property (the Restoration), in the manner required hereby, provided and on the condition that (1) no Event of Default shall have occurred and be then continuing and (2) in the good faith judgment of Administrative Agent:
(i)    the Property can be restored to an economic unit at least as valuable (taking into account the effect of the termination of any Leases and the proceeds of any rental loss or business interruption insurance which the Borrower receives or is entitled to receive, in each case, due to such Casualty or Condemnation) and of substantially the same character and usability (including size and quality of improvements) as the Property was prior to the Casualty or Condemnation,
(ii)    the Property, after such Restoration and stabilization, will adequately secure the outstanding balance of the Loan,
(iii)    the Restoration can be completed by the earliest to occur of:
(A)    the date on which the business interruption insurance carried by Borrower with respect to the Property shall expire;

(B)    the 120th day prior to the Maturity Date, and
(C)    with respect to a Casualty, the expiration of the payment period on the rental loss or business interruption insurance coverage in respect of such Casualty; and
(iv)    after receiving evidence satisfactory to Administrative Agent in its good faith judgment to such effect, during the period of the Restoration, the sum of (A) income derived from the Property, plus (B) proceeds of rental loss insurance or business interruption insurance, if any, payable together with such other monies as Borrower may irrevocably make available for the Restoration, will equal or exceed 105% of the sum of (x) Operating Expenses and (y) the Debt Service.
Notwithstanding the foregoing, if any of the conditions set forth in sub-clauses (1) and (2) of the proviso in this Section 6.2.2 is not satisfied then, unless Administrative Agent shall otherwise elect, at its sole option, the Proceeds shall be applied in the following order of priority: (A) first, to prepay the principal of the Loan; (B) second, to pay the amount of (1) all accrued and unpaid interest in respect of the Principal Amount of the Indebtedness so prepaid through the date which is the final day of the Interest Period in which such prepayment is made (including, if an Event of Default has occurred and is then continuing, interest owed at the Default Rate), and (2) all other sums (excluding any Prepayment Premium) then due and owing under the Loan Documents and (C) third, to reimburse Administrative Agent and Lenders for any fees and expenses of the Administrative Agent and Lenders incurred in connection therewith (it being agreed that, upon satisfaction in full of the entitlements under clauses (A), (B) and (C) of this sentence, Borrower shall be entitled to receive a release of the Lien of the Mortgage and the other Loan Documents with respect to the Property in accordance with and subject to the terms of Section 2.3.3 hereof and any surplus Proceeds shall be paid over to Borrower. Notwithstanding the foregoing, or anything else to the contrary contained herein, all Proceeds with respect to the insurance determined pursuant to Section 6.1.4 shall be deposited directly into the Collection Account and shall be disbursed in accordance with Article III.
6.2.3    Material Casualty or Condemnation and Administrative Agent’s Right to Apply Proceeds. In the event of a Material Casualty or a Material Condemnation, then, subject to the Management Agreement and Assignment of Management Agreement, the Administrative Agent shall have the option to (i) apply the Proceeds hereof in the following order of priority: (A) first, to prepay the principal of the Loan; (B) second, to pay the amount of (1) all accrued and unpaid interest in respect of the Principal Amount of the Indebtedness so prepaid through the date which is the final day of the Interest Period in which such prepayment is made (including, if an Event of Default has occurred and is then continuing, interest owed at the Default Rate), and (2) all other sums (excluding any Prepayment Premium) then due and owing under the Loan Documents; and (C) third, to reimburse Lender for any fees and expenses of Lender incurred in connection therewith (it being agreed that, upon satisfaction in full of the entitlements under clauses (A), (B), and (C) of this sentence, Borrower shall be entitled to receive the balance of the Proceeds, if any and a release of the Lien of the Mortgage and the other Loan Documents with respect to the Property in accordance with and subject to the terms of Section 2.3.3 hereof), or (ii) make such Proceeds available to reimburse Borrower for the cost of any Restoration in the manner set forth below in Section 6.2.4 hereof. Notwithstanding anything to the contrary contained herein, in the event of a Material Casualty or a Material Condemnation, where Borrower cannot restore, repair, replace or rebuild the Property to be of at least substantially equal value and of substantially the same character as prior to the Material Casualty or Material Condemnation or title defect because the Property is a legally non-conforming use or as a result of any other Legal Requirement, Borrower hereby agrees that the Administrative Agent may apply the Proceeds payable in connection therewith in accordance with clauses (A), (B) and (C).
6.2.4    Manner of Restoration and Reimbursement. If Borrower is entitled pursuant to Sections 6.2.2 or 6.2.3 above to reimbursement out of Proceeds (and the conditions specified therein shall have been satisfied), such Proceeds shall be disbursed on a monthly basis upon Administrative Agent being furnished with (i) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Administrative Agent may reasonably require and approve, and (ii) all plans and specifications for such Restoration, such plans and specifications to be approved by Administrative Agent prior to commencement of any work (such approval not to be unreasonably withheld, delayed or conditioned). In addition, no payment made prior to the Final Completion of the Restoration (excluding punch-list items) shall exceed ninety percent (90%) of the aggregate value of the work performed from time to time; funds other than Proceeds shall be disbursed prior to disbursement of such Proceeds; and at all times, the undisbursed balance of such Proceeds remaining in the hands of Administrative Agent, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Administrative Agent by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Administrative Agent to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Prior to any disbursement, Administrative Agent shall have received evidence satisfactory to Administrative Agent in its good faith judgment of the estimated cost of completion of the Restoration (such estimate to be made by Borrower’s architect or contractor and approved by Administrative Agent in its good faith discretion), and Borrower shall have deposited with Lender Eligible Collateral in an amount equal to the excess (if any) of such estimated cost of completion over the net Proceeds.
6.2.5    Condemnation.
(A)    Borrower shall promptly give Administrative Agent written notice of the actual commencement or written threat of commencement of any Condemnation and shall deliver to Administrative Agent copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrower, regardless of whether Proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the same to the extent practicable to be of at least equal value and of substantially the same character as prior to such Condemnation, all to be effected in accordance with the terms hereof applicable to Alterations.

(B)    Administrative Agent is hereby irrevocably appointed as Borrower's attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Proceeds in respect of a Condemnation and to make any compromise or settlement in connection with such Condemnation, subject to the provisions of this Section. Provided no Event of Default has occurred and is continuing, (x) in the event of a Condemnation where the loss does not exceed the Threshold Amount, Borrower may settle and compromise such Proceeds; provided that the same is effected in a competent and timely manner, and (y) in the event of a Condemnation, where the loss exceeds the Threshold Amount, Borrower may settle and compromise the Proceeds only with the consent of Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) and Lender shall have the opportunity to participate, at Borrower's sole cost and expense, in any litigation and settlement discussions in respect thereof. Notwithstanding any Condemnation by any public or quasi-public authority (including any transfer made in lieu of or in anticipation of such a Condemnation), Borrower shall continue to pay the Indebtedness at the time and in the manner provided for in the Note, this Agreement and the other Loan Documents, and the Indebtedness shall not be reduced unless and until any Proceeds shall have been actually received and applied by Administrative Agent to discharge the Indebtedness, pay required interest and pay any other required amounts, in each case, pursuant to the terms of Sections 6.2.2 or 6.2.3 above. Administrative Agent shall not be limited to the interest paid on the Proceeds by the condemning authority but shall be entitled to receive out of the Proceeds interest at the rate or rates provided in the Note and this Agreement. Borrower shall cause any Proceeds that are payable to Borrower to be paid directly to Administrative Agent to be held and applied in accordance with the terms hereof.

VII.	IMPOSITIONS, OTHER CHARGES, LIENS AND OTHER ITEMS
Section 7.1    Impositions and Other Charges. To the extent Manager does not reserve for or otherwise set aside and pay Impositions and Other Charges directly, and subject to the third sentence of this Section 7.1, Borrower shall pay, or shall cause Operating Lessee to pay all Impositions now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the imposition of any interest, charges or expenses for the non-payment thereof and shall pay all Other Charges on or before the date they are due. Subject to Borrower's right of contest set forth in Section 7.3, as set forth in the next two sentences and provided that there are sufficient funds available in the Tax Reserve Account, Administrative Agent, on behalf of Borrower, shall pay all Impositions and Other Charges which are attributable to or affect the Property or Borrower, prior to the date such Impositions or Other Charges shall become delinquent or late charges may be imposed thereon, directly to the applicable taxing authority with respect thereto. Administrative Agent shall, or Administrative Agent shall direct the Cash

Management Bank to, pay to the taxing authority such amounts to the extent funds in the Tax Reserve Account are sufficient to pay such Impositions. Nothing contained in this Agreement or the Security Instrument shall be construed to require Borrower to pay any tax, assessment, levy or charge imposed on Administrative Agent in the nature of a franchise, capital levy, estate, inheritance, succession, income or net revenue tax.
Section 7.2    No Liens. Subject to its right of contest set forth in Section 7.3, Borrower shall at all times keep, or cause to be kept, the Property free from all Liens (other than Permitted Encumbrances) and shall pay when due and payable (or bond over) all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in or permit the creation of a Lien on the Property or any portion thereof and shall in any event cause the prompt, full and unconditional discharge of all Liens imposed on or against the Property or any portion thereof within forty-five (45) days after receiving written notice of the filing (whether from Administrative Agent, the lien holder or any other Person) thereof. Borrower shall do or cause to be done, at the sole cost of Borrower, everything reasonably necessary to fully preserve the first priority of the Lien of the Security Instrument against the Property, subject to the Permitted Encumbrances. Upon the occurrence and during the continuance of an Event of Default with respect to its Obligations as set forth in this Article VII, Administrative Agent may (but shall not be obligated to) make such payment or discharge such Lien, and Borrower shall reimburse Administrative Agent within three (3) Business Days following demand for all such advances pursuant to Section 19.14 (together with interest thereon at the Default Rate).
Section 7.3    Contest. Nothing contained herein shall be deemed to require Borrower to pay, or cause to be paid, any Imposition or to satisfy any Lien, or to comply with any Legal Requirement or Insurance Requirement, so long as Borrower is in good faith, and by proper legal proceedings, where appropriate, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (i) no Event of Default shall exist and be continuing hereunder, (ii) Borrower shall keep Administrative Agent informed of the status of such contest at reasonable intervals, (iii) if neither Borrower nor Operating Lessee is providing security as provided in clause (vi) below, adequate reserves with respect thereto are maintained on Borrower’s books in accordance with GAAP or in the Tax Reserve Account or Insurance Reserve Account, as applicable, (iv) either such contest operates to suspend collection or enforcement as the case may be, of the contested Imposition, Lien or Legal Requirement and such contest is maintained and prosecuted continuously and with diligence or the Imposition or Lien is fully bonded to the reasonable satisfaction of Administrative Agent, (v) in the case of any Insurance Requirement, the failure of Borrower to comply therewith shall not impair the validity of any insurance required to be maintained by Borrower under Section 6.1 or the right to full payment of any claims thereunder, and (vi) in the case of Impositions and Liens which are not bonded in excess of $500,000 individually, or in the aggregate, during such contest, Borrower, shall deposit with or deliver to Administrative Agent, Cash and Cash Equivalents or a letter or Letters of Credit in an amount equal to 125% of (A) the amount of Borrower’s obligations being contested plus (B) any additional interest, charge, or penalty arising from such contest, or, if the obligations being contested are less than $500,000, shall deliver a guaranty of the payment of such amounts from the Guarantor in a form reasonably satisfactory to Lender. Notwithstanding the foregoing, the creation of any such reserves or the furnishing of any bond or other security, Borrower promptly shall comply with any contested Legal Requirement or Insurance Requirement or shall pay any contested Imposition or Lien, and compliance therewith or payment thereof shall not be deferred, if, at any time the Property or any portion thereof shall be, in Administrative Agent’s reasonable judgment, in imminent danger of being forfeited or lost or Administrative Agent is likely to be subject to civil or criminal damages as a result thereof. If such action or proceeding is terminated or discontinued adversely to Borrower, Borrower shall deliver to Administrative Agent reasonable evidence of Borrower’s compliance with such contested Imposition, Lien, Legal Requirements or Insurance Requirements, as the case may be.

VIII.	TRANSFERS, INDEBTEDNESS AND SUBORDINATE LIENS
Section 8.1    Restrictions on Transfers and Indebtedness.
(A)    Unless such action is permitted by the subsequent provisions of this Article VIII, Borrower shall not (and shall cause its Affiliates not to), without Administrative Agent’s prior written consent, in its absolute and sole discretion, with respect to the transfer or other matter in question, (A) Transfer legal, Beneficial or direct or indirect equitable interests in all or any part of the Property, the Borrower, the Guarantor, or Operating Lessee, (B) permit or suffer any owner, directly or indirectly, of a legal, Beneficial or equitable interest in the Property, the Borrower, the Guarantor, or Operating Lessee, to Transfer such interest, whether by transfer of stock or other legal, Beneficial or equitable interest in any entity or otherwise, (C) mortgage, hypothecate or otherwise encumber or grant a security interest in all or any part of the legal, Beneficial or equitable interests in all or any part of the Property, the Borrower, the Guarantor, or the Operating Lessee, or (D) file of record a declaration of condominium with respect to the Property.
(B)    Notwithstanding any provision herein or in any other Loan Document to the contrary, nothing contained herein shall be deemed to restrict a Permitted Revolver Loan Transfer, or (ii) deemed to restrict or otherwise interfere with the ability of the holders of direct or indirect legal, Beneficial or equitable interests in the Guarantor to Transfer such interests.
(C)    Borrower shall not incur, create or assume any Debt or incur any liabilities without the consent of Administrative Agent; provided, however, Borrower may, without the consent of Administrative Agent, incur, create or assume Permitted Debt.
Section 8.2    Sale of Building Equipment. Borrower may Transfer or dispose of Building Equipment, in the Ordinary Course of Business, which is being replaced or which is no longer necessary in connection with the operation of the Property free from the Lien of the Security Instrument provided that such Transfer or disposal is in the Ordinary Course of Business, will not have a Material Adverse Effect on the value of the Property taken as a whole, will not materially impair the utility of the Property, and will not result in a reduction or abatement of, or right of offset against, the Rents payable under any Lease, in either case as a result thereof, and provided further that any new Building Equipment acquired by Borrower or Operating Lessee(and not so disposed of) shall be subject to the Lien of the Security Instrument. Administrative Agent shall, from time to time, upon receipt of an Officer’s Certificate requesting the same and confirming satisfaction of the conditions set forth above, execute a written instrument in form reasonably satisfactory to Administrative Agent to confirm that such Building Equipment which is to be, or has been, sold or disposed of is free from the Lien of the Security Instrument.
Section 8.3    Immaterial Transfers and Easements, etc. Borrower and Operating Lessee may, without the consent of Administrative Agent, (i) make immaterial Transfers of portions of the Property to Governmental Authorities for dedication or public use (subject to the provisions of Section 6.2) or, portions of the Property to third parties for the purpose of erecting and operating additional structures whose use is integrated with the use of the Property, and (ii) grant easements, restrictions, covenants, reservations and rights of way in the Ordinary Course of Business for access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such Transfer, conveyance or encumbrance set forth in the foregoing clauses (i) and (ii) shall materially impair the utility and operation of the Property or have a Material Adverse Effect on the value of the Property or otherwise result in a Material Adverse Effect. In connection with any Transfer permitted pursuant to this Section 8.3, Administrative Agent shall execute and deliver any instrument reasonably necessary or appropriate, in the case of the Transfers referred to in clause (i) above, to release the portion of the Property affected by such Condemnation or such Transfer from the Lien of the Security Instrument or, in the case of clause (ii) above, to subordinate the Lien of the Security Instrument to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by Administrative Agent of:
(A)    thirty (30) days prior written notice thereof;
(B)    a copy of the instrument or instruments of Transfer;
(C)    an Officer’s Certificate stating (x) with respect to any Transfer, the consideration, if any, being paid for the Transfer and (y) that such Transfer does not materially impair the utility and operation of the Property, materially reduce the value of the Property or have a Material Adverse Effect; and
(D)    reimbursement of all of Administrative Agent’s reasonable costs and expenses incurred in connection with such Transfer.

Section 8.4    Transfers of Interests in Borrower. Each holder of any direct or indirect interest in Borrower shall have the right to transfer (but not pledge, hypothecate or encumber) its equity interest in the Borrower to any Person who is not a Disqualified Transferee without Administrative Agent’s consent if Section 8.6 is complied with and, after giving effect to such transfer:
(a)    the Property will be directly owned by a Single Purpose Entity in compliance with the representations, warranties and covenants in Section 4.1.29 hereof (as if the Borrower shall have remade all of such representations, warranties and covenants as of, and after giving effect to, the transfer), and which shall have executed and delivered to Administrative Agent an assumption agreement in form and substance acceptable to Administrative Agent, evidencing the continuing agreement of the Borrower to abide and be bound by all the terms, covenants and conditions set forth in this Agreement, the Note, the Security Instrument and the other Loan Documents and all other outstanding obligations under the Loan, together with such legal opinions and title insurance endorsements as may be reasonably requested by Administrative Agent;
(b)    an Acceptable Manager shall continue to act as Manager for the Property pursuant to the existing Management Agreement or an Acceptable Management Agreement;
(c)    Guarantor shall continue to own directly or indirectly at least fifty-one percent (51%) of the equity interests in the Borrower and the Person that is the proposed transferee is not a Disqualified Transferee; provided that, after giving effect to any such transfer, in no event shall any Person other than the Guarantor or a Close Affiliate of a Guarantor which is Controlled by Guarantor exercise Management Control over the Borrower. In the event that Management Control shall be exercisable jointly by any Guarantor or a Close Affiliate of the Guarantor with any other Person or Persons, then the Guarantor or such Close Affiliate shall be deemed to have Management Control only if the Guarantor or such Close Affiliate retains the ultimate right as between the Guarantor or such Close Affiliate and the transferee to unilaterally make all material decisions with respect to the operation, management, financing and disposition of the Property; and
(d)    if there has been a Transfer of forty-nine percent (49%) or more of the indirect or direct membership interests, stock or other direct equity ownership interests in Borrower (other than a Transfer set forth in the last sentence of Section 8.1(a)), Borrower shall have first delivered to Administrative Agent an Officer's Certificate and legal opinion of the types described in Section 8.6 below.
Section 8.5    Loan Assumption. Borrower and Operating Lessee shall not have the right to sell, assign, convey or otherwise transfer (i) legal or equitable title to any part of the Property and (ii) their respective interests in, to and under the Loan and the Loan Documents.
Section 8.6    Notice Required; Legal Opinions. Not less than five (5) Business Days prior to the closing of any transaction permitted under the provisions of Sections 8.2 through 8.5, Borrower shall deliver or cause to be delivered to Administrative Agent (A) an Officer’s Certificate describing the proposed transaction and stating that such transaction is permitted hereunder and under the other Loan Documents, together with any documents upon which such Officer’s Certificate is based, and (B) legal opinion(s) of counsel to Borrower or the transferee selected by either of them (to the extent approved by Administrative Agent), in form and substance reasonably acceptable to the Administrative Agent, confirming, among other things, that the assets of the Borrower, and of its managing general partner or managing member, as applicable, will not be substantively consolidated with the assets of such owners or Controlling Persons of the Borrower as Administrative Agent may specify, in the event of a bankruptcy or similar proceeding involving such owners or Controlling Persons.
Section 8.7    Leases.
8.7.1    New Leases and Lease Modifications. Except as otherwise provided in this Section 8.7, Borrower shall not and shall not permit Operating Lessee to (i) enter into any Lease on terms other than “market” and rental rates (in Borrower’s or Operating Lessee’s good faith judgment), or (ii) enter into any Material Lease (a New Lease), or (iii) consent to the assignment of any Material Lease (unless required to do so by the terms of such Material Lease) that releases the original Tenant from its obligations under the Material Lease, or (iv) Modify or terminate any Material Lease (including, without limitation, accept a surrender of any portion of the Property subject to a Material Lease (unless otherwise permitted or required by law), allow a reduction in the term of any Material Lease or a reduction in the Rent payable under any Material Lease, change any renewal provisions of any Material Lease, materially increase the obligations of the landlord or materially decrease the obligations of any Tenant) or terminate any Material Lease) (any such action referred to in clauses (iii) and (iv) being referred to herein as a Lease Modification) without the prior written consent of Administrative Agent which consent, so long as no Event of Default is then continuing, shall not be unreasonably withheld, delayed or conditioned. Any New Lease or Lease Modification that requires Administrative Agent’s consent shall be delivered to Administrative Agent for approval not less than ten (10) Business Days prior to the effective date of such New Lease or Lease Modification.
8.7.2    Leasing Conditions. Subject to terms of this Section 8.7, provided no Event of Default shall have occurred and be continuing, Borrower may or may cause Operating Lessee to enter into a New Lease or Lease Modification, without Administrative Agent’s prior written consent, that satisfies each of the following conditions (as evidenced by an Officer’s Certificate delivered to Administrative Agent prior to entry into such New Lease or Lease Modification):
(A)    with respect to a New Lease or Lease Modification, the premises demised thereunder is not more than 5,000 net rentable square feet of the Property;
(B)    the term of such New Lease or Lease Modification, as applicable, does not exceed 60 months, plus up to two (2) 30-month option terms (or equivalent combination of renewals);

(C)    the New Lease or Lease Modification provides for “market” rental rates other terms and does not contain any terms which would adversely affect Administrative Agent’s rights under the Loan Documents or that would have a Material Adverse Effect;
(D)    the New Lease or Lease Modification, as applicable, provides that the premises demised thereby cannot be used for any of the following uses: any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, materials, activities or sexual conduct or any other use that has or could reasonably be expected to have a Material Adverse Effect;
(E)    the Tenant under such New Lease or Lease Modification, as applicable, is not an Affiliate of Borrower;
(F)    the New Lease or Lease Modification, as applicable, does not prevent Proceeds from being held and disbursed by Administrative Agent in accordance with the terms hereof and does not entitle any Tenant to receive and retain Proceeds except those that may be specifically awarded to it in condemnation proceedings because of the Condemnation of its trade fixtures and its leasehold improvements which have not become part of the Property and such business loss as Tenant may specifically and separately establish; and
(G)    the New Lease or Lease Modification, as applicable satisfies the requirements of Section 8.7.7 and Section 8.7.8.
8.7.3    Delivery of New Lease or Lease Modification. Upon the execution of any New Lease or Lease Modification, as applicable, Borrower shall deliver to Administrative Agent an executed copy of the Lease.
8.7.4    Lease Amendments. Borrower agrees that neither it nor Operating Lessee shall have the right or power, as against Administrative Agent without its consent, to cancel, abridge, or otherwise Modify any Lease unless such modification complies with this Section 8.7.
8.7.5    Security Deposits. All security or other deposits of Tenants of the Property shall be treated as trust funds and shall, if required by law or the applicable Lease not be commingled with any other funds of Borrower, and such deposits shall be deposited, upon receipt of the same by Borrower in a separate trust account maintained by Borrower expressly for such purpose. Within ten (10) Business Days after written request by Administrative Agent, Borrower shall furnish to Administrative Agent reasonably satisfactory evidence of compliance with this Section 8.7.5, together with a statement of all lease securities deposited with Borrower by the Tenants and the location and account number of the account in which such security deposits are held.
8.7.6    No Default Under Leases. Borrower shall and shall cause Operating Lessee to (i) promptly perform and observe all of the material terms, covenants and conditions required to be performed and observed by Borrower under the Leases, if the failure to perform or observe the same would have a Material Adverse Effect; (ii) exercise, within ten (10) Business Days after a written request by Administrative Agent, any right to request from the Tenant under any Lease a certificate with respect to the status thereof and (iii) not collect any of the Rents, more than one (1) month in advance (except that Borrower may collect such security deposits and last month’s Rents as are permitted by Legal Requirements and are commercially reasonable in the prevailing market and collect other charges in accordance with the terms of each Lease).
8.7.7    Subordination. All Lease Modifications and New Leases entered into by Borrower or Operating Lessee after the date hereof shall by their express terms be subject and subordinate to this Agreement and the Security Instrument (through a subordination provision contained in such Lease or otherwise) and shall provide that the Person holding any rights thereunder shall attorn to Administrative Agent or any other Person succeeding to the interests of Administrative Agent upon the exercise of its remedies hereunder or any transfer in lieu thereof on the terms set forth in this Section 8.7.
8.7.8    Attornment. Each Lease Modification and New Lease entered into from and after the date hereof shall provide that in the event of the enforcement by Administrative Agent of any remedy under this Agreement or the Security Instrument, the Tenant under such Lease shall, at the option of Administrative Agent or of any other Person succeeding to the interest of Administrative Agent as a result of such enforcement, attorn to Administrative Agent or to such Person and shall recognize Administrative Agent or such successor in the interest as lessor under such Lease without change in the provisions thereof; provided, however, Administrative Agent or such successor in interest shall not be liable for or bound by (i) any payment of an installment of rent or additional rent made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by Borrower under any such Lease (but the Administrative Agent, or such successor, shall be subject to the continuing obligations of the landlord to the extent arising from and after such succession to the extent of Administrative Agent’s, or such successor’s, interest in the Property), (iii) any credits, claims, setoffs or defenses which any Tenant may have against Borrower, (iv) any obligation on Borrower’s part, pursuant to such Lease, to perform any tenant improvement work or (v) any obligation on Borrower’s part, pursuant to such Lease, to pay any sum of money to any Tenant. Each such New Lease shall also provide that, upon the reasonable request by Administrative Agent or such successor in interest, the Tenant shall execute and deliver an instrument or instruments confirming such attornment.
8.7.9    Non-Disturbance Agreements. Administrative Agent shall enter into, and, if required by applicable law to provide constructive notice or requested by a Tenant, record in the county where the subject Property is located, a subordination, attornment and non-

disturbance agreement, substantially in form and substance substantially similar to the form attached hereto as Exhibit K (a Non-Disturbance Agreement), with any Tenant (other than an Affiliate of Borrower) entering into a New Lease permitted hereunder or otherwise consented to by Administrative Agent within ten (10) Business Days after written request therefor by Borrower, provided that, such request is accompanied by an Officer’s Certificate stating that such Lease complies in all material respects with this Section 8.7. All reasonable third party costs and expenses incurred by Administrative Agent in connection with the negotiation, preparation, execution and delivery of any Non- Disturbance Agreement, including, without limitation, reasonable attorneys’ fees and disbursements, shall be paid by Borrower (in advance, if requested by Administrative Agent).

IX.	INTEREST RATE CAP AGREEMENT.
Section 9.1    Interest Rate Cap Agreement. Borrower shall maintain the Interest Rate Cap Agreement with an Acceptable Counterparty in effect and having a term extending through the last day of the accrual period in which the applicable Maturity Date occurs, and an initial notional amount equal to the Principal Amount. The Interest Rate Cap Agreement shall have a strike rate equal to the LIBOR Cap Strike Rate. The notional amount of the Interest Rate Cap Agreement may be reduced from time to time in amounts equal to any prepayment of the principal of the Loan made in accordance with the Loan Documents, provided that the strike rate shall be equal to the LIBOR Cap Strike Rate.
Section 9.2    Pledge and Collateral Assignment. Borrower hereby pledges, assigns, transfers, delivers and grants a continuing first priority lien to Administrative Agent, as security for payment of all sums due in respect of the Loan and the performance of all other terms, conditions and covenants of this Agreement and any other Loan Document on Borrower’s part to be paid and performed, in, to and under all of Borrower’s right, title and interest whether now owned or hereafter acquired and whether now existing or hereafter arising (collectively, the Rate Cap Collateral): (i) in the Interest Rate Cap Agreement (as soon as such agreement is effective or when and if any replacement agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement); (ii) to receive any and all payments under the Interest Rate Cap Agreement (or, when and if any such agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement), whether as contractual obligations, damages or otherwise; and (iii) to all claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Interest Rate Cap Agreement (as soon as such agreement is effective or when and if any such agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement), in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any of the foregoing. Borrower shall deliver to Administrative Agent an executed counterpart of such Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Administrative Agent and require that payments be made directly to Administrative Agent) and notify the Counterparty of such assignment (either in such Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement or by separate instrument). Borrower shall not, without obtaining the prior written consent of Administrative Agent, further pledge, transfer, deliver, assign or grant any security interest in the Interest Rate Cap Agreement (or, when and if any such agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement), or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements or any other notice or instrument as may be required under the UCC, as appropriate, except those naming Administrative Agent as the secured party, to be filed with respect thereto.
Section 9.3    Covenants.
(A)    Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Administrative Agent shall be deposited immediately into the Holding Account pursuant to Section 3.1. Borrower shall take all actions reasonably requested by Administrative Agent to enforce Borrower’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty thereunder and shall not waive or Modify any of its rights thereunder.
(B)    Borrower shall defend Administrative Agent’s right, title and interest in and to the Rate Cap Collateral pledged by Borrower pursuant hereto or in which it has granted a security interest pursuant hereto against the claims and demands of all other Persons.
(C)    In the event of (x) any downgrade, withdrawal or qualification (each, a Downgrade) of the rating of the Counterparty such that, thereafter, the Counterparty shall cease to be an Acceptable Counterparty and (y) the Counterparty shall fail to comply with the requirements contained in the Interest Rate Cap Agreement which are described in Exhibit I upon such occurrence, the Borrower shall (i) replace the Interest Rate Cap Agreement with a Replacement Interest Cap Agreement, (x) having a term extending through the end of the then current Interest Period in which the Maturity Date occurs, (y) in a notional amount at least equal to the Principal Amount of the Loan then outstanding, and (z) having a strike rate equal to the LIBOR Cap Strike Rate, (ii) cause the Counterparty to deliver collateral equal to 100% of the mark-to-market value of the applicable Interest Rate Cap Agreement or other credit enhancement to secure Borrower's exposure under the Interest Rate Cap Agreement in such amount and pursuant to such terms as are acceptable to the Administrative Agent, in its sole discretion, or (iii) cause the Counterparty to obtain a guarantor or a replacement guarantor, as applicable, that is an Acceptable Counterparty, which guarantor shall unconditionally guaranty the performance of the Counterparty’s obligations under the Interest Rate Cap Agreement and Loan Documents.
(D)    In the event that Borrower fails to purchase and deliver to Administrative Agent the Interest Rate Cap Agreement as and when required hereunder, Administrative Agent may purchase the Interest Rate Cap Agreement and the cost incurred by Administrative Agent in purchasing the Interest Rate Cap Agreement shall be paid by Borrower to Administrative Agent with interest thereon at the Default Rate from the date such cost was incurred by Administrative Agent until such cost is paid by Borrower to Administrative Agent.
(E)    Borrower shall not (i) without the prior written consent of Administrative Agent, Modify the terms of the Interest Rate Cap Agreement, (ii) without the prior written consent of Administrative Agent, except in accordance with the terms of the Interest Rate Cap Agreement, cause the termination of the Interest Rate Cap Agreement prior to its stated maturity date, (iii) without the prior written consent of Administrative Agent, except as aforesaid, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) under the Interest Rate Cap Agreement, (iv) without the prior written consent of Administrative Agent, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Cap Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under the Interest Rate Cap Agreement, (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Cap Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) to payment or (vii) fail to give prompt notice to Administrative Agent of any notice of default given by or to Borrower under or with respect to the Interest Rate Cap Agreement, together with a complete copy of such notice.
In connection with an Interest Rate Cap Agreement, Borrower shall obtain and deliver to Administrative Agent an Opinion of Counsel from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty upon which Administrative Agent and its successors and assigns may rely (the Counterparty Opinion), under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, substantially in compliance with the requirements set forth in Exhibit F or in such other form approved by the Administrative Agent.

Section 9.4    Representations and Warranties. Borrower hereby covenants with, and represents and warrants to, Administrative Agent as follows:
(A)    The Interest Rate Cap Agreement constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(B)    The Rate Cap Collateral is free and clear of all claims or security interests of every nature whatsoever, except such as are created pursuant to this Agreement and the other Loan Documents, and Borrower has the right to pledge and grant a security interest in the same as herein provided without the consent of any other Person other than any such consent that has been obtained and is in full force and effect.
(C)    The Rate Cap Collateral has been duly and validly pledged hereunder. All consents and approvals required to be obtained by Borrower for the consummation of the transactions contemplated by this Agreement have been obtained.
(D)    Giving effect to the aforesaid grant and assignment to Administrative Agent, Administrative Agent has, as of the date of this Agreement, and as to Rate Cap Collateral acquired from time to time after such date, shall have, a valid, and upon proper filing, perfected and continuing first priority lien upon and security interest in the Rate Cap Collateral; provided that no representation or warranty is made with respect to the perfected status of the security interest of Administrative Agent in the proceeds of Rate Cap Collateral consisting of “cash proceeds” or “non-cash proceeds” as defined in the UCC except if, and to the extent, the provisions of Section 9-306 of the UCC shall be complied with.
(E)    Except for financing statements filed or to be filed in favor of Administrative Agent as secured party, there are no financing statements under the UCC covering any or all of the Rate Cap Collateral and Borrower shall not, without the prior written consent of Administrative Agent, until payment in full of all of the Obligations, execute and file in any public office, any enforceable financing statement or statements covering any or all of the Rate Cap Collateral, except financing statements filed or to be filed in favor of Administrative Agent as secured party.
Section 9.5    Payments. If Borrower at any time shall be entitled to receive any payments with respect to the Interest Rate Cap Agreement, such amounts shall, immediately upon becoming payable to Borrower, be deposited by Counterparty into the Holding Account.
Section 9.6    Remedies. Subject to the provisions of the Interest Rate Cap Agreement, if an Event of Default shall occur and then be continuing:
(A)    Administrative Agent, without obligation to resort to any other security, right or remedy granted under any other agreement or instrument, shall have the right to, in addition to all rights, powers and remedies of a secured party pursuant to the UCC, at any time and from time to time, sell, resell, assign and deliver, in its sole discretion, any or all of the Rate Cap Collateral (in one or more parcels and at the same or different times) and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery, and in connection therewith Administrative Agent may grant options and may impose reasonable conditions such as requiring any purchaser to represent that any “securities” constituting any part of the Rate Cap Collateral are being purchased for investment only, Borrower hereby waiving and releasing any and all equity or right of redemption to the fullest extent permitted by the UCC or applicable law. If all or any of the Rate Cap Collateral is sold by Administrative Agent upon credit or for future delivery, Administrative Agent shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, Administrative Agent may resell such Rate Cap Collateral. It is expressly agreed that Administrative Agent may exercise its rights with respect to less than all of the Rate Cap Collateral, leaving unexercised its rights with respect to the remainder of the Rate Cap Collateral, provided, however, that such partial exercise shall in no way restrict or jeopardize Administrative Agent’s right to exercise its rights with respect to all or any other portion of the Rate Cap Collateral at a later time or times.
(B)    Administrative Agent may exercise, either by itself or by its nominee or designee, in the name of Borrower, all of Administrative Agent’s rights, powers and remedies in respect of the Rate Cap Collateral, hereunder and under law.
(C)    Borrower hereby irrevocably, in the name of Borrower or otherwise, authorizes and empowers Administrative Agent and assigns and transfers unto Administrative Agent, and constitutes and appoints Administrative

Agent its true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, upon the occurrence and during the continuance of an Event of Default, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of Borrower under the Interest Rate Cap Agreement, including any power to subordinate or Modify the Interest Rate Cap Agreement (but not, unless an Event of Default exists and is continuing, the right to terminate or cancel the Interest Rate Cap Agreement), or to give any notices, or to take any action resulting in such subordination, termination, cancellation or modification and (ii) in order to more fully vest in Administrative Agent the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to Administrative Agent in this Agreement, and Borrower further authorizes and empowers Administrative Agent, as Borrower’s attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, upon the occurrence and during the continuance of an Event of Default, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of Borrower which in the opinion of Administrative Agent may be necessary or appropriate to be given, furnished, made, exercised or taken under the Interest Rate Cap Agreement, in order to comply therewith, to perform the conditions thereof or to prevent or remedy any default by Borrower thereunder or to enforce any of the rights of Borrower thereunder. These powers-of-attorney are irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by Borrower in respect of the Rate Cap Collateral to any other Person are hereby revoked.
(D)    Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, without notice to, or assent by, Borrower or any other Person (to the extent permitted by law), but without affecting any of the Obligations, in the name of Borrower or in the name of Administrative Agent, notify the Counterparty, or if applicable, any other counterparty to the Interest Rate Cap Agreement, to make payment and performance directly to Administrative Agent; extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to Borrower, or claims of Borrower, under the Interest Rate Cap Agreement; file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by Administrative Agent necessary or advisable for the purpose of collecting upon or enforcing the Interest Rate Cap Agreement; and execute any instrument and do all other things deemed necessary and proper by

Administrative Agent to protect and preserve and realize upon the Rate Cap Collateral and the other rights contemplated hereby.
(E)    Pursuant to the powers-of-attorney provided for above, Administrative Agent may take any action and exercise and execute any instrument which it may deem necessary or advisable to accomplish the purposes hereof; provided, however, that Administrative Agent shall not be permitted to take any action pursuant to said power-of-attorney that would conflict with any limitation on Administrative Agent’s rights with respect to the Rate Cap Collateral. Without limiting the generality of the foregoing, Administrative Agent, after the occurrence of an Event of Default, shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to Borrower representing: (i) any payment of obligations owed pursuant to the Interest Rate Cap Agreement, (ii) interest accruing on any of the Rate Cap Collateral or (iii) any other payment or distribution payable in respect of the Rate Cap Collateral or any part thereof, and for and in the name, place and stead of Borrower, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of any property which is or may become a part of the Rate Cap Collateral hereunder.
(F)    Administrative Agent may exercise all of the rights and remedies of a secured party under the UCC.
(G)    Without limiting any other provision of this Agreement or any of Borrower’s rights hereunder, and without waiving or releasing Borrower from any obligation or default hereunder, Administrative Agent shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to protect the security of this Agreement, to cure such Event of Default or to cause any term, covenant, condition or obligation required under this Agreement or the Interest Rate Cap Agreement to be performed or observed by Borrower to be promptly performed or observed on behalf of Borrower. All amounts advanced by, or on behalf of, Administrative Agent in exercising its rights under this Section 9.6(G) (including, but not limited to, reasonable legal expenses and disbursements incurred in connection therewith), together with interest thereon at the Default Rate from the date of each such advance, shall be payable by Borrower to Administrative Agent upon demand and shall be secured by this Agreement.
Section 9.7    Sales of Rate Cap Collateral. No demand, advertisement or notice, all of which are, to the fullest extent permitted by law, hereby expressly waived by

Borrower, shall be required in connection with any sale or other disposition of all or any part of the Rate Cap Collateral, except that Administrative Agent shall give Borrower at least thirty (30) Business Days’ prior written notice of the time and place of any public sale or of the time when and the place where any private sale or other disposition is to be made, which notice Borrower hereby agrees is reasonable, all other demands, advertisements and notices being hereby waived. To the extent permitted by law, Administrative Agent shall not be obligated to make any sale of the Rate Cap Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given, and Administrative Agent may without notice or publication adjourn any public or private sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each private sale of the Rate Cap Collateral of a type customarily sold in a recognized market and upon each public sale, unless prohibited by any applicable statute which cannot be waived, Administrative Agent (or its nominee or designee) may purchase any or all of the Rate Cap Collateral being sold, free and discharged from any trusts, claims, equity or right of redemption of Borrower, all of which are hereby waived and released to the extent permitted by law, and may make payment therefor by credit against any of the Obligations in lieu of cash or any other obligations. In the case of all sales of the Rate Cap Collateral, public or private, Borrower shall pay all reasonable costs and expenses of every kind for sale or delivery, including brokers’ and attorneys’ fees and disbursements and any tax imposed thereon. However, the proceeds of sale of Rate Cap Collateral shall be available to cover such costs and expenses, and, after deducting such costs and expenses from the proceeds of sale, Administrative Agent shall apply any residue to the payment of the Obligations in the order of priority as set forth in Section 11 of the Security Instrument.
Section 9.8    Public Sales Not Possible. Borrower acknowledges that the terms of the Interest Rate Cap Agreement may prohibit public sales, that the Rate Cap Collateral may not be of the type appropriately sold at public sales, and that such sales may be prohibited by law. In light of these considerations, Borrower agrees that private sales of the Rate Cap Collateral shall not be deemed to have been made in a commercially unreasonably manner by mere virtue of having been made privately.
Section 9.9    Receipt of Sale Proceeds. Upon any sale of the Rate Cap Collateral by Administrative Agent hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt by Administrative Agent or the officer making the sale or the proceeds of such sale shall be a sufficient discharge to the purchaser or purchasers of the Rate Cap Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Administrative Agent or such officer or be answerable in any way for the misapplication or non- application thereof.
Section 9.10    Extension Interest Rate Cap Agreement. If Borrower exercises any of its options to extend the Maturity Date pursuant to Section 2.1.6 herein, then, on or prior to the Maturity Date being extended, the Borrower shall obtain or have in place an Extension Interest Rate Cap Agreement (i) having a term through the end of the Interest Period in which the extended Maturity Date occurs, (ii) in a notional amount at least equal to the Principal Amount of the Loan as of the Maturity Date being extended, and (iii) having a strike rate equal to an amount such that the maximum interest rate paid by the Borrower after giving effect to payments made under such Extension Interest Rate Cap Agreement shall equal no more than the LIBOR Cap Strike Rate.
Section 9.11    Filing of Financing Statements Authorized. Borrower and Operating Lessee hereby authorize the filing of a form UCC-1 financing statement naming the Borrower and the Operating Lessee as debtors and the Administrative Agent as secured party in any office (including the office of the Secretary of State of the State of Delaware) covering all property of the Borrower and the Operating Lessee (including, but not limited to, the Account Collateral and the Rate Cap Collateral, but excluding Excess Cash Flow).

X.	MAINTENANCE OF PROPERTY; ALTERATIONS
Section 10.1    Maintenance of Property. Borrower shall keep and maintain, or cause to be kept and maintained, the Property and every part thereof in good condition and repair, subject to ordinary wear and tear, Excusable Delays, and the provisions of this Agreement with respect to damage or destruction caused by a Casualty or Condemnation, shall not permit or commit any waste, impairment, or deterioration of any portion of the Property in any material respect. Borrower further covenants to do all other acts which from the character or use of the Property may be reasonably necessary to protect the security hereof, the specific enumerations herein not excluding the general. Borrower shall not demolish any Improvement on the Property except as the same may be necessary in connection with an Alteration or a restoration in connection with a Condemnation or Casualty, or as otherwise permitted herein, in each case in accordance with the terms and conditions hereof.
Section 10.2    Alterations and Expansions. Borrower shall not perform or undertake or consent to or permit Operating Lessee or any other Person to perform or undertake any Alteration or Expansion, except in accordance with the following terms and conditions:
(A)    The Alteration or Expansion shall be undertaken in accordance with the applicable provisions of this Agreement, the other Loan Documents, the Leases and all Legal Requirements.
(B)    No Event of Default shall have occurred and be continuing or shall occur as a result of such action.
(C)    A Material Alteration, to the extent architects are customarily used for alterations or expansions of those types, but including any structural change to any of the Property or the Improvements, shall be conducted under the supervision of an Independent Architect and shall not be undertaken until ten (10) Business Days after there shall have been filed with Administrative Agent, for information purposes only and not for approval by Administrative Agent, detailed plans and specifications and cost estimates therefor, prepared and approved in writing by such Independent Architect. Such plans and specifications may be revised at any time and from time to time, provided that revisions of such plans and specifications shall be filed with Administrative Agent, for information purposes only.
(D)    The Alteration or Expansion may not in and of itself, either during the Alteration or Expansion or upon completion, be reasonably expected to have a Material Adverse Effect with respect to the Property or, if a Cash Sweep Period then exists, adversely affect the annual Net Operating Income by more than $500,000, taking into account the required escrows (or completion bond) provided under clause (H)(i) below; provided that if, as reasonably determined by the Administrative Agent, such Alteration or Expansion would reduce annual Net Operating Income by $500,000 or more and a Cash Sweep Period then exists, then in order to proceed with the Alteration or Expansion the Borrower shall deliver to Lender Eligible Collateral in the amount that the projected reduction in Net Operating Income resulting from the Alteration or Expansion exceeds $500,000 as additional security for the Indebtedness, which Eligible Collateral shall be returned to Borrower after evidence of completion of the applicable Alteration or Expansion and no Event of Default has occurred and is continuing.
(E)    All work done in connection with any Alteration or Expansion shall be performed with due diligence to Final Completion in a good and workmanlike manner, all materials used in connection with any Alteration or Expansion shall be not less than the standard of quality of the materials generally used at the Property as of the date hereof (or, if greater, the then-current customary quality in the sub-market in which the Property is located) and all work shall be performed and all materials used in accordance with all applicable Legal Requirements and Insurance Requirements.
(F)    The cost of any Alteration or Expansion shall be promptly and fully paid for by Borrower, subject to the next succeeding sentence. No payment made prior to the Final Completion (excluding punch-list items) of an Alteration or Expansion or Restoration to any contractor, subcontractor, materialman, supplier, engineer, architect, project manager or other Person who renders services or furnishes materials in connection with such Alteration shall exceed ninety percent (90%) of the aggregate value of the work performed by such Person from time to time and materials furnished and incorporated into the Improvements.
(G)    All work performed in connection with the (i) cure of the Deferred Maintenance Conditions and (ii) remediation of the Environmental

Conditions shall be performed in accordance with the terms and conditions set forth in clauses (A), (C), (E) and (F) of this Section 10.2. Subject to Section 10.2(F) above, from time to time as the cure or remediation of any particular Deferred Maintenance Condition or Environmental Condition progresses, Administrative Agent shall, subject to and upon the satisfaction of the terms and conditions set forth in Section 16.4, disburse to Borrower from the Deferred Maintenance and Environmental Conditions Reserve Account, amounts incurred in connection with the cure or remediation of the Deferred Maintenance Condition or Environmental Condition in question.
(H)    With respect to any Material Alteration:
(i)    Borrower shall have delivered to Lender Eligible Collateral in an amount equal to at least the total estimated remaining unpaid costs of such Material Alteration which is in excess of the Threshold Amount, which Eligible Collateral shall be held by Administrative Agent as security for the Indebtedness and released to Borrower as such work progresses in accordance with Section 10.2(H)(iii); provided, however, in the event that any Material Alteration shall be made in conjunction with any Restoration with respect to which Borrower shall be entitled to withdraw Proceeds pursuant to Section 6.2 hereof (including any Proceeds remaining after completion of such Restoration), the amount of the Eligible Collateral to be furnished pursuant hereto need not exceed the aggregate cost of such Restoration and such Material Alteration (in either case, as estimated by the Independent Architect) less the sum of the amount of any Proceeds which the Borrower is entitled to withdraw pursuant to Section 6.2 hereof and the Threshold Amount;
(ii)    Prior to commencement of construction of such Material Alteration, Borrower shall deliver to Administrative Agent a schedule (with the concurrence of the Independent Architect) setting forth the projected stages of completion of such Alteration or Expansion and the corresponding amounts expected to be due and payable by or on behalf of Borrower in connection with such completion, such schedule to be updated quarterly by Borrower (and with the concurrence of the Independent Architect) during the performance of such Alteration or Expansion.
(iii)    Any Eligible Collateral that a Borrower delivers to Administrative Agent pursuant hereto (and the proceeds of any such Eligible Collateral) shall be invested (to the extent such Eligible Collateral can be invested) by Administrative Agent in Permitted Investments for a period of time consistent with the date on which the Borrower notifies Administrative Agent that the Borrower expects to request a release of such Eligible Collateral in accordance with the next succeeding sentence. From time to time as the Material Alteration progresses, the amount of any

Eligible Collateral so furnished may, upon the written request of Borrower to Administrative Agent, be withdrawn by Borrower and paid or otherwise applied by or returned to Borrower in an amount equal to the amount Borrower would be entitled to so withdraw if Section 6.2.4 were applicable, subject to the satisfaction of the conditions precedent to withdrawal of funds set forth in Section 6.2.4 hereof. In connection with the above-described quarterly update of the projected stages of completion of the Material Alteration (as concurred with by an Independent Architect), Borrower shall increase (or be permitted to decrease, as applicable) the Eligible Collateral then deposited with Administrative Agent as necessary to comply with Section 10.2(H)(i) hereof.
(iv)    At any time after Final Completion of such Material Alterations, the whole balance of any Cash deposited with Administrative Agent pursuant to Section 10.2(h) hereof then remaining on deposit may be withdrawn by Borrower and shall be paid by Administrative Agent to Borrower, and any Eligible Collateral so deposited shall, to the extent it has not been called upon, reduced or theretofore released, be released by Administrative Agent to Borrower, within ten (10) days after receipt by Administrative Agent of an application for such withdrawal and/or release and satisfaction of each of the following conditions, as certified by an Officer’s Certificate that such statements are true, and as to the following clauses (A) and (B) of this clause also a certificate of the Independent Architect:
(A)    such Material Alteration(s) shall have been completed in all material respects in accordance with any plans and specifications therefor previously filed with Administrative Agent under Section 10.2(C) hereof;
(B)    that to the Best of Borrower’s Knowledge and the knowledge of the certifying person (x) such Material Alteration(s) has been completed in compliance with all Legal Requirements, and (y) to the extent required for the legal use or occupancy of the portion of the Property affected by such Alteration(s) or Expansion(s), the applicable Borrower has obtained a temporary or permanent certificate of occupancy (or similar certificate) or, if no such certificate is required, a statement to that effect;
(C)    that to the Best of Borrower’s Knowledge and the knowledge of the certifying person, all amounts that a Borrower is or may become liable to pay in respect of such Material Alteration(s) through the date of the certification have been paid in full or adequately provided for and, to the extent that such are customary and reasonably obtainable by prudent property owners in the area where the applicable Property is located, that Lien waivers have been obtained from the general contractor and subcontractors performing such Alteration(s) or Expansion(s) or at its sole cost and expense, Borrower shall cause a nationally recognized title insurance company to deliver to Administrative Agent an endorsement to the Title Policy, updating such policy and insuring over such Liens without further exceptions to such policy other than Permitted Encumbrances, or shall, at its sole cost and expense, cause a reputable title insurance company to deliver a lender’s title insurance policy, in such form, in such amounts and with such endorsements as the Title Policy, which policy shall be dated the date of completion of the Material Alteration and shall contain no exceptions other than Permitted Encumbrances; provided, however, that if, for any reason, Borrower are unable to deliver the certification required by this clause (C) with respect to any costs or expenses relating to the Alteration(s) or Expansion(s), then, assuming Borrower are able to satisfy each of the other requirements set forth in clauses (A) and (B) above, Borrower shall be entitled to the release of the difference between the whole balance of such Eligible Collateral and the total of all costs and expenses to which Borrower are unable to certify; and
(D)    that to the Best of Borrower’s Knowledge and the knowledge of the certifying person, no Event of Default has occurred and is continuing.

XI.	BOOKS AND RECORDS, FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION
Section 11.1    Books and Records. Borrower shall keep and maintain on a fiscal year basis proper books and records separate from any other Person, in which accurate and complete entries shall be made of all dealings or transactions of or in relation to the Note, the Property and the business and affairs of Borrower relating to the Property which shall reflect all items of income and expense in connection with the operation on an individual basis of the Property and in connection with any services, equipment or furnishings provided in connection with the operation of the Property, in accordance with GAAP. Administrative Agent and its authorized representatives shall have the right at reasonable times and upon reasonable notice to examine the books and records of Borrower relating to the operation of the Property and to make such copies or extracts thereof as Administrative Agent may reasonably require.
Section 11.2    Financial Statements.
11.2.1    Monthly Reports. During a Cash Sweep Period, Borrower shall furnish to Administrative Agent, within thirty (30) days after the end of each calendar month, unaudited operating statements, aged accounts receivable reports, rent rolls, STAR Reports and PACE Reports; occupancy and ADR reports for the Property, in each case accompanied by an Officer’s Certificate certifying (i) with respect to the operating statements, that to the Best of Borrower’s Knowledge and the best of such officer’s knowledge such statements are true, correct, accurate and complete and fairly present the results of the operations of Borrower and the Property, and (ii) with respect to the aged accounts receivable reports, rent rolls, occupancy and ADR reports, that such items are to the Best of Borrower’s Knowledge and the best of such officer’s knowledge true, correct and accurate and fairly present the results of the operations of Borrower and the Property. Borrower will also provide Administrative Agent copies of all flash reports as to monthly revenues upon request;
11.2.2    Quarterly Reports. Borrower will furnish, or cause to be furnished, to Administrative Agent on or before the forty-fifth (45th) day after the end of each Fiscal Quarter, the following items, accompanied by an Officer’s Certificate, certifying that to the Best of Borrower’s Knowledge and the best of such officer’s knowledge such items are true, correct, accurate and complete and fairly present the financial condition and results of the operations of Borrower and the Property in a manner consistent with GAAP (subject to normal year end adjustments) to the extent applicable:
(A)    quarterly and year to date financial statements prepared for such fiscal quarter with respect to the Borrower, including a balance sheet and operating statement for such quarter for the Borrower for such quarter;
(B)    during a Low Debt Yield Period, a comparison of the budgeted income and expenses and the actual income and expenses for such quarter for the Property, together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts in the aggregate and on a line-item basis for such period and year to date; provided, however, that Borrower shall not be obligated to provide such detailed explanation for line items the actual amounts for such quarter of which are less than $100,000;
(C)    occupancy levels at the Property for such period, including average daily room rates and the average revenue per available room;
(D)    concurrently with the provision of such reports, Borrower shall also furnish a report of Operating Income and Operating Expenses (as well as a calculation of Net Operating Income based thereon) with respect to the Borrower and the Property for the most recently completed quarter;
(E)    a STAR Report and to the extent provided by Manager a PACE Report for the most recently completed quarter;
(F)    a calculation of the Debt Yield Ratio and the DSCR for the trailing twelve (12) month period ending on the last day of the most recent Fiscal Quarter; and
(G)    to the extent prepared by or on behalf of Borrower or provided by Manager, a report of aged accounts receivable relating to the Property as of the most recently completed quarter and a list of Security Deposits and the aggregate amount of all Security Deposits.
11.2.3    Annual Reports. Borrower shall furnish to Administrative Agent within ninety (90) days following the end of each Fiscal Year a complete copy of the annual financial statements of the Borrower, audited by a “Big Four” accounting firm or another independent certified public accounting firm acceptable to Administrative Agent in accordance with GAAP for such Fiscal Year and containing a balance sheet, a statement of operations and a statement of cash flows. The annual financial statements of the Borrower shall be accompanied by (i) an Officer’s Certificate certifying that each such annual financial statement presents fairly, in all material respects, the financial condition and results of operation of the Property and has been prepared in accordance with GAAP and (ii) a management report, in form and substance reasonably satisfactory to Administrative Agent, discussing the reconciliation between the financial statements for such Fiscal Year and the most recent Budget. Together with the Borrower’s annual financial statements, the Borrower shall furnish to Administrative Agent (A) an Officer’s Certificate certifying as of the date thereof whether, to the Best of Borrower’s Knowledge, there exists a Default or Event of Default, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same; and (B) an annual report, for the most recently completed fiscal year, containing:

(1)
Capital Expenditures (including for this purpose any and all additions to, and replacements of, FF&E,) made in respect of the Property, including separate line items with respect to any project costing in excess of $250,000;

(2)	occupancy levels for the Property for such period; and

(3)	average daily room rates at the Property for such period.
11.2.4    Leasing Reports. Not later than forty-five (45) days after the end of each fiscal quarter of Borrower’s operations, Borrower shall deliver to Administrative Agent a true and complete rent roll for the Property, dated as of the last month of such fiscal quarter, showing the percentage of gross leasable area of the Property, if any, leased as of the last day of the preceding calendar quarter, the current annual rent for the Property, the expiration date of each Lease, whether to Borrower’s knowledge any portion of the Property has been sublet, and if it has, the name of the subtenant, and such rent roll shall be accompanied by an Officer’s Certificate certifying that such rent roll is true, correct and complete in all material respects as of its date and stating whether Borrower, within the past three (3) months, has issued a notice of default with respect to any Lease which has not been cured and the nature of such default.
11.2.5    Manager Reports. Borrower shall deliver to Administrative Agent, within ten (10) Business Days of the receipt thereof by Borrower, a copy of reports prepared by or on behalf of Manager listed on Schedule V. In addition, upon Lender's request, Borrower shall deliver to Lender, within ten (10) Business Days of Lender's request all other reports prepared by or on behalf of Manager. Notwithstanding anything to the contrary herein, during a Cash Sweep Period, Borrower shall deliver a copy of the Proposed Annual Plan to Administrative Agent within 3 Business Days of receipt of the same from Manager or on behalf of Manager.
11.2.6    Budget.
(A)    Not later than March 1st of each Fiscal Year hereafter, Borrower shall prepare or cause to be prepared and deliver to Administrative Agent, for informational purposes only, a Budget in respect of the Property for the Fiscal Year in which such delivery date falls, or if no such approved Budget then exists, the most up to date draft Budget; provided, that during a Cash Sweep Period, Borrower shall endeavor to deliver an approved Budget to Administrative Agent by December 15th of such Fiscal Year. In all events, Borrower shall deliver to Administrative Agent, for informational purposes only, a Budget that has been approved under the Management Agreement in respect of the Property for the Fiscal Year by March 1st of such Fiscal Year.
(B)    If Borrower subsequently amends the Budget, Borrower shall promptly deliver the amended Budget to Administrative Agent.
(C)    Notwithstanding the foregoing clause any Budgets submitted during a Cash Sweep Period, and in each case any material amendment therefrom, to the extent Borrower or an Affiliate of Borrower has the right to approve any Budget (or budget like items) or amendment to any Budget (or budget like items) under the Management Agreement or to the extent Borrower has the right to approve or consent to any variance from the Budget (or budget like items) under the Management Agreement, shall be subject to Administrative Agent’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned so long as no Event of Default is continuing. To the extent Administrative Agent has the right to consent or approve matters relating to the Budget (or budget like items) in accordance with this Section 11.2.6(C), Administrative Agent shall exercise such consent or approval rights in a manner consistent with the provisions of the Management Agreement governing such consent or approval.
(D)    Subject to Administrative Agent’s rights in the preceding paragraph, within thirty (30) days after its receipt of notice of the commencement of any Cash Sweep Period, Borrower shall consult with Administrative Agent and shall afford Administrative Agent a reasonable opportunity to meet and confer with Borrower and Manager to discuss in reasonable detail the Budget (or the Annual Plan), general hotel operations, possible amendments and revisions to the Budget or the Annual Plan, as applicable, and Borrower and its Affiliates shall use commercially reasonable efforts to obtain Manager’s approval of Budget or Annual Plan revisions as requested by Administrative Agent in its reasonable discretion.
11.2.7    IP Collateral. Borrower shall provide to Administrative Agent written notice of any Intellectual Property acquired for the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property after the date hereof, which is the subject of a registration or application (including IP Collateral which was theretofore unregistered and becomes the subject of a registration or application) or any material or exclusive IP Licenses, and deliver to Administrative Agent an instrument in form and substance reasonably acceptable to Administrative Agent. Borrower shall provide such notice to Administrative Agent promptly upon the acquisition of such Intellectual Property or IP License. Borrower shall execute and deliver to Administrative Agent all filings necessary to protect and evidence the Lenders' security interest in such Intellectual Property and IP Licenses. Further, the Borrower authorizes Administrative Agent to modify this Agreement by amending the IP Schedule to include any applications or registration for IP Collateral (but the failure to do so modify such IP Schedule shall not be deemed to affect Lender's security interest in or lien upon such IP Collateral).

11.2.8    Other Information. Borrower shall, promptly after written request by Administrative Agent, furnish or cause to be furnished to Administrative Agent, in such manner and in such detail as may be reasonably requested by Administrative Agent, such reasonable additional information as may be reasonably requested with respect to the Property. Upon entry into of an extension of or amendment to the Restaurant Management Agreement or a replacement management agreement for the restaurant at the Property, Borrower shall deliver to Administrative Agent, for informational purposes only, a copy of such agreement. The information required to be furnished by Borrower to Administrative Agent under this Section 11.2 shall be provided in both hard copy format and electronic format; provided that Borrower shall only be required to provide the information required under this Section 11.2.8 in electronic format if such information is so available in the ordinary course of the operations of the Borrower and Manager and without significant expense.

XII.	ENVIRONMENTAL MATTERS.
Section 12.1    Representations. Borrower hereby represents and warrants that except as set forth in the environmental reports and studies delivered to Administrative Agent (the Environmental Reports), (i) Borrower and Operating Lessee have not engaged in or knowingly permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in material compliance with Environmental Laws and only in the Ordinary Course of Business at the Property; (ii) to the Best of Borrower’s Knowledge, no tenant, occupant or user of the Property, or any other Person, has engaged in or permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any material way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in material compliance with Environmental Laws and only in the course of the Ordinary Course of Business at the Property; (iii) to the Best of Borrower’s Knowledge, no Hazardous Materials are presently constructed, deposited, stored, or otherwise located on, under, in or about the Property except in material compliance with Environmental Laws; (iv) to the Best of Borrower’s Knowledge, no Hazardous Materials have migrated from the Property upon or beneath other properties which would reasonably be expected to result in material liability for Borrower, Operating Lessee, or the Property; and (v) to the Best of Borrower’s Knowledge, no Hazardous Materials have migrated or threaten to migrate from other properties upon, about or beneath the Property which would reasonably be expected to result in material liability for Borrower, Operating Lessee, or the Property.
Section 12.2    Covenants.
12.2.1    Compliance with Environmental Laws. Subject to Borrower’s right to contest under Section 7.3, Borrower covenants and agrees with Administrative Agent that it shall comply with all Environmental Laws. If at any time during the continuance of the Lien of the Security Instrument, a Governmental Authority having jurisdiction over the Property requires remedial action to correct the presence of Hazardous Materials in, around, or under the Property (an Environmental Event), Borrower shall deliver prompt notice of the occurrence of such Environmental Event to Administrative Agent. Within thirty (30) days after Borrower has knowledge of the occurrence of an Environmental Event, Borrower shall deliver to Administrative Agent an Officer’s Certificate (an Environmental Certificate) explaining the Environmental Event in reasonable detail and setting forth the proposed remedial action. Borrower shall promptly provide Administrative Agent with copies of all notices from any Governmental Authority which allege or identify any actual or potential violation or noncompliance received by or prepared by or for Borrower in connection with any Environmental Law. For purposes of this paragraph, the term “notice” shall mean any summons, citation, directive, order, claim, pleading, letter, application, filing, report, findings, declarations or other materials provided by any Governmental Entity pertinent to compliance of the Property and Borrower with such Environmental Laws.
Section 12.3    Environmental Reports. Upon the occurrence and during the continuance of an Environmental Event with respect to the Property or an Event of Default, Administrative Agent shall have the right to direct Borrower to obtain consultants reasonably approved by Administrative Agent to perform a comprehensive environmental audit of the Property. Such audit shall be conducted by an environmental consultant chosen by Administrative Agent and may include a visual survey, a record review, an area reconnaissance assessing the presence of hazardous or toxic waste or substances, PCBs or storage tanks at the Property, an asbestos survey of the Property, which may include random sampling of the Improvements and air quality testing, and such further site assessments as Administrative Agent may reasonably require due to the results obtained from the foregoing. Borrower grants Administrative Agent, its agents, consultants and contractors the right to enter the Property as reasonable or appropriate for the circumstances for the purposes of performing such studies and the reasonable cost of such studies shall be due and payable by Borrower to Administrative Agent upon demand and shall be secured by the Lien of the Security Instrument. Administrative Agent shall not unreasonably interfere with, and Administrative Agent shall direct the environmental consultant to use its commercially reasonable efforts not to hinder, Borrower’s or any Tenant’s, other occupant’s or Manager’s operations upon the Property when conducting such audit, sampling or inspections. By undertaking any of the measures identified in and pursuant to this Section 12.3, Administrative Agent shall not be deemed to be exercising any control over the operations of Borrower or the handling of any environmental matter or hazardous wastes or substances of Borrower for purposes of incurring or being subject to liability therefor.
Section 12.4    Environmental Indemnification
(A)    Borrower shall protect, indemnify, save, defend, and hold harmless the Indemnified Parties from and against any and all Liabilities which any Indemnified Party may suffer, as a result of or with respect to: (a) any Environmental Claim relating to or arising from the Property; (b) the violation of any Environmental Law in connection with the Property; (c) any release, spill, or the presence of any Hazardous Materials affecting the Property; and (d) the presence at, in, on or under, or the release, escape, seepage, leakage, discharge or migration at or from, the Property of any Hazardous Materials, whether or not such condition was known or unknown to Borrower.
(B)    Notwithstanding Section 12.4(A) above, Borrower shall not be liable for any Hazardous Materials first placed on or under the Property (or any portion thereof) after ownership and control of the Property has been transferred to a third party following foreclosure or conveyance in lieu of foreclosure (“Transfer of Ownership”); provided, however, that (i) the existence of any Hazardous Materials placed in, under, over, from or affecting the Property (or such portion thereof), which materials were present prior to Transfer of Ownership, shall remain subject to Borrower’s indemnification obligations; and (ii) Borrower shall have the burden of proving that such environmental condition occurred subsequent to Transfer of Ownership.
(C)    If any such action or other proceeding shall be brought against Administrative Agent, upon written notice from Borrower to Administrative Agent (given reasonably promptly following Administrative Agent’s notice to Borrower of such action or proceeding), Borrower shall be entitled to assume the defense thereof, at Borrower’s expense, with counsel reasonably acceptable to Administrative Agent; provided, however, Administrative Agent may, at its own expense, retain separate counsel to participate in such defense, but such participation shall not be deemed to give Administrative Agent a right to control such defense, which right Borrower expressly retains. Notwithstanding the foregoing, each Indemnified Party shall have the right to employ separate counsel at Borrower’s expense if, in the reasonable opinion of legal counsel, a conflict or potential conflict exists between the Indemnified Party and Borrower that would make such separate representation advisable. Borrower shall have no obligation to indemnify an Indemnified Party for damage or loss resulting from such Indemnified Party’s gross negligence or willful misconduct.
Section 12.5    Recourse Nature of Certain Indemnifications. Notwithstanding anything to the contrary provided in this Agreement or in any other Loan Document, the indemnification provided in Section 12.4 shall be fully recourse to Borrower (but not its constituent members, except as provided in the Environmental Indemnity) and shall be independent of, and shall survive, the discharge of the Indebtedness, the release of the Lien created by the Security Instrument, and/or the conveyance of title to the Property to Administrative Agent or any purchaser or designee in connection with a foreclosure of the Security Instrument or conveyance in lieu of foreclosure.

XIII.	RESERVED

XIV.	THE ADMINISTRATIVE AGENT
Section 14.1    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under the Loan Documents and each such Lender hereby irrevocably authorizes the Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.
Section 14.2    Delegation of Duties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents (“Agents”) or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
Section 14.3    Exculpatory Provisions. None of the Administrative Agent, the other Agents, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (1) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person’s own gross negligence or willful misconduct), or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Transaction Parties or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of the Transaction Parties to perform their obligations hereunder or thereunder. The Administrative Agent and the other Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents or to inspect the properties, books or records of the Transaction Parties.
Section 14.4    Reliance by the Agents. Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certification, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Agent. As to the Lenders: (1) the Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of one hundred percent (100%) of the Lenders (or, if a provision of this Agreement expressly provides that a lesser number of the Lenders may direct the action of the Administrative Agent, such lesser number of Lenders) or it shall first be indemnified to its satisfaction by the Lenders ratably in accordance with their respective Percentage Shares against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any action (except for liabilities and expenses resulting from the Administrative Agent’s gross negligence or willful misconduct), and (2) the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of one hundred percent (100%) of the Lenders (or, if a provision of this Agreement expressly provides that the Administrative Agent shall be required to act or refrain from acting at the request of a lesser number of the Lenders, such lesser number of Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
Section 14.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to the Loan Documents, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice and a Default has occurred, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders (except to the extent that this Agreement or the Recourse Guaranty expressly requires that such action be taken or not taken by the Administrative Agent with the consent or upon the authorization of the Required Lenders or such other group of Lenders, in which case such action will be taken or not taken as directed by the Required Lenders or such other group of Lenders or Lenders).
Section 14.6    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent, the other Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the other Agents hereinafter taken, including any review of the affairs of the Transaction Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent or the other Agents to any Lender. Each Lender represents to the Administrative Agent and the other Agents that it has, independently and without reliance upon the Administrative Agent, the other Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Transaction Parties and made its own decision to make its loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the other Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Transaction Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent and the other Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Transaction Parties which may come into the possession of the Administrative Agent or any other Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.
Section 14.7    Indemnification; Reimbursement of Protective Advances.
14.7.1    Indemnification. The Lenders agree to indemnify the Administrative Agent and the other Agents in their respective capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Percentage Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or the other Agents in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent or the other Agents under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or any other Agent’s gross negligence or willful misconduct, respectively. The provisions of this Section 14.7 shall survive the payment of the Obligations and the termination of this Agreement.
14.7.2    Reimbursement of Protective Advances. If Administrative Agent incurs any reasonable costs or expenses (including, without limitation, those for legal services) after the date of this Agreement and with respect to any actual or proposed Modification or waiver of any term of the Loan Documents or restructuring or refinancing thereof or with any effort to enforce or protect Lenders’ rights or interests with respect thereto

(including any protective advances made in accordance with Section 8 of the Security Instrument), or otherwise with respect to the performance of its role as administrative agent under this Agreement, each in accordance with the terms of this Agreement, then, if such costs are not reimbursed by or on behalf of Borrower, Lenders shall reimburse Administrative Agent for their Percentage Share of such costs promptly after request therefor. If Administrative Agent recovers any amounts for which Administrative Agent has previously been reimbursed by Lenders hereunder, Administrative Agent shall promptly distribute to Lenders their Percentage Share thereof.
14.7.3     In the event a Lender fails to reimburse Administrative Agent for its Percentage Share of costs pursuant to this Section 14.7 and such failure continues for a period of three (3) Business Days after notice from Administrative Agent, such Lender shall cease to be entitled to any voting, consent or approval rights hereunder or under any other Loan Document, until such time such Lender reimburses Administrative Agent for its Percentage Share of such costs.
Section 14.8    Agents in Their Individual Capacity. The Administrative Agent, the other Agents and their affiliates may make loans to, accept deposits from and generally engage in any kind of business with any of the Transaction Parties or any of their respective Subsidiaries and Affiliates as though the Administrative Agent and the other Agents were not, respectively, the Administrative Agent, or an Agent hereunder. With respect to such loans made or renewed by them and any Note issued to them, the Administrative Agent and the other Agents shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent or an Agent, respectively, and the terms “Lender” and “Lenders” shall include the Administrative Agent and each other Agent in its individual capacity.
Section 14.9    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent under the Loan Documents upon thirty (30) days’ notice to the Lenders. If the Administrative Agent shall resign, then the Lenders (other than the Lender resigning as Administrative Agent) shall appoint a successor agent or, if the Lenders are unable to agree on the appointment of a successor agent, the Administrative Agent shall appoint a successor agent for the Lenders whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any of the Loan Documents or successors thereto. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.
Section 14.10    Limitations on Agents Liability. No Agent other than Administrative Agent shall, each in its capacity as an Agent, have any right, power, obligation, liability, responsibility or duty under this Agreement or the other Loan Documents.

Section 14.11    Approvals of Lenders. All communications from Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, and (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved. Unless a Lender shall give written notice to Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

XV.	ASSIGNMENTS AND PARTICIPATIONS.
Section 15.1    Assignments, Delegations and Pledges. With the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed, any Lender may at any time assign, delegate and pledge to one or more Eligible Assignees (provided that no written consent of the Administrative Agent shall be required in connection with any assignment, delegation and pledge by a Lender to an Affiliate of such Lender or to another Lender or its Affiliate) (each such assignee, an Assignee, and each such pledgee, a Pledgee) all or any part of such Lender’s Percentage Share of the Loan and the other Obligations held by such Lender hereunder, in a minimum amount of $1,000,000, which minimum amount may be an aggregated amount in the event of simultaneous assignments to or by two or more funds under common management (or if such Lender’s Percentage Share of the Loan is less than $1,000,000, one hundred percent (100%) thereof); provided, however, that the Transaction Parties, the Borrower and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrower and the Administrative Agent an Assignment and Acceptance Agreement, (iii) the assignment shall have been recorded in the Register, and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500.
Section 15.2    Register; Effect of Assignment and Acceptance. Administrative Agent shall, on behalf of the Borrower, maintain a copy of each Assignment and Acceptance Agreement delivered to it and a register (the Register) for the recordation of the names and addresses of the Lenders and the principal amount of the Loan owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Lender and the Administrative Agent shall treat each person whose name is recorded in the Register as the owner of the Loans for all purposes of this Agreement. From and after the date that the Administrative Agent notifies the assignor Lender and the Borrower that it has received an executed Assignment and Acceptance Agreement and payment of the above-referenced processing fee, and the assignment has been recorded in the Register: (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned to it pursuant to such Assignment and Acceptance Agreement, shall have the rights and obligations of a Lender under the Loan Documents, (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under the Loan Documents (but shall be entitled to indemnification as otherwise provided in this Agreement with respect to any events occurring prior to the assignment) and (iii) this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Percentage Shares resulting therefrom.
Section 15.3    Substitute Notes. Within five Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance Agreement and payment of the processing fee (which notice shall also be sent by the Administrative Agent to each Lender), the Borrower shall, if requested by the Assignee, execute and deliver to the Administrative Agent, a new Note evidencing such Assignee’s Percentage Share of the Loan, and the existing Note which such new Note replaces shall be returned to Borrower.
Section 15.4    Participations. Any Lender may at any time sell to one or more commercial banks, insurance companies or other Persons not Affiliates of the Borrower (a Participant) participating interests in the Loan and the other interests of that Lender (the originating Lender) hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, and (iii) the Borrower and the Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 2.2.5, 2.2.6, 2.2.8 and 2.2.9 (and subject to the burdens of Sections 2.2.7, 2.2.9(v) and this Article XV) as though it were also a Lender thereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, and Section 19.19 of this Agreement shall apply to such Participant as if it were a Lender party hereto.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the Participant Register); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register

(including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
Section 15.5    Security Interest in Favor of Federal Reserve Bank. Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may assign all or any portion of its Percentage Share of the Loan held by it to any Federal Reserve Lender or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Lender, provided that any payment in respect of such assigned Percentage Share of the Loan made by the Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect to such assigned Percentage Share of the Loan to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.
Section 15.6    Redirection Notice. Upon Administrative Agent’s receipt of written notice (a “Redirection Notice”) by a Pledgee that the pledging Lender is in default, beyond applicable cure periods, under pledging Lender’s obligations to Pledgee pursuant to the applicable credit agreement between pledging Lender and Pledgee (which notice need not be joined in or confirmed by pledging Lender), and until such Redirection Notice is withdrawn or rescinded by Pledgee, Administrative Agent shall remit to Pledgee and not to pledging Lender, any payments that Administrative Agent would otherwise be obligated to pay to pledging Lender from time to time pursuant to this Agreement or any Loan Document. Each pledging Lender hereby unconditionally and absolutely releases Administrative Agent from any liability to pledging Lender on account of Administrative Agent’s compliance with any Redirection Notice believed by Administrative Agent to have been delivered by Pledgee.
Section 15.7    Intentionally Omitted.
Section 15.8    Pfandbrief Appraisal. In connection with any assignment, pledge or transfer of a Lender’s interest in the Loan to a Pfandbrief, such Lender, at its own expense, may order an Appraisal, and Administrative Agent will reasonably cooperate, at such Lender’s expense, in coordinating the same with Borrower to the extent necessary to obtain such Appraisal.

XVI.	RESERVE ACCOUNTS
Section 16.1    Tax Reserve Account. In accordance with the time periods set forth in Section 3.1, and during any period when the Manager is not reserving for Impositions and Other Charges, Borrower shall deposit into the Tax Reserve Account an amount equal to (a) one-twelfth of the annual Impositions that Administrative Agent reasonably estimates, based on the most recent tax bill for the Property, will be payable during the next ensuing twelve (12) months in order to accumulate with Administrative Agent sufficient funds to pay all such Impositions at least twenty (20) days prior to the imposition of any interest, charges or expenses for the non-payment thereof and (b) one-twelfth of the annual Other Charges that Administrative Agent reasonably estimates will be payable during the next ensuing twelve (12) months (said monthly amounts in (a) and (b) above hereinafter called the Monthly Tax Reserve Amount, and the aggregate amount of funds held in the Tax Reserve Account being the Tax Reserve Amount). As of the Closing Date, the Monthly Tax Reserve Amount is $0.00, but such amount is subject to adjustment by Administrative Agent in accordance with the provisions of this Section 16.1. The Monthly Tax Reserve Amount shall be paid by Borrower to Administrative Agent on each Payment Date. Administrative Agent will apply the Monthly Tax Reserve Amount to payments of Impositions and Other Charges required to be made by Borrower pursuant to Article V and Article VII and under the Security Instrument, subject to Borrower’s right to contest Impositions in accordance with Section 7.3. In making any payment relating to the Tax Reserve Account, Administrative Agent may do so according to any bill, statement or estimate procured from the appropriate public office, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of funds in the Tax Reserve Account shall exceed the amounts due for Impositions and Other Charges pursuant to Article V and Article VII, Administrative Agent shall credit such excess against future payments to be made to the Tax Reserve Account. If at any time Administrative Agent reasonably determines that the Tax Reserve Amount is not or will not be sufficient to pay Impositions and Other Charges by the dates set forth above, Administrative Agent shall notify Borrower of such determination and Borrower shall increase its monthly payments to Administrative Agent by the amount that Administrative Agent reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the imposition of any interest, charges or expenses for the non-payment of the Impositions and Other Charges. Upon payment of the Impositions and Other Charges, Administrative Agent shall reassess the amount necessary to be deposited in the Tax Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Tax Reserve Account.
Section 16.2    Insurance Reserve Account. At any time when (a) the insurance required to be maintained pursuant to this Agreement is provided under a blanket policy in accordance with Article VI hereof and the premiums in respect of such blanket policy are not paid or caused to be paid at least 3 months before such premiums become due and payable and (b) Manager does not reserve for or otherwise set aside and pay, in no more than four (4) installments per year, premiums with respect to the Insurance Requirements or following an Insurance Reserve Trigger, Borrower will immediately pay to Administrative Agent for transfer by Administrative Agent to the Holding Account (or if Borrower fails to so pay Administrative

Agent, Administrative Agent will transfer from the Holding Account) an amount (the Insurance Reserve Amount) equal to payments of insurance premiums required to be made by Borrower to pay (or to reimburse Borrower or Operating Lessee for) the insurance required pursuant to Article VI and under the Security Instrument. In addition, at any time when the insurance required to be maintained pursuant to this Agreement is provided under a blanket policy in accordance with Article VI hereof and (a) the premiums in respect of such blanket policy are not paid or caused to be paid at least 3 months before such premiums become due and payable and (b) Manager does not reserve for or otherwise set aside and pay, in no more than four (4) installments per year, premiums with respect to the Insurance Requirements, and otherwise following an Insurance Reserve Trigger, in accordance with the time periods set forth in Section 3.1, Borrower shall deposit into the Insurance Reserve Account an amount equal to one-twelfth of the insurance premiums that Administrative Agent reasonably estimates based on the most recent bill, will be payable for the renewal of the coverage afforded by the insurance policies upon the expiration thereof in order to accumulate with Administrative Agent sufficient funds to pay all such insurance premiums at least twenty (20) days prior to the expiration of the policies required to be maintained by Borrower pursuant to the terms hereof (said monthly amounts hereinafter called the Monthly Insurance Reserve Amount); provided, however, that immediately following an Insurance Reserve Trigger, Borrower will pay to Administrative Agent for transfer by Administrative Agent to the Insurance Reserve Account (or if Borrower fails to so pay Administrative Agent, Administrative Agent will transfer from the Holding Account) an amount equal to payments of insurance premiums required to be made by Borrower to pay (or to reimburse Borrower or Operating Lessee) for the insurance required pursuant to Article VI and under the Security Instrument. As of the Closing Date, the Monthly Insurance Reserve Amount is $0.00. The Monthly Insurance Reserve Amount, if same is payable pursuant to this Section 16.2, shall be paid by Borrower to Administrative Agent on each Payment Date. Administrative Agent will apply the Monthly Insurance Reserve Amount to payments of insurance premiums required to be made by Borrower to pay for the insurance required pursuant to Article VI and under the Security Instrument. In making any payment relating to the Insurance Reserve Account, Administrative Agent may do so according to any bill, statement or estimate procured from the insurer or agent, without inquiry into the accuracy of such bill, statement or estimate or into the validity thereof. If at any time Administrative Agent reasonably determines that the Insurance Reserve Amount is not or will not be sufficient to pay insurance premiums (up to a maximum amount equal to the aggregate annual insurance premium required hereunder), Administrative Agent shall notify Borrower of such determination and Borrower shall increase the Insurance Reserve Amount by the amount that Administrative Agent reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the applicable insurance policies. Upon payment of such insurance premiums, Administrative Agent shall reassess the amount necessary to be deposited in the Insurance Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Insurance Reserve Account.
Section 16.3    Excess Cash Reserve Account. In addition to monitoring whether or not a Cash Sweep Period exists due to an Event of Default, following each Fiscal Quarter, Administrative Agent will perform a Debt Yield Test to determine whether a Low Debt Yield Period has occurred and is continuing (it being hereby agreed that all determinations as to whether a Low Debt Yield Period has occurred and is continuing shall be made by Administrative Agent and may be based, among other things, on the financial information delivered by Borrower pursuant to Section 11.2 hereof). During any Cash Sweep Period, certain monies shall be transferred in accordance with Section 3.1.1 hereof from the Holding Account into the Excess Cash Reserve Account and retained by Administrative Agent as additional security for the Indebtedness and shall be applied or disbursed as provided in Section 3.1.5 and below. From and after the occurrence and continuation of an Event of Default, Administrative Agent shall have the right to apply any amounts then remaining in the Excess Cash Reserve Accounts to repay the Indebtedness or any other amounts due hereunder or under the other Loan Documents in such order, manner and amount as Administrative Agent shall determine in its sole discretion. Provided no Default or Event of Default shall have occurred and be continuing, Administrative Agent shall instruct the Cash Management Bank to transfer to Borrower’s Account or to the account of an Affiliate of Borrower as Borrower may direct in writing, free and clear of any Lien or continuing security interest, any amounts remaining in the Excess Cash Reserve Account within ten (10) Business Days after Borrower provides Administrative Agent with evidence satisfactory to Administrative Agent indicating that the Property has achieved the Debt Yield requirement set forth in subclause (ii) of the definition of Low Debt Yield Period in Section 1.1 hereof.
Section 16.4    Deferred Maintenance Reserve Account.
In accordance with Section 3.1, upon the request of Borrower, Administrative Agent will, within fifteen (15) Business Days (or such shorter time as may be appropriate in Administrative Agent’s reasonable discretion during emergency situations identified to Administrative Agent by Borrower in writing) after the receipt of such request and the satisfaction of the other conditions set forth in this Section, cause disbursements to Operating Lessee from the Deferred Maintenance Account to pay or to reimburse Operating Lessee or Manager for actual costs incurred in connection with actual expenditures relating to Deferred Maintenance Conditions at the Property (to the extent such expenditures are permitted hereunder), provided that (A) Administrative Agent has received invoices evidencing that the costs for which such disbursements are requested are due and payable and are in respect of capital expenditures relating to Deferred Maintenance Conditions, (B) Operating Lessee has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate and received any Lien waivers or other releases which would customarily be obtained with respect to the work in question and (C) Administrative Agent has received an Officer’s Certificate confirming that the conditions in the foregoing clauses (A) and (B) have been satisfied and that the copies of invoices and evidence of Lien waivers (to the extent required above) attached to such Officer’s Certificate are true, complete and correct. In no event shall Administrative Agent be obligated to disburse funds from the Deferred Maintenance Account if a monetary Default or an Event of Default exists.
Section 16.5    FF&E Reserve Account. In accordance with Section 3.1, and during any period when Manager is not reserving for FF&E or FF&E is not otherwise reserved pursuant to the terms of the Management Agreement, upon the request of Borrower, Administrative Agent will, within fifteen (15) Business Days (or such shorter time as may be appropriate in Administrative Agent’s reasonable discretion during emergency situations identified to Administrative Agent by Borrower in writing) after the receipt of such request and the satisfaction of the other conditions set forth in this Section, cause disbursements to Operating Lessee from the FF&E Reserve Account to pay or to reimburse Operating Lessee or Manager for actual costs incurred in connection with capital expenditures relating to FF&E at the Property of the type customarily utilized in hotel properties in Washington, D.C. similar to the Property (to the extent such expenditures are permitted hereunder), provided that (A) Administrative Agent has received invoices evidencing that the costs for which such disbursements are requested are due and payable and are in respect of capital expenditures relating to FF&E at the property, (B) Operating Lessee has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate and received any Lien waivers or other releases which would customarily be obtained with respect to the work in question and (C) Administrative Agent has received an Officer’s Certificate confirming that the conditions in the foregoing clauses (A) and (B) have been satisfied and that the copies of invoices and evidence of Lien waivers (to the extent required above) attached to such Officer’s Certificate are true, complete and correct. Subject to the terms of the Assignment of Management Agreement, in no event shall Administrative Agent be obligated to disburse funds from the FF&E Reserve Account if a monetary Default or an Event of Default exists.
Section 16.6    Franchise Fee Reserve Accounts. Upon the request of Borrower, Administrative Agent will, within ten (10) Business Days after the receipt of such request and the satisfaction of the other conditions set forth in this Section, cause disbursements to Operating Lessee from the Franchise Fee Reserve Account, as applicable, to pay or to reimburse Borrower for actual costs incurred in connection with the Third-Party Franchise Fee (to the extent any such fee or expense is required to be paid under the related franchise agreement), provided that (A) Administrative Agent has received evidence of payment of the Third-Party Franchise Fee, or received invoices evidencing that the fees for which such disbursements are requested are due and payable, are in respect of the Third-Party Franchise Fee for the Property, and have not been previously paid; (B) any amounts previously disbursed pursuant to this paragraph have been properly applied; and (C) Administrative Agent has received an Officer’s Certificate confirming that the conditions in the foregoing clauses (A) and (B) have been satisfied and that the copies of invoices (to the extent required above) attached to such Officer’s Certificate are true, complete and correct. Subject to the terms of the Assignment of Management Agreement, in no event shall Administrative Agent be obligated to disburse funds from the Franchise Fee Reserve Account if an Event of Default exists.

XVII.	DEFAULTS
Section 17.1    Event of Default.
Each of the following events shall constitute an event of default hereunder (an Event of Default):
(i)    if (A) the Indebtedness is not paid in full on the Maturity Date (subject to the last sentence of Section 3.1.5(B)), (B) any Debt Service is not paid in full on the applicable Payment Date (subject to the last sentence of Section 3.1.5(B)), (C) any prepayment of principal due under this Agreement or the Note is not paid when due, (D) the Prepayment Premium is not paid when due, (E) any deposit to the Deposit Account or any of the other Collateral Accounts is not made on the required deposit date therefor; or (F) except as to any amount included in (A), (B), (C), (D), and/or (E) of this clause (i), any other amount payable pursuant to this Agreement, the Note or any other Loan Document is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure as described in subclauses (C), (D), (E) and (F) continuing for five (5) Business Days after Administrative Agent delivers written notice thereof to Borrower;
(ii)    subject to Borrower’s right to contest as set forth in Section 7.3, if any of the Impositions or Other Charges are not paid prior to the imposition of any interest, penalty, charge or expense for the non-payment thereof;
(iii)    if the insurance policies required by Section 6.1 are not kept in full force and effect, or if certificates of any of such insurance policies are not delivered to Administrative Agent within ten (10) Business Days following Administrative Agent’s request therefor;
(iv)    if, except as permitted pursuant to Article VIII, (a) any Transfer of any direct or indirect legal, beneficial or equitable interest in all or any portion of the Property, (b) any Transfer of any direct or indirect interest in Borrower, any Transaction Party or other Person restricted by the terms of Article VIII, (c) any Lien or encumbrance on all or any portion of the Property, (d) any pledge, hypothecation, creation of a security interest in or other encumbrance of any direct or indirect interests in Borrower, any Transaction Party, or other Person restricted by the terms of Article VIII or (e) the filing of a declaration of condominium with respect to the Property other than as allowed hereunder;
(v)    if any representation or warranty made by Borrower herein by Borrower, any Transaction Party, or any Affiliate of Borrower in any other Loan Document, or in any report, certificate (including, but not limited to, any certificate by Borrower delivered in connection with the issuance of the Non-Consolidation Opinion), financial statement or other instrument, agreement or document furnished to Administrative Agent shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, that if such representation or warranty which was false or misleading in any material respect is, by its nature, curable and is not reasonably likely to have a Material Adverse Effect, and such representation or warranty was not, to the Best of Borrower’s Knowledge, false or misleading in any material respect which made, then same shall not constitute an Event of Default unless Borrower has not cured same within five (5) Business Days after receipt by Borrower of notice from Administrative Agent in writing of such breach;
(vi)    if Borrower, or any Transaction Party shall make an assignment for the benefit of creditors;
(vii)    if a receiver, liquidator or trustee shall be appointed for Borrower, Guarantor or any Transaction Party or if Borrower, Guarantor or any Transaction Party shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Guarantor or any Transaction Party, or if any proceeding for the dissolution or liquidation of Borrower, Guarantor or any Transaction Party shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Guarantor or any Transaction Party upon the same not being discharged, stayed or dismissed within ninety (90) days;
(viii)    if Borrower, Guarantor or any Transaction Party, as applicable, Transfers its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(ix)    with respect to any term, covenant or provision set forth herein (other than the other subsections of this Section 17.1) which specifically contains a notice requirement or grace period, if Borrower, Guarantor or any Transaction Party shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
(x)    if Borrower, having notified Administrative Agent of its election to extend the Maturity Date as set forth in Section 2.1.6, fails to deliver the Extension Interest Rate Cap Agreement to Administrative Agent prior to the first day of the extended term of the Loan and Borrower has not prepaid the Loan pursuant to the terms of the Note prior to such first day of the extended term;
(xi)    if Borrower or Operating Lessee shall fail to comply with any covenants set forth in Articles V or XI with such failure continuing for ten (10) Business Days after Administrative Agent delivers written notice thereof to Borrower;
(xii)    if Borrower shall fail to comply with any covenants set forth in Section 4 or Section 3(d) or Section 8 of the Security Instrument with such failure continuing for ten (10) Business Days after Administrative Agent delivers written notice thereof to Borrower;

(xiii)    Borrower, Operating Lessee or any Affiliate of any such Person shall fail to deposit any sums required to be deposited in the Holding Account or any Sub-Accounts thereof are not made pursuant to the requirements herein when due;
(xiv)    if this Agreement or any other Loan Document or any Lien granted hereunder or thereunder, in whole or in part, shall terminate or shall cease to be effective or shall cease to be a legally valid, binding and enforceable obligation of Borrower or any Transaction Party, or any Lien securing the Indebtedness shall, in whole or in part, cease to be a perfected first priority Lien, subject to the Permitted Encumbrances (except in any of the foregoing cases in accordance with the terms hereof or under any other Loan Document or by reason of any affirmative act of Administrative Agent);
(xv)    if the Management Agreement is terminated and an Acceptable Manager is not appointed as a replacement manager pursuant to the provisions of Section 5.2.14 within sixty (60) days after such termination;
(xvi)    if Borrower shall default beyond the expiration of any applicable cure period under any existing easement, covenant or restriction which affects the Property, the default of which shall have a Material Adverse Effect;
(xvii)    There exists any fact or circumstance that reasonably could be expected to result in the (a) imposition of a Lien or security interest under Section 412(n) of the Code or under ERISA or (b) the complete or partial withdrawal by Borrower or any ERISA Affiliate from any “multiemployer plan” that is reasonably expected to result in any material liability to Borrower; provided, however that the existence of such fact or circumstance under clause (xvii)(b) shall not constitute an Event of Default if such material withdrawal liability (x) in the case of a withdrawal by an ERISA Affiliate that is reasonably expected to cause a Material Adverse Effect or any withdrawal by Borrower, is paid within thirty (30) days after the date incurred or is contested in accordance with Section 7.3 hereof or (y) in the case of a withdrawal by an ERISA Affiliate that is not reasonably expected to cause a Material Adverse Effect, is paid within the period required under applicable ERISA statutes or is contested in accordance with Section 7.3 hereof;
(xviii)    if the DSCR for the period ending on the last day of a Fiscal Quarter is determined to be less than 1.00x;
(xix)    if Borrower fails to apply any funds received by Borrower pursuant to Section 3.1.6 for the purpose such funds were transferred to Borrower; and
(xx)    if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or of any Loan Document not specified in subsections (i) to (xix) above, for thirty (30) days after written notice from

Administrative Agent; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.
Section 17.2    Remedies.
(A)    Unless waived in writing by Administrative Agent (with the consent of the Required Lenders or Lenders as otherwise provided in this Agreement), upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 17.1(vi), (vii) or (viii) above) Administrative Agent may (and at the request of the Required Lenders shall), from time to time without notice or demand, exercise, on behalf of the Lenders, all rights and remedies available to it under this Agreement and the other Loan Documents or at law or in equity, take such action that Administrative Agent deems advisable to protect and enforce its and Lenders rights against Borrower and the Property, including, without limitation, (i) declaring immediately due and payable the entire Principal Amount together with interest thereon and all other sums due by Borrower under the Loan Documents, (ii) collecting interest on the Principal Amount at the Default Rate whether or not the Loan has been accelerated, and (iii) enforcing or availing itself of any or all rights or remedies set forth in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in Section 17.1(vi) or 17.1(vii) above, the Indebtedness and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding. The foregoing provisions shall not be construed as a waiver by Administrative Agent of its right to pursue any other remedies available to it under this Agreement, the Security Instrument or any other Loan Document. Any payment hereunder may be enforced and recovered in whole or in part at such time by one or more of the remedies provided to Administrative Agent in the Loan Documents.
(B)    Unless waived in writing by Administrative Agent, upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to

Administrative Agent and Lenders against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Administrative Agent and Lenders at any time and from time to time, whether or not all or any of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any enforcement or remedial actions taken by Administrative Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Administrative Agent may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Administrative Agent permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Administrative Agent shall not be subject to any one action or election of remedies law or rule and (ii) all liens and other rights, remedies or privileges provided to Administrative Agent shall remain in full force and effect until Administrative Agent has exhausted all of its remedies against the Property and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Indebtedness or the Indebtedness has been paid in full.
(C)    Upon the occurrence and during the continuance of an Event of Default, with respect to the Account Collateral, the Administrative Agent may:
(i)    subject to the terms of the Assignment of Management Agreement, without notice to Borrower, except as required by law, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Account Collateral against the Obligations, Operating Expenses and/or Capital Expenditures for the Property or any part thereof;
(ii)    in Administrative Agent’s sole discretion, at any time and from time to time, exercise any and all rights and remedies available to it under this Agreement, and/or as a secured party under the UCC;
(iii)    subject to the terms of the Assignment of Management Agreement, demand, collect, take possession of or receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Account Collateral (or any portion thereof) as Administrative Agent may determine in its sole discretion; and

(iv)    take all other actions provided in, or contemplated by, this Agreement.
(D)    With respect to Borrower, the Account Collateral, the Rate Cap Collateral and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Administrative Agent to resort to the Property for the satisfaction of any of the Indebtedness, and Administrative Agent may seek satisfaction out of the Property or any part thereof, in its absolute discretion in respect of the Indebtedness. In addition, Administrative Agent shall have the right from time to time to partially foreclose this Agreement and the Security Instrument in any manner and for any amounts secured by this Agreement or the Security Instrument then due and payable as determined by Administrative Agent in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal or interest, Administrative Agent may foreclose this Agreement and the Security Instrument to recover such delinquent payments, or (ii) in the event Administrative Agent elects to accelerate less than the entire outstanding principal balance of the Loan, Administrative Agent may foreclose this Agreement and the Security Instrument to recover so much of the principal balance of the Loan as Administrative Agent may accelerate and such other sums secured by this Agreement or the Security Instrument as Administrative Agent may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to this Agreement and the Security Instrument to secure payment of sums secured by this Agreement and the Security Instrument and not previously recovered.
Section 17.3    Remedies Cumulative; Waivers.
The rights, powers and remedies of Administrative Agent under this Agreement and the Security Instrument shall be cumulative and not exclusive of any other right, power or remedy which Administrative Agent may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Administrative Agent’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Administrative Agent may determine in Administrative Agent’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower, Guarantor or any Transaction Party shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower, Guarantor or any Transaction Party or to impair any remedy, right or power consequent thereon.

Section 17.4    Costs of Collection. In the event that after an Event of Default: (i) the Note or any of the Loan Documents is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; (ii) an attorney is retained to represent Administrative Agent in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under the Note or any of the Loan Documents; or (iii) an attorney is retained to protect or enforce the lien or any of the terms of this Agreement, the Security Instrument or any of the Loan Documents; then Borrower shall pay to Administrative Agent all reasonable attorney’s fees, costs and expenses actually incurred in connection therewith, including costs of appeal, together with interest on any judgment obtained by Administrative Agent at the Default Rate.

XVIII.	SPECIAL PROVISIONS
Section 18.1    Exculpation.
18.1.1    Exculpated Parties. The Loan (as it may be severed, resized, bifurcated or otherwise modified) and the Obligations shall be fully recourse to the Borrower and the Operating Lessee. Except as set forth in this Section 18.1, the Recourse Guaranty, and the Environmental Indemnity, no personal liability shall be asserted, sought or obtained by Administrative Agent or any of the Lenders or enforceable against (i) any Affiliate of Borrower, (ii) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower or any Affiliate of Borrower, or (iii) any current or former direct or indirect partner, including, without limitation, member (including Guarantor), principal, officer, Controlling Person, beneficiary, trustee, advisor, shareholder, employee, agent, manager, Affiliate or director of any Persons described in clauses (i) through (ii) above (collectively, the Exculpated Parties) and none of the Exculpated Parties shall have any personal liability (whether by suit deficiency judgment or otherwise) in respect of the Obligations, this Agreement, the Security Instrument, the Notes, the Property or any other Loan Document, or the making, issuance or transfer thereof, all such liability, if any, being expressly waived by Administrative Agent and the Lenders. The foregoing limitation shall not in any way limit or affect Administrative Agent’s and Lenders’ right to any of the following and neither Administrative Agent nor any Lender shall be deemed to have waived any of the following:
(A)    foreclosure of the lien of this Agreement and the Security Instrument and the other Loan Documents in accordance with the terms and provisions set forth herein and in the other Loan Documents;
(B)    action against any other security at any time given to secure the payment of the Notes and the other Obligations;
(C)    exercise of any other remedy set forth in this Agreement or in any other Loan Document which is not inconsistent with the terms of this Section 18.1;

(D)    any right which Administrative Agent may have under Sections 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Indebtedness secured by this Agreement, the Security Instrument and the other Loan Documents or to require that all collateral shall continue to secure all of the Indebtedness owing to Lenders in accordance with the Loan Documents; or
(E)    the liability of any given Exculpated Party with respect to any separate written guaranty or agreement given by any such Exculpated Party in connection with the Loan (including, without limitation, the Recourse Guaranty and the Environmental Indemnity).
18.1.2    Carveouts From Non-Recourse Limitations. Notwithstanding the foregoing or anything in this Agreement or any of the Loan Documents to the contrary, there shall at no time be any limitation on any Guarantor’s liability for, and Guarantor and the Borrower shall be jointly and severally liable for, the payment, in accordance with the terms of this Agreement, the Notes, the Security Instrument and the other Loan Documents, to Administrative Agent and the Lenders of the following (Recourse Liabilities):
(A)    any actual loss, damage, cost or expense actually incurred by or on behalf of Administrative Agent or any of the Lenders by reason of (i) the fraudulent acts of or intentional misrepresentations by Borrower or any Affiliate of Borrower or (ii) the failure of Borrower or Operating Lessee (as applicable) to have a valid and subsisting certificate of occupancy(s) for all or any portion of the Property if and to the extent such certificate of occupancy(s) is required to comply with all Legal Requirements;
(B)    Proceeds which Borrower or any Affiliate of Borrower has actually received and to which Administrative Agent is entitled pursuant to the terms of this Agreement or any of the Loan Documents to the extent the same have not been applied toward payment of the Indebtedness, or used for the repair or replacement of the Property in accordance with the provisions of this Agreement;
(C)    any security deposits and advance deposits which are not delivered to Administrative Agent upon a foreclosure of the Property or action in lieu thereof, except to the extent any such deposits were applied or refunded in accordance with the terms and conditions of any of the Leases, as applicable, prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(D)    any actual loss, damage, cost or expense actually incurred by or on behalf of Administrative Agent or any of the Lenders by reason of all or any part of the Property, the Account Collateral, the IP Collateral or the Rate Cap Collateral being encumbered by a Lien (other than pursuant to this Agreement and the Security Instrument) in violation of the Loan Documents;
(E)    after the occurrence and during the continuance of an Event of Default, any Rents, issues, profits and/or income collected by Borrower, Operating Lessee or any Affiliate of Borrower or Operating Lessee (other than Rents and credit card receivables sent to the applicable Deposit Account or paid directly to Administrative Agent pursuant to any notice of direction delivered to tenants of the Property or credit card companies) which are not applied to payment of the Obligations or used to pay normal and verifiable Operating Expenses of the Property or otherwise applied in a manner permitted under the Loan Documents, in each case, as a result of the acts of Borrower, Operating Lessee or any Affiliate of Borrower or Operating Lessee;
(F)    any actual loss, damage, cost or expense actually incurred by or on behalf of Administrative Agent or any of the Lenders by reason of physical damage to the Property from intentional waste or willful destruction (other than in connection with a permitted alteration) committed by Borrower or any Affiliate of Borrower;
(G)    any actual loss, damage, cost or expense actually incurred by Administrative Agent or Lenders as a result of the removal or disposal of any collateral for the Loan during the continuation of an Event of Default other than in the Ordinary Course of Business;
(H)    any actual loss, damage, cost or expense actually incurred by Administrative Agent or Lenders as a result of a violation of the provisions of Section 5.2.1 or Section 8.1(b) hereof, other than de minimis violations of such provisions as a result of incurrence of trade payables or purchase money indebtedness in excess of the limitations thereon set forth in clauses (c) and (d) of the definition of Permitted Debt;
(I)    any actual loss, damage, cost or expense actually incurred by Lender as a result of any distribution in violation of the provisions of Section 5.2.13 hereof;

(J)    any actual loss, damage, cost or expense actually incurred by or on behalf of Administrative Agent or any of the Lenders by reason of the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Security Instrument concerning environmental laws, hazardous substances and asbestos and any indemnification of Administrative Agent or any of the Lenders with respect thereto in either document;
(K)    any actual loss, damage, cost or expense incurred by or on behalf of Lender by reason of the failure of Borrower to comply with any of the provisions of Article XV;
(L)    any actual loss, damage, cost or expense incurred by or on behalf of Administrative Agent or any of the Lenders by reason of Borrower’s failure to obtain Administrative Agent’s prior written consent to any Transfer, as required by the Loan Agreement or the Security Instrument or any other violation of section 8.1(a);
(M)    all of the Indebtedness and the Obligations in the event of: (i) any of Borrower, Guarantor or any other Transaction Party filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (ii) any of Borrower, Guarantor or any other Transaction Party filing an answer consenting to or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited, or colluding with (or any of such Borrower’s, Guarantor’s or any other Transaction Party’s Affiliates colluding with) petitioning creditors to file any such involuntary petition from any Person; (iii) any Borrower, Guarantor or any other Transaction Party consenting to or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for any of Borrower, Guarantor or any other Transaction Party or any portion of the Mortgaged Property; (iv) any of Borrower, Guarantor or any other Transaction Party making an assignment for the benefit of creditors; and (v) Borrower, Operating Lessee or a Person Controlling them seeking to substantively consolidate any Person other than Borrower or Operating Lessee with Borrower or Operating Lessee in connection with an action under the Bankruptcy Code involving Borrower or Operating Lessee;
(N)    any actual loss, damage or expense which may at any time be imposed upon, incurred by or awarded against Administrative Agent or any of the Lenders in the event (and arising out of such circumstances) that any Borrower

Party should raise any defense, counterclaim or allegation in any foreclosure action by Administrative Agent relative to the Property, the Account Collateral, the IP Collateral or the Rate Cap Collateral or any part thereof which is found by a court to have been raised by such Borrower Party in bad faith or to be without basis in fact or law;
(O)    any actual loss, damage or expense incurred by or on behalf of Administrative Agent or any of the Lenders by reason of Borrower, Operating Lessee, or their respective general partners failing to be and have been since the date of its respective formation, a Single Purpose Entity;
(P)    full amount of the Obligations by reason of the failure of Borrower to maintain policies in accordance with Section 6.1.16 in the event the insurance coverage required under Section 6.1 is effected under a blanket policy or policies in accordance with Section 6.1.16 and proceeds therefrom are either not available or not sufficient for Borrower to satisfy its obligations hereunder as if it had otherwise maintained insurance under separate policies under Section 6.1;
(Q)    during the continuance of a Cash Sweep Period, in the event Borrower fails to apply any funds received by Borrower pursuant to Section 3.1.6(iii) for the purpose such funds were transferred to Borrower; and
(R)    reasonable attorney’s fees and expenses incurred by Administrative Agent or any of the Lenders in connection with any successful suit filed on account of any of the foregoing clauses (A) through (Q).

XIX.	MISCELLANEOUS
Section 19.1    Survival. This Agreement and all covenants, indemnifications, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Administrative Agent of the Loan and the execution and delivery to Administrative Agent of the Note, and shall continue in full force and effect so long as all or any of the Indebtedness is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the successors and assigns of Administrative Agent. If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder and under the other Loan Documents shall be joint and several.
Section 19.2    Administrative Agent’s Discretion. Whenever pursuant to this Agreement, Administrative Agent exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Administrative Agent, the decision of Administrative

Agent to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Administrative Agent and shall be final and conclusive.
Section 19.3    Governing Law.
(A)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDERS AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(B)    SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT OR ANY LOAN DOCUMENT, EACH TRANSACTION PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE TRANSACTION PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH THIS AGREEMENT; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE TRANSACTION PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT

ADMINISTRATIVE AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY TRANSACTION PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.
(C)    BORROWER DOES HEREBY DESIGNATE AND APPOINT:
CORPORATION SERVICE COMPANY
80 STATE STREET
ALBANY, NEW YORK 12207-2543

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
Section 19.4    No Assignment by Borrower. Except as otherwise expressly provided in Article VIII of this Agreement, none of the Transaction Parties may assign its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of the Administrative Agent and the Required Lenders. Subject to the foregoing, all provisions contained in this Agreement and the other Loan Documents and in any document or agreement referred to herein or therein or relating hereto or thereto shall inure to the benefit of the Administrative Agent and each Lender, their respective successors and assigns, and shall be binding upon each of the Transaction Parties and such Person’s successors and assigns.
Section 19.5    Modification. Neither this Agreement nor any other Loan Document may be Modified or waived unless such Modification or waiver is in writing and signed by the Administrative Agent, the applicable Transaction Parties, the Borrower and if expressly required hereunder, the Required Lenders, provided that no such Modification or waiver shall, without the prior written consent of one hundred percent (100%) of the Lenders: (1)  reduce the principal of, or rate of interest on, the Loan or fees payable hereunder, (2) except as expressly contemplated by Article XV, modify the Percentage Share of any Lender, (3) Modify the definition of “Required Lenders”, (4) extend or waive any scheduled payment date for any principal, interest or fees, (5)  release Guarantor from its obligations under the Recourse Guaranty, release Borrower from its obligation to repay the Loan, or release the Property from the lien of the Security Instrument (in each case except for such releases as may be specifically authorized by or otherwise approved in accordance with this Agreement), (6) Modify this Section 19.5, or (7) Modify any provision of the Loan Documents which by its terms requires the consent or approval of one hundred percent (100%) of the Lenders. It is expressly agreed and understood that the election by the Required Lenders to accelerate amounts outstanding hereunder shall not constitute a Modification or waiver of any term or provision of this Agreement or any other Loan Document. No Modification of any provision of the Loan Documents relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.
Section 19.6    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, or consent to any departure therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 19.7    Delay Not a Waiver. Neither any failure nor any delay on the part of Administrative Agent in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Administrative Agent shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 19.8    Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery or (c) telecopier (with answer back acknowledged), or e-mail, in each case addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Administrative Agent:	Deutsche Bank AG New York Branch 60 Wall Street New York, New York 10005 Attention: James Rolison Facsimile No.: (212) 797-4496 Confirmation No: (212) 250-3352 E-Mail: james.rolison@db.com
With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Attention: Audrey L. Sokoloff Facsimile No.: (917) 777-2212 E-Mail: Audrey.Sokoloff@skadden.com
If to Borrower:
Strategic Hotel Funding, L.L.C.
c/o Strategic Hotels & Resorts, Inc.,
200 West Madison Street, Suite 1700
Chicago, Illinois 60606
Attention: Chief Financial Officer
Facsimile No.: (312) 658-5799
E-Mail: JStanner@strategichotels.com

and to:
Strategic Hotel Funding, L.L.C.
c/o Strategic Hotels & Resorts, Inc.,
200 West Madison Street, Suite 1700
Chicago, Illinois 60606
Attention: General Counsel
Facsimile No.: (312) 658-5799
E-Mail: PMaggio@strategichotels.com

With a copy to:	Perkins Coie LLP 131 S. Dearborn Street Suite 1700 Chicago, Illinois 60603 Attention: Bruce Bonjour Facsimile No.: (312) 324-9650 E-Mail: Bbonjour@perkinscoie.com

All notices, elections, requests and demands under this Agreement shall be effective and deemed received upon the earliest of (i) the actual receipt of the same by personal delivery or otherwise, (ii) one (1) Business Day after being deposited with a nationally recognized overnight courier service as required above, or (iii) on the day sent if sent by facsimile or e-mail on or before 5:00 p.m. New York time on any Business Day or on the next Business Day if so delivered after 5:00 p.m. New York time or on any day other than a Business Day; provided a confirmation copy is sent in a manner provided in subclause (a) or (b) above. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, election, request, or demand sent.
Section 19.9    TRIAL BY JURY. EACH OF BORROWER, ADMINISTRATIVE AGENT, EACH LENDER AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER ANY OF THEM, HEREBY EXPRESSLY, KNOWINGLY,

VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER OR RELATED TO THIS AGREEMENT, THE SECURITY INSTRUMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE SECURITY INSTRUMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND BORROWER HEREBY AGREES AND CONSENTS THAT AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT HERETO TO THE WAIVER OF ANY RIGHT TO TRIAL BY JURY. BORROWER ACKNOWLEDGES THAT IT HAS CONSULTED WITH LEGAL COUNSEL REGARDING THE MEANING OF THIS WAIVER AND ACKNOWLEDGES THAT THIS WAIVER IS AN ESSENTIAL INDUCEMENT FOR THE MAKING OF THE LOAN. THIS WAIVER SHALL SURVIVE THE REPAYMENT OF THE LOAN.
Section 19.10    Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 19.11    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 19.12    Preferences. To the extent Borrower makes a payment or payments to Administrative Agent, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Administrative Agent.
Section 19.13    Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Administrative Agent except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Administrative Agent to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Administrative

Agent with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Administrative Agent to Borrower.
Section 19.14    Expenses; Indemnity; No Consequential Damages.
(A)    Except as may be otherwise expressly set forth in the Loan Documents, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Administrative Agent and each Lender upon receipt of written notice from Administrative Agent for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Administrative Agent and the Lenders in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender pursuant to this Agreement); (ii) Administrative Agent’s and Lenders’ ongoing performance of and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its or their part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters as required herein or under the other Loan Documents; (iv) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (v) the filing and recording fees and expenses, mortgage recording taxes, title insurance and reasonable fees and expenses of counsel for providing to Administrative Agent all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Administrative Agent for the benefit of Lenders pursuant to this Agreement and the other Loan Documents; (vi) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; (vii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a work-out or of any insolvency or bankruptcy proceedings and (viii) procuring insurance policies pursuant to Section 6.1.11; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of

Administrative Agent. Any cost and expenses due and payable to Administrative Agent or any Lender may be paid from any amounts in the Collection Account or the Holding Account if same are not paid by Borrower within ten (10) Business Days after receipt of written notice from Administrative Agent.
(B)    Borrower shall defend (subject to Administrative Agent’s, and in the case of any conflict of interest, the applicable Indemnified Party’s selection of counsel) indemnify and save harmless Administrative Agent, the Lenders, and all of their respective officers, directors, stockholders, members, partners, employees, agents, successors and assigns thereof (collectively, the “Indemnified Parties”) from and against all Liabilities imposed upon or incurred by or asserted against the Indemnified Parties or the Property or any part of its interest therein, by reason of the occurrence or existence of any of the following (to the extent Proceeds payable on account of the following shall be inadequate; it being understood that in no event will the Indemnified Parties be required to actually pay or incur any costs or expenses as a condition to the effectiveness of the foregoing indemnity): (1) ownership of Borrower’s and/or Operating Lessee’s interest in the Property, or any interest therein, or receipt of any Rents or other sum therefrom, (2) any accident, injury to or death of any persons or loss of or damage to property occurring on or about the Property or any Appurtenances (as defined in the Security Instrument) thereto, (3) any design, construction, operation, repair, maintenance, use, non-use or condition of the Property or any Appurtenances (as defined in the Security Instrument) thereto, including claims or penalties arising from violation of any Legal Requirement or Insurance Requirement, as well as any claim based on any patent or latent defect, whether or not discoverable by Administrative Agent, any claim the insurance as to which is inadequate, and any Environmental Claim, (4) any Default under this Agreement or any of the other Loan Documents or any failure on the part of Borrower or Operating Lessee to perform or comply with any of the terms of any Lease within the applicable notice or grace periods, (5) any performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof, (6) any negligence or tortious act or omission on the part of Borrower, Operating Lessee or any of their respective agents, contractors, servants, employees, sublessees, licensees or invitees, (7) any contest referred to in Section 7.3 hereof, (8) any obligation or undertaking relating to the performance or discharge of any of the terms, covenants and conditions of the landlord contained in the Leases, or (9) except as may be expressly limited herein, the presence at, in or under the Property or the Improvements of any Hazardous Materials in violation of any Environmental Law. Any amounts the Indemnified Parties are legally entitled to receive under this Section which are not paid within fifteen (15) Business Days after written demand therefor by the Indemnified Parties or Administrative Agent, setting forth in reasonable detail the amount of such demand and the basis therefore, shall bear interest from the date of demand at the Default Rate, and shall, together with such interest, be part of the Indebtedness and secured by the Security Instrument. In case any action, suit or proceeding is brought against the Indemnified Parties by reason of any such occurrence, Borrower shall, at Borrower's expense resist and defend such action, suit or proceeding or will cause the same to be resisted and defended by counsel at Borrower's reasonable expense for the insurer of the liability or by counsel designated by Borrower (unless reasonably disapproved by Administrative Agent promptly after Administrative Agent has been notified of such counsel); provided, however, that nothing herein shall compromise the right of Administrative Agent (or any Indemnified Party) to appoint its own counsel at Borrower's expense for its defense with respect to any action which in its reasonable opinion presents a conflict or potential conflict between Administrative Agent (or any Indemnified Party) and Borrower that would make such separate representation advisable; provided further that if Administrative Agent (or any Indemnified Party) shall have appointed separate counsel pursuant to the foregoing, Borrower shall not be responsible for the expense of additional separate counsel of any Indemnified Party unless in the reasonable opinion of Administrative Agent (or such Indemnified Party) a conflict or potential conflict exists between such Indemnified Party and Administrative Agent. So long as Borrower is resisting and defending such action, suit or proceeding as provided above in a prudent and commercially reasonable manner, Lender and the Indemnified Parties shall not be entitled to settle such action, suit or proceeding without Borrower's consent which shall not be unreasonably withheld, delayed or conditioned, and claim the benefit of this Section with respect to such action, suit or proceeding and Administrative Agent agrees that it will not settle any such action, suit or proceeding without the consent of Borrower; provided, however, that if Borrower is not diligently defending such action, suit or proceeding in a prudent and commercially reasonable manner as provided above, and Administrative Agent (or applicable Indemnified Party) has provided Borrower with thirty (30) days' prior written notice, or shorter period if mandated by the requirements of applicable law, and opportunity to correct such determination, Administrative Agent (or applicable Indemnified Party) may settle such action, suit or proceeding and claim the benefit of this Section 19.14 with respect to settlement of such action, suit or proceeding. Any Indemnified Party will give Borrower prompt notice after such Indemnified Party obtains actual knowledge of any potential claim by such Indemnified Party for indemnification hereunder. The Indemnified Parties shall not settle or compromise any action, proceeding or claim as to which it is indemnified hereunder without notice to Borrower.
(C)    To the extent permitted by applicable law, no Transaction Party shall assert, and Borrower hereby waives, any claim against Administrative Agent, each Lender, each Agent, and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon and shall cause each Transaction Party to waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
Section 19.15    Exhibits and Schedules Incorporated. The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 19.16    Offsets, Counterclaims and Defenses. Any assignee of a Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim (other than a counterclaim which can only be asserted in the suit, action or proceeding brought by such assignee on this Agreement, the Note, the Security Instrument or any Loan Document and cannot be maintained in a separate action) or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 19.17    Liability of Assignees of Lenders. No assignee of a Lender shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any other Loan Document or any amendment or amendments hereto made at any time or times, heretofore or hereafter, any different than the liability of Lenders hereunder. In addition, no assignee shall have at any time or times hereafter any personal liability, directly or indirectly, under or in connection with or secured by any agreement, lease, instrument, encumbrance, claim or right affecting or relating to the Property or to which the Property is now or hereafter subject any different than the liability of Lenders hereunder. The limitation of liability provided in this Section 19.17 is (i) in addition to, and not in limitation of, any limitation of liability applicable to the assignee provided by law or by any other contract, agreement or instrument, and (ii) shall not apply to any assignee’s gross negligence or willful misconduct.
Section 19.18    Sharing of Payments. If any Lender shall receive and retain any payment, whether by setoff, application of deposit balance or security, or otherwise, in respect of the Obligations in excess of such Lender’s Percentage Share thereof, then such Lender shall purchase from the other Lenders for cash and at face value and without recourse, such participation in the Obligations held by them as shall be necessary to cause such excess payment to be shared ratably as aforesaid with each of them; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Each Lender is hereby authorized by the Borrower to exercise any and all rights of setoff, counterclaim or bankers’ lien against the full amount of the Obligations, whether or not held by such Lender. Each Lender hereby agrees to exercise any such rights first against the Obligations and only then to any other Indebtedness of the Borrower to such Lender.
Section 19.19    Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply in favor of the Lenders any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to the Lenders, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to (i) notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application and (ii) pay such amounts that are set-off to the Administrative Agent for the ratable benefit of the Lenders.

Section 19.20	No Joint Venture or Partnership; No Third Party Beneficiaries.
(A)    Borrower and Administrative Agent intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lenders. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lenders or Administrative Agent nor to grant Administrative Agent any interest in the Property other than that of mortgagee or beneficiary on behalf of the Lenders.

(B)    This Agreement and the other Loan Documents are solely for the benefit of Administrative Agent, Lenders and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Administrative Agent, Lenders and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lenders to make the Loan hereunder are imposed solely and exclusively for the benefit of Lenders and no other Person (other than Administrative Agent on behalf of the Lenders) shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lenders will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person (other than Administrative Agent on behalf of the Lenders) shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Administrative Agent if, in Administrative Agent’s sole discretion, Administrative Agent deems it advisable or desirable to do so.
Section 19.21    Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Administrative, Lenders, or any of their respective Affiliates shall be subject to the prior written approval of Administrative Agent.
Section 19.22    Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s shareholders and others with interests in Borrower and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Administrative Agent under the Loan Documents to a sale of the Property for the collection of the Indebtedness without any prior or different resort for collection or of the right of Administrative Agent to the payment of the Indebtedness out of the net proceeds of the Property in preference to every other claimant whatsoever.
Section 19.23    Waiver of Counterclaim and other Actions. Borrower hereby expressly and unconditionally waives, in connection with any suit, action or proceeding brought by Administrative Agent on this Agreement, the Note, the Security Instrument or any Loan Document, any and every right it may have to (i) interpose any counterclaim therein (other than a counterclaim which can only be asserted in the suit, action or proceeding brought by Administrative Agent on this Agreement, the Note, the Security Instrument or any Loan Document and cannot be maintained in a separate action) and (ii) have any such suit, action or proceeding consolidated with any other or separate suit, action or proceeding.

Section 19.24    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Administrative Agent or Lenders or any parent, subsidiary or Affiliate of Administrative Agent or Lenders. Administrative Agent shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Administrative Agent or any Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Administrative Agent’s exercise of any such rights or remedies. Borrower acknowledges that Lenders engage in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 19.25    Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents and unless specifically set forth in a writing contemporaneous herewith the terms, conditions and provisions of any and all such prior agreements do not survive execution of this Agreement.
Section 19.26    Reinstatement. This Agreement and the security interests created herein shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations hereunder, or any part thereof, is, pursuant to bankruptcy, insolvency or other applicable laws, rescinded or reduced in amount, or must otherwise be restored or returned by Administrative Agent or any Lender. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such Obligations and the security interests created herein shall continue to be effective or be reinstated (except to the extent the related collateral has been sold to a bona fide purchaser for value) and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
Section 19.27    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.
[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:

SHC WASHINGTON, L.L.C.,
a Delaware limited liability company

By:    /s/: Robert T. McAllister
Name: Robert T. McAllister
Title: Senior Vice President, Tax

By signing below, Operating Lessee agrees that in consideration of the substantial benefit that it will receive from Lenders making the Loan to Borrower, to comply with all of the terms, conditions, obligations and restrictions affecting Operating Lessee set forth herein:
OPERATING LESSEE:

DTRS WASHINGTON, L.L.C.,
a Delaware limited liability company

By:    /s/: Robert T. McAllister
Name: Robert T. McAllister
Title: Senior Vice President, Tax

[Administrative Agent and Lenders’ signatures appears on following page]

ADMINISTRATIVE AGENT:

DEUTSCHE BANK AG NEW YORK BRANCH

By:     /s/: James Rolison
Name: James Rolison
Title: Managing Director

By: /s/: Perry Forman
Name: Perry Forman
Title: Director

LENDER:

DEUTSCHE BANK AG NEW YORK BRANCH

By:     /s/: James Rolison
Name: James Rolison
Title: Managing Director

By: /s/: Perry Forman
Name: Perry Forman
Title: Director

EXHIBITS AND SCHEDULES

EXHIBIT A	TITLE INSURANCE REQUIREMENTS

EXHIBIT B	SURVEY REQUIREMENTS

EXHIBIT C	SINGLE PURPOSE ENTITY PROVISIONS

EXHIBIT D	ENFORCEABILITY OPINION REQUIREMENTS

EXHIBIT E	NON-CONSOLIDATION OPINION REQUIREMENTS

EXHIBIT F	COUNTERPARTY OPINION REQUIREMENTS

EXHIBIT G	FORM OF TENANT ESTOPPEL LETTER

EXHIBIT H	INTENTIONALLY OMITTED

EXHIBIT I	INTEREST RATE CAP AGREEMENT REQUIREMENTS

EXHIBIT J	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

EXHIBIT K	FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

EXHIBIT L	FORM OF NOTE

EXHIBIT M	COUNTERPARTY ACKNOWLEDGMENT

EXHIBIT N	FORM OF INDEPENDENT DIRECTOR CERTIFICATE
SCHEDULE I    LITIGATION SCHEDULE

SCHEDULE II	LABOR MATTERS SCHEDULE

SCHEDULE III	PRE-APPROVED MANAGERS

SCHEDULE IV	PERCENTAGE SHARE

SCHEDULE V	MANAGER REPORTS
SCHEDULE VI     IP SCHEDULE

EXHIBIT A
TITLE INSURANCE REQUIREMENTS, ENDORSEMENTS
AND AFFIRMATIVE COVERAGES
1.    General. Borrower and/or its counsel is responsible for ordering or updating any title insurance work. Lender requires a lender's title insurance policy insuring "Deutsche Bank AG New York Branch, as Administrative Agent on behalf of the Lenders (party to that certain Loan and Security Agreement, dated as of June ___, 2014, as may be amended or otherwise modified from time to time) and its successors and assigns". The approved title underwriters, type and amount of insurance and required endorsements are described below. The list of endorsements is subject to review by Lender's counsel, local counsel and additional specific coverages may be required after review of the related title commitment.
2.    Title Insurer. The Title Company or Title Companies must be approved by Lender and licensed to do business in the jurisdiction in which the Property is located. ________________ has been pre-approved by Lender as a Title Company.
3.    Title Agent. Unless Lender otherwise agrees, all title work shall be ordered and coordinated, and the closing of the Loan shall be conducted through ______________________________contact _____________Tel:_________________
4.    Primary Title Insurance Requirements.
(a)    Amount of Coverage: Not less than the Principal Amount of the Loan on the Closing Date.
(b)    Effective Date: The later of the date of recording of the Security Instrument or the date of funding of the Loan. Borrower shall be required to provide a customary "gap" indemnity in order to enable the Title Company to provide "gap" coverage.
(c)    Insured: "Deutsche Bank AG New York Branch, as Administrative Agent on behalf of the Lenders (party to that certain Loan and Security Agreement, dated as of ______, 2014, as may be amended or otherwise modified from time to time) and its successors and assigns".
(d)    Legal Description: Metes and bounds description to be provided which must conform to that shown on the Survey, the Security Instrument and any other Loan Documents that require a legal description of the Property. A lot and block description shall be acceptable in place of a metes and bounds description in exceptional cases.

(e)    Policy Form: An ALTA (or equivalent) lender's policy of title insurance in form and substance acceptable to Lender. Without limiting Lender's right to require specific coverages, endorsements or other title work, the Title Policy shall (i) be in the 1970 ALTA (as amended 84) form or, if not available, ALTA 1992 form (deleting arbitration and creditor rights exclusions) or, if not available, the form commonly used in the state where the Property is located, (ii) to the extent available, include the "extended coverage" provisions described in paragraph 5 below, (iii) include all applicable endorsements described in paragraph 6 below, and (iv) include Schedule B exceptions in a form and to the extent acceptable to Lender's counsel.
5.    Extended Coverage Requirements. The Title Policy shall:
(a)    not contain any exception for filed or unfilled mechanic, materialmen or similar liens;
(b)    limit any general exception for real estate taxes and other charges to real estate or other similar taxes or assessments that are not yet due and payable or delinquent and are not a current lien on the Property;
(c)    limit any general exception for the rights of persons in possession to the rights of specified tenants, as tenants only with no right or option to purchase, set forth on the rent roll for the Property and attached to the Title Policy; and
(d)    not contain any general exception as to matters that an accurate Survey of the Property would disclose, but may contain specific exceptions to matters disclosed on the Survey to be delivered on the Closing Date, subject to review by Lender's counsel.
6.    Required Endorsements. The following endorsements are required, to the extent available in the jurisdiction in which the Property is located:

•	Restrictions, Encroachments, Minerals Endorsement ALTA Form 9 or equivalent.

•
(If not available, the Title Policy must insure by way of affirmative coverage statements that there are no encroachments by any of the improvements onto easements, rights of way or other exceptions to streets or adjacent property, or insure against loss or damage resulting therefrom.)

•	Commercial Environmental Protection Lien Endorsement.

•	(The Title Policy may make an exception only for specific state statutes that provide for potential subsequent liens that could take priority over the lien securing the Loan.)

•	Direct Access to Public Road Endorsement.

•	Usury Endorsement.

•	Land Same As Survey/Legal Description Endorsement.

•	Co-Insurance – Single Policy Endorsement.

•	Zoning Endorsement - ALTA 3.1 with coverage for number/type of parking spaces.
In lieu of an ALTA 3.1 zoning endorsement, Lender may accept an unambiguous, clean letter from the appropriate zoning authority which satisfies the following:
Zoning District. Confirms the applicable zoning district for the Property under the laws or ordinances of the applicable jurisdiction and that such zoning is the proper zoning for the improvements located on the Property.
Use Restrictions. Confirms that the current use of the Property is permitted under the zoning ordinance and that the Property is not a non-conforming use.
Dimensional Requirements. Confirms that the Property is in compliance with all dimensional requirements of the zoning code, including minimum lot area, maximum building height, maximum floor area ratio and setback or buffer requirements.
Parking Requirements. Confirms that the Property is in compliance with all parking and loading requirements, including the number of spaces and dimensional requirements for the parking spaces.
Rebuildability. If Property involves legal non-conforming use, confirms that, in the event of casualty, the Property may be rebuilt substantially in its current form (i.e., no loss of square footage, same building footprint) upon satisfaction of stated conditions and/or limitations.

•	Subdivision Endorsement.

•	Doing Business Endorsement.

•	Deletion of Arbitration Endorsement.

•	Separate Tax Lot Endorsement.

•	Street Address Endorsement.

•	Contiguity Endorsement.

•	Variable Rate Endorsement.

•	Mortgage Recording Tax Endorsement.

EXHIBIT B
DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT FOR THE LENDERS
SURVEY REQUIREMENTS

The survey shall contain the following:
•The legal description of the Property;
•    The courses and measured distances of the exterior boundary lines of the Property and the identification of owners of abutting parcels;
•    The total acreage of the Property to the nearest tenth of an acre;
•    The location of any existing improvements, the dimensions thereof at the ground surface level and their relationship to the facing exterior property lines, streets and set-back lines of the Property;
•    The location, lines and widths of adjoining publicly dedicated and accepted streets showing the number and location of existing curb cuts, driveways, and fences;
•    The location and dimensions of encroachments, if any, upon the Property;
•    The location of all set-back lines, restrictions of record, other restrictions established by zoning or building code ordinance, utilities, easements, rights-of-way and other matters affecting title to the Property which are to be shown in Schedule B-2 of the Title Policy identifying each by reference to its recording data, where applicable;
•    Evidence that adequate means of ingress and egress to and from the Property exist and that the Property does not serve any adjoining property for ingress, egress or any other purpose;
•    If the Property is described as being on a recorded map or plat, a legend relating the survey to such map or plat;
•    The street address of the Property;
•    Parking areas at the Property and, if striped, the striping and type (e.g., handicapped, motorcycle, regular, etc.) and number of parking spaces at the Property;

•    A statement as to whether the Property is located in a special flood or mudslide hazard area as determined by a review of a stated and identified Flood Hazard Boundary Map published by the Federal Insurance Administration of the U.S. Department of Housing and Urban Development;
•    A vicinity map showing the property in reference to nearby highways or major street intersections.
•    The exterior dimensions of all buildings at ground level and the square footage of the exterior footprint of all buildings, or gross floor area of all buildings, at ground level.
•    The location of utilities serving or existing on the property as evidenced by on-site observation or as determined by records provided by client, utility companies and other appropriate sources (with reference as to the source of information) (for example)

•	railroad tracks and sidings;

•	manholes, catch basins, valve vaults or other surface indications of subterranean uses;

•
wire and cables (including their function) crossing the surveyed premises, all poles on or within ten feet of the surveyed premises, and the dimensions of all crosswires or overhangs affecting the surveyed premises; and

•	utility company installations on the surveyed premises.
•    A certificate in substantially the following form:
First American Title Insurance Company, Stewart Title Insurance Company, SHC Washington, LLC, a Delaware limited liability company, DTRS Washington, LLC, a Delaware limited liability company; Deutsche Bank AG New York Branch, as administrative agent for certain lenders and their respective participants, successors and assigns and Millman Land: This is to certify that this map or plat and the survey on which it is based were made in accordance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA and NSPS, and includes Items 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 11(a), 13, 16, 17, and 18 of Table A thereof. The field work was completed on [____________].

, Licensed Surveyor

Date:
[seal]]

EXHIBIT C

SPECIAL PURPOSE ENTITY PROVISIONS

Borrower hereby represents and warrants to, and covenants with, Lender that since the date of its formation and at all times on and after the date hereof and until such time as the Obligations shall be paid and performed in full:
(a)Borrower (i) has been, is, and will be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into this Agreement with the Lender or other loan documents in connection with previous financing transactions, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (ii) has not owned, does not own, and will not own any asset or property other than (A) the Property, and (B) incidental personal property necessary for the ownership or operation of the Property.
(b)Borrower has not engaged and will not engage in any business other than the ownership, management and operation of the Property and Borrower will conduct and operate its business as presently conducted and operated.
(c)Borrower has not and will not enter into any contract or agreement with any Affiliate of Borrower, except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than would be available on an arms-length basis with third parties other than any such party.
(d)Borrower has not incurred and will not incur any Indebtedness other than Permitted Indebtedness.
(e)Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and has not and shall not acquire obligations or securities of its Affiliates.
(f)Borrower has been, is, and intends to remain solvent and Borrower has paid and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.
(g)Borrower has done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve its existence, and Borrower has not, will not (i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless (A) Lender has consented and (B) following a Securitization of the Loan, the applicable Rating Agencies have issued a Rating Agency Confirmation, amend, modify or otherwise change its operating agreement or other organizational documents, except as provided under this Agreement or under its organizational documents.
(h)Except to the extent that Borrower is (i) required to file consolidated tax returns by law; or (ii) treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, (1) Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person; (2) Borrower’s assets will not be listed as assets on the financial statement of any other Person; it being understood that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on Borrower’s own separate balance sheet; and (3) Borrower will file its own tax returns (to the extent Borrower is required to file any tax returns) and will not file a consolidated federal income tax return with any other Person. Borrower has maintained and shall maintain its books, records, resolutions and agreements in accordance with this Agreement.
(i)Borrower has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower (recognizing that Borrower may be treated as a “disregarded entity” for tax purposes and is not required to file tax returns for tax purposes under applicable law)), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or department or part of the other and shall, to the extent reasonably necessary for the operation of its business, maintain and utilize separate stationery, invoices and checks bearing its own name.
(j)Borrower has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.
(k)Neither Borrower nor any constituent party of Borrower has sought or will seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of Borrower.
(l)Borrower has not and will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name.

(m)Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.
(n)Borrower has not and will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person, except in connection with previous financing transactions.
(o)The organizational documents of Borrower shall provide that the business and affairs of Borrower shall be (A) managed by or under the direction of a board of one or more directors designated by Borrower’s sole member (the “Sole Member”) or (B) a committee of managers designated by Sole Member (a “Committee”) or (C) by Sole Member, and at all times there shall be at least two (2) duly appointed Independent Directors or Independent Managers.
(p)The organizational documents of Borrower shall also provide an express acknowledgment that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.
(q)The organizational documents of Borrower shall provide that the board of directors, the Committee or Sole Member (as applicable) of Borrower shall not take any action which, under the terms of any certificate of formation, limited liability company operating agreement or any voting trust agreement, requires an unanimous vote of the board of directors (or the Committee as applicable) of Borrower unless at the time of such action there shall be (A) at least two (2) members of the board of directors (or the Committee as applicable) who are Independent Directors or Independent Managers, as applicable (and such Independent Directors or Independent Managers, as applicable, have participated in such vote) or (B) if there is no board of directors or Committee, then such Independent Managers shall have participated in such vote. The organizational documents of the Borrower shall provide that Borrower will not and Borrower agrees that it will not, without the unanimous written consent of its board of directors, its Committee or its Sole Member (as applicable), including, or together with, the Independent Directors or Independent Managers (as applicable) (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official of Borrower or a substantial part of its business, (iii) take any action that might cause such entity to become insolvent, (iv) make an assignment for the benefit of creditors, (v) admit in writing its inability to pay debts generally as they become due, or (vi) take any action in furtherance of the foregoing. Borrower shall not take any of the foregoing actions without the unanimous written consent of its board of directors, its Committee or its Sole Member, as applicable, including (or together with) all Independent Directors or Independent Managers, as applicable. In addition, the organizational documents of Borrower shall provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this clause (q), the Independent Directors or Independent

Managers (as applicable) shall consider only the interests of Borrower, including its creditors. Without limiting the generality of the foregoing, such documents shall expressly provide that, to the greatest extent permitted by law, except for duties to the Borrower (including duties to the members of Borrower solely to the extent of their respective economic interest in the Borrower and to the Borrower’s creditors as set forth in the immediately preceding sentence), such Independent Directors or Independent Managers (as applicable) shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the members of Borrower, (ii) other Affiliates of Borrower, or (iii) any group of Affiliates of which the Borrower is a part); provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.
(r)The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding, upon the occurrence of any event that causes Sole Member to cease to be a member of Borrower (other than (i) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (ii) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), each of the persons acting as an Independent Director or Independent Manager (as applicable) of Borrower shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of Borrower, automatically be admitted as members of Borrower (in each case, individually, a “Special Member” and collectively, the “Special Members”) and shall preserve and continue the existence of Borrower without dissolution. The organizational documents of Borrower shall further provide that for so long as any portion of the Obligations is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to Borrower as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Director or Independent Manager (as applicable).
(s)The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding, except as expressly permitted pursuant to the terms of this Agreement the Sole Member may not resign, except as provided under the Basic Documents.
(t)The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding: (i) Borrower shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) subject to last subject sentence of this Section (t), the termination of the legal existence of the last remaining member of Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower in Borrower unless the business of Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) the bankruptcy of Sole Member or a Special

Member shall not cause such Sole Member or Special Member, respectively, to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution; (iii) in the event of the dissolution of Borrower, Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Borrower in an orderly manner), and the assets of Borrower shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (iv) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Borrower, to compel any sale of all or any portion of the assets of Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Borrower. Upon the occurrence of any event that causes the last remaining member of Borrower to cease to be a member of Borrower or that causes Sole Member to cease to be a member of Borrower (other than (A) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (B) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Borrower, agree in writing (I) to continue the existence of Borrower, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower
(u)Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all respects. In connection with the foregoing, Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding Borrower or any other Person) set forth in the Insolvency Opinion, (ii) all of the representations, warranties and covenants on this Exhibit C, and (iii) all of the organizational documents of Borrower.
(v)Borrower has not permitted and will not permit any Affiliate or constituent party independent access to its bank accounts.
(w)Borrower has paid and shall pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided that the foregoing shall not require direct or indirect any member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(x)Borrower has compensated and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.
(y)Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.
(z)Except in connection with the Loan, Borrower has not pledged and will not pledge its assets for the benefit of any other Person.
(aa)Borrower has and will have no obligation to indemnify its officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.
(bb)    Borrower has not, does not, and will not have any of its obligations guaranteed by an any Affiliate (other than from the Guarantor with respect to the Loan).

As used herein:
“Cause” shall mean, with respect to an Independent Director or Independent Manager, (i) acts or omissions by such Independent Director or Independent Manager, as applicable, that constitute willful disregard of, or gross negligence with respect to, such Independent Director’s or Independent Manager’s, as applicable, duties, (ii) such Independent Director or Independent Manager, as applicable, has engaged in or has been charged with or has been indicted or convicted for any crime or crimes of fraud or other acts constituting a crime under any law applicable to such Independent Director or Independent Manager, as applicable, (iii) such Independent Director or Independent Manager, as applicable, has breached its fiduciary duties of loyalty and care as and to the extent of such duties in accordance with the terms of the Borrower’s [or SPE Party’s] organizational documents, (iv) there is a material increase in the fees charged by such Independent Director or Independent Manager, as applicable, or a material change to such Independent Director’s or Independent Manager’s, as applicable, terms of service, (v) such Independent Director or Independent Manager, as applicable, is unable to perform his or her duties as Independent Director or Independent Manager, as applicable, due to death, disability or incapacity, or (vi) such Independent Director or Independent Manager, as applicable, no longer meets the definition of Independent Director or Independent Manager, as applicable.
All statements and requirements herein shall apply to the Operating Lessee, as if the Operating Lessee were the Borrower.

EXHIBIT D
ENFORCEABILITY OPINION REQUIREMENTS
1.    The Opinion shall be delivered on the Closing Date and shall satisfy all applicable requirements of the Rating Agencies in relation thereto.
2.    The Opinion shall be given by a professional law firm selected by Borrower and reasonably acceptable to Lender.
3.    The Opinion shall be in form and substance acceptable to Lender and shall be given in relation to Borrower, Guarantor, Manager and any other relevant party to the Loan (each a "Loan Party"). Depending on the nature of the transaction, the Opinion shall address the applicable law of the State of New York, the State where the Property is located and each State where any Loan Party is organized (collectively, the "Relevant States"). To the extent that the Property is located in a jurisdiction outside of the State of New York and/or any Loan Party is organized under a jurisdiction outside the States of New York or Delaware, the appropriate opinions below should be given by local counsel. The Opinion shall be given on the basis of an examination of an executed original of each completed Loan Document in addition to such other documents or instruments counsel deems relevant.
4.    The Opinion shall contain the following opinions:
Opinions with respect to the law of the State of Formation or Organization of the Loan Parties

(a)
Each Loan Party is a [Describe Legal Form] duly organized, validly existing and in good standing under the laws of the State of [State of Organization] and is authorized to do business and in good standing in the State of [State of Organization].

(b)	Each Loan Party has the requisite power to own its properties and to carry on its business as now being conducted and to enter into the transactions covered by the Loan Documents.

(c)
The execution and delivery by each Loan Party of each Loan Document to which it is a party has been duly authorized by all necessary partnership, company and/or corporate action, as applicable. To the extent a party thereto, the Loan Documents have been duly executed and delivered by each Loan Party.

(d)	The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party does not:

(i)	conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, the partnership agreement, partnership certificate, articles of incorporation, by-laws, trust agreement or trust certificate, as applicable, of such Loan Party;

(ii)	contravene any law, statute or regulation of the United States of America or the [State of Organization] or any agency or political subdivision of either thereof;

(iii)
violate any order, writ, injunction, or decree of which, after due inquiry, counsel has actual knowledge, issued by any court or governmental authority of the United States of America or the [State of Organization] or any agency or political subdivision of either thereof to which such Loan Party is subject; or

(iv)
conflict with or result in any breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien other than the lien of the Loan Documents upon any of the assets or properties of such Loan Party pursuant to the terms of any material indenture, mortgage, deed of trust, agreement, contract or instrument to which such Loan Party is a party or by which it or any of its assets or properties is bound.

(e)
No order, consent, approval, license or authorization of, or filing, recording or registration with, any governmental or public body or authority of the United States of America or the State of [Relevant State] or any agency or political subdivision of either thereof is required in connection with the execution and delivery of any of the Loan Documents, the validity, binding effect or enforceability of any of the Loan Documents or the consummation of the transactions contemplated thereby.

(f)
There are no actions, suits or proceedings by or before any court, governmental or regulatory authority or agency of which, after due inquiry, we have actual knowledge pending or threatened against or affecting any Loan Party or Borrower's rights with respect to the Property wherein an adverse ruling or decision, individually or collectively with other such actions, suits or proceedings, is reasonably likely (i) to affect materially and adversely the ability of any Loan Party to consummate the transactions contemplated by the Loan Documents or to perform its obligations under any of the Loan Documents, or (ii) to result in a challenge to the legality, validity, binding effect or enforceability of any of the Loan Documents.

(g)
To the extent the State of [State of Organization] UCC is applicable to the authorization of the Financing Statement, pursuant to the provisions of the Loan Agreement and the Security Instrument, Borrower has authorized the filing of the Financing Statement for purposes of Section 9-509 of the State of [State of Organization] UCC.

(h)
To the extent the State of [State of Organization] UCC is applicable, the financing Statement includes not only all of the types of information required by Section 9-502(a) of the State of [State of Organization] UCC but also the types of information without which the Filing Office may refuse to accept the Financing Statement pursuant to Section 9-516 of the State of [State of Organization] UCC.

(i)
To the extent the State of [State of Organization] UCC is applicable, the security interest of the Secured Party will be perfected in Borrower's rights in all UCC Collateral upon the later of the attachment of the security interest and the filing of the Financing Statement in the Filing Office; provided, however, we express no opinion with respect to (i) money, (ii) deposit accounts, (iii) letter of credit rights, (iv) goods covered by a certificate of title statute, (v) as-extracted collateral, timber to be cut, or (vi) any property subject to a statute, regulation or treaty of the United States whose requirements for a security interest's obtaining priority over the rights of a lien creditor with respect to the property preempt Section 9-310(a) of the State of [State of Organization]. "UCC Collateral" means the portion of the Property (as defined in the Security Instrument), the Rate Cap Collateral, the Account Collateral (as defined in the Loan Agreement) and the Collateral Accounts (as defined in the Account Agreement) to the extent the UCC governs a security interest in such collateral.

(j)
You have asked whether Borrower is a "registered organization" as such term is defined in Section 9-102(a)(70) of the State of [State of Organization] UCC. Pursuant to Section 9-102(a)(70) of the State of [State of Organization] UCC, a "registered organization" must be (i) organized solely under the laws of a single State (or the United States) and (ii) the State (or the United States) must maintain a public record showing the organization to have been organized.

Opinions with respect to New York Law

(a)
To the extent governed by New York law and to the extent a party thereto, the Loan Documents are the legal, valid and binding obligations of each Loan Party, enforceable against such Loan Party in accordance with their terms.

(b)	The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party does not:

(i)	contravene any law, statute or regulation of the United States of America or the State of New York or any agency or political subdivision of either thereof;

(ii)
violate any order, writ, injunction, or decree of which, after due inquiry, counsel has actual knowledge, issued by any court or governmental authority of the United States of America or the State of New York or any agency or political subdivision of either thereof to which such Loan Party is subject; or

(iii)
conflict with or result in any breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien other than the lien of the Loan Documents upon any of the assets or properties of such Loan Party pursuant to the terms of any material indenture, mortgage, deed of trust, agreement, contract or instrument to which such Loan Party is a party or by which it or any of its assets or properties is bound.

(c)
No order, consent, approval, license or authorization of, or filing, recording or registration with, any governmental or public body or authority of the United States of America or the State of New York or any agency or political subdivision of either thereof is required in connection with the execution and delivery of any of the Loan Documents, the validity, binding effect or enforceability of any of the Loan Documents or the consummation of the transactions contemplated thereby.

(d)
There are no actions, suits or proceedings by or before any court, governmental or regulatory authority or agency of which, after due inquiry, we have actual knowledge pending or threatened against or affecting any Loan Party or Borrower's rights with respect to the Property wherein an adverse ruling or decision, individually or collectively with other such actions, suits or proceedings, is reasonably likely (i) to affect materially and adversely the ability of any Loan Party to consummate the transactions contemplated by the Loan Documents or to perform its obligations under any of the Loan Documents, or (ii) to result in a challenge to the legality, validity, binding effect or enforceability of any of the Loan Documents.

(e)	The payment by Borrower and receipt by Lender of all principal and interest will not violate the usury laws of the State of New York or otherwise constitute unlawful interest.

(f)	The provisions of the Loan Agreement and the Security Instrument are effective to create, in favor of Lender to secure the obligations purported to be secured thereby, a valid security interest in Borrower's rights in the UCC Collateral.

(g)
Under New York UCC, the provisions of the Account Agreement are effective to perfect the security interest of Lender in Borrower's rights in the Collateral Accounts (as defined in the Account Agreement).

Opinions with respect to the law of States in which the Property is located

(a)	Each Loan Party is authorized to do business and in good standing in the State of [Relevant State].

(b)
To the extent governed by the laws of the State of [Relevant States], the Security Instrument and the Assignment of Leases are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms.

(c)
The Security Instrument is in proper form so as to comply with recording requirements of the State of [Relevant State]. The Security Instrument creates in favor of Lender valid liens on the portion of the Property that are located in the State of [Relevant States], securing payment of the Obligations (as defined in the Security Instrument), and no further action will be required for the valid creation of such liens. Upon recordation in the office of the [Recording Office] the Security Instrument will provide constructive notice of the terms thereof and the liens created thereby to third parties acquiring interests in the portion of the Property that are located in the State of [Relevant States] subsequent to such recordation.

(d)
The Assignment of Leases is in proper form so as to comply with the recording requirements of the State of [Relevant States]. At the time the Assignment of Leases is delivered to the Recording Office for recording, it will take effect as to all creditors and subsequent purchasers for a valuable consideration without notice, and it shall be entitled to priority over any other similar instrument delivered to said Recording Office for recording after that time, in the absence of actual notice.

(e)
Pursuant to the provisions of the Security Instrument Borrower has authorized the filing of the Fixture Financing Statement identifying the Fixture Collateral for purposes of Section 9-509 of the [Relevant States] UCC. "Fixture Collateral" means that portion of the UCC Collateral which consists of "fixtures" (as defined in Article 9 of the UCC) to the extent the UCC governs a security interest in such collateral.

(f)
The Fixture Financing Statement includes not only all the types of information required by Section 9-502(a) and 9-502(b) of the [Relevant States] UCC but also the types of information without which the Fixture

Filing Office may refuse to accept the Fixture Financing Statement pursuant to Section 9-516 of the State of [Relevant States] UCC.

(g)
Under the [Relevant States] UCC, the security interest of the Secured Party will be perfected in Borrower's rights in any Fixture Collateral located on the real property described on Schedule 1 to the Fixture Financing Statement upon the later of the attachment of the security interest and the filing of the Fixture Financing Statement in the Fixture Filing Office.

(h)
Borrower has paid all recording tax due in connection with the recording of the Security Instrument and the Assignment of Leases. No additional deed of trust recording, intangibles tax, documentary stamp tax or similar taxes or charges, other than nominal recordation or filing fees, are required to be paid as a condition of the legality of enforceability of the Security Instrument or the Assignment of Leases.

(i)
The State of [Relevant States] has no law pursuant to which a lien against any assets or properties of Borrower (whether real, personal, mixed, tangible or intangible) superior to the lien created by the Security Instrument could arise as a result of a violation of environmental laws or regulations of such State. No environmental law or regulation of the State of [Relevant States] would require any remedial or removal action or certification of nonapplicability as a condition to the granting of the Security Instrument, the foreclosure or other enforcement of the Loan Documents or the sale of any assets or properties of Borrower (whether real, personal, mixed, tangible or intangible) located in the State of [Relevant States].

(j)
No order, consent, approval, license or authorization of, or filing, recording or registration with, any governmental or public body or authority of the United States of America or the State of [Relevant States] or any agency or political subdivision of either thereof is required in connection with the execution and delivery of any of the Loan Documents, the validity, binding effect or enforceability of any of the Loan Documents or the consummation of the transactions contemplated thereby.

(k)
There are no actions, suits or proceedings by or before any court, governmental or regulatory authority or agency of which, after due inquiry, we have actual knowledge pending or threatened against or affecting any Loan Party or Borrower's rights with respect to the Property wherein an adverse ruling or decision, individually or collectively with other such actions, suits or proceedings, is reasonably likely (i) to affect materially and adversely the ability of any Loan Party to consummate the transactions contemplated by the Loan Documents or to perform its obligations under any of the Loan Documents, or (ii) to result in a challenge to the legality, validity, binding effect or enforceability of any of the Loan Documents.

(l)
If the Obligations (as defined in the Security Instrument) were to be governed by the laws of the State of [Relevant States], the payment by Borrower and receipt by Lender of all principal and interest will not violate the usury laws of the State of [Relevant States] or otherwise constitute unlawful interest.

(m)
A federal court sitting in the State of [Relevant States] and applying the conflict of law rules of the State of [Relevant States], and the state courts in the State of [Relevant States], would give effect to the choice of law provisions contained in the Loan Documents. If counsel is not able to give this opinion as an unqualified opinion, an opinion that the Loan Agreement and Note would be enforceable under the law of the State of [Relevant States] if such law were held to apply will be required.

(n)
The operation of any term of the Loan Documents, including, without limitation, the terms regarding late charges, default interest or prepayment premiums, or the lawful exercise of any right thereunder, shall not render the Loan Documents unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense.

5.    The Opinion shall be addressed to Lender and its successors and assigns and shall state that it may be relied upon by (i) any assignee of Lender's interest in the Loan, (ii) any servicer of the Loan, (iii) any purchaser of the Loan or any portion thereof in any Securitization, (iv) any Rating Agency involved in a Securitization of the Loan, (v) the issuer of securities in a Securitization of the Loan, and (vi) any trustee or servicer appointed in connection with a Securitization of the Loan.

EXHIBIT E
NON-CONSOLIDATION OPINION REQUIREMENTS
1.    The Nonconsolidation Opinion shall be delivered on the Closing Date and shall satisfy all applicable requirements of the Rating Agencies in relation thereto.
2.    The Nonconsolidation Opinion shall be given by a professional law firm selected by Borrower and reasonably acceptable to Lender.
3.    The Nonconsolidation Opinion shall be in form and substance acceptable to Lender and shall be given in relation to both Borrower and any other SPE Entity relevant to the Loan. The Nonconsolidation Opinion shall identify each entity (a "Relevant Entity") which owns more than a 49% direct or indirect interest in either Borrower and/or such SPE Entity. Depending on the circumstances and nature of the transaction structure, a non-affiliated entity, such as a third party property manager, shall be included as a Relevant Entity if required by the Rating Agencies.
4.    The Nonconsolidation Opinion shall state that, in the event that any Relevant Entity were to be a debtor in a case under the Bankruptcy Code, it is counsel's opinion that, under present reported decisional authority and statutes applicable to federal bankruptcy cases, in a properly presented and argued case, a court would not, in the proper exercise of its equitable discretion, disregard the separate existence of Borrower or any SPE Entity so as to order substantive consolidation under the Bankruptcy Code of the assets and liabilities of such Relevant Entity with the assets and liabilities of either Borrower or any SPE Entity and treat such assets and liabilities as though either Borrower and such Relevant Entity or any SPE Entity and such Relevant Entity were one entity.
5.    The Nonconsolidation Opinion shall be addressed to Lender and its successors and assigns and shall state that it may be relied upon by (i) any assignee of Lender's interest in the Loan, (ii) any participant of Lender's interest in the Loan, (iii) any servicer of the Loan, (iv) any purchaser of the Loan or any portion thereof in any Securitization, (v) any Rating Agency involved in a Securitization of the Loan, (vi) the issuer of securities in a Securitization of the Loan, and (vii) any trustee or servicer appointed in connection with a Securitization of the Loan.
DELAWARE BANKRUPTCY OPINIONS
As a general rule, the following opinions are required with respect to any single-member Delaware limited liability companies (having independent members/managers) in the organizational structure:

1.	An opinion of Delaware counsel that federal bankruptcy court would hold that Delaware law, and not federal law, governs the determination of what

E-1

persons or entities have authority to file a voluntary bankruptcy petition on behalf of the limited liability company.

2.	Opinions of Delaware counsel as follows:

a.	The limited liability company agreement constitutes a legal, valid and binding agreement of its member, and is enforceable against such member, in accordance with its terms.

b.
In order for a voluntary bankruptcy petition to be filed on behalf of the Company, the unanimous consent of all of the independent managers/members is required and the provision requiring such unanimous consent in the limited liability company agreement constitutes a legal, valid and binding agreement of the member, enforceable against the member, in accordance with its terms.

c.	The bankruptcy or dissolution of the limited liability company's sole member will not, by itself, cause the limited liability company to be dissolved or its affairs to be wound up.

d.	A judgment creditor of the member may not satisfy its claims against the member by asserting a claim against the assets of the limited liability company.

e.	The limited liability company is a separate legal entity, and shall continue as such until the cancellation of the limited liability company certificate.
Contact information for a Delaware firm frequently retained by borrowers to obtain such opinions is set forth below:
RICHARDS, LAYTON & FINGER
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
Telephone: 302-651-7620
Facsimile: 302-498-7620
Attn: James Leyden
leyden@rlf.com

E-2

EXHIBIT F

COUNTERPARTY OPINION REQUIREMENTS
1.    The Counterparty Opinion shall be delivered on the Closing Date and shall satisfy all applicable requirements of the Rating Agencies in relation thereto.
2.    The Counterparty Opinion may be given by a professional law firm selected by Counterparty and reasonably acceptable to Lender or by in-house counsel for Counterparty.
3.    The Counterparty Opinion shall be in form and substance acceptable to Lender and shall contain the following opinions:

(a)
Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under the Interest Rate Cap Agreement and the Acknowledgment.

(b)
The execution and delivery of the Interest Rate Cap Agreement and the Acknowledgment by Counterparty, and any other agreement which Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property.

(c)
All consents, authorizations and approvals required for the execution and delivery by Counterparty of the Interest Rate Cap Agreement, the Acknowledgment and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance.

(d)
The Interest Rate Cap Agreement, the Acknowledgment and any other agreement which Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by Counterparty and constitutes the legal, valid and binding obligation of Counterparty, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
4.    If a Interest Rate Cap Guaranty is delivered in connection with the Interest Rate Cap Agreement, the Counterparty Opinion shall contain the following additional opinions:

(a)
Interest Rate Cap Guarantor is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Guaranty.

(b)
The execution and delivery of the Interest Rate Cap Guaranty by Interest Rate Cap Guarantor, and any other agreement which Interest Rate Cap Guarantor has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property.

(c)
All consents, authorizations and approvals required for the execution and delivery by Interest Rate Cap Guarantor of the Interest Rate Cap Guaranty, and any other agreement which Interest Rate Cap Guarantor has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance.

(d)
The Interest Rate Cap Guaranty, and any other agreement which Interest Rate Cap Guarantor has executed and delivered pursuant thereto, has been duly executed and delivered by Interest Rate Cap Guarantor and constitutes the legal, valid and binding obligation of Interest Rate Cap Guarantor, enforceable against Interest Rate Cap Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.    Depending on the nature of the transaction, the Counterparty Opinion shall contain such additional opinions on such other matters relating to the Interest Rate Cap Agreement, the Interest Rate Cap Guaranty and/or the Acknowledgment as Lender shall reasonably require, including, without limitation, the following additional opinions if the Counterparty or Interest Rate Cap Guarantor is a foreign entity:

(a)
Jurisdiction where Counterparty and/or Interest Rate Cap Guarantor, as applicable, is located will respect and give effect to the choice of law provisions of the Interest Rate Cap Agreement and the Acknowledgment.

(b)	A judgment obtained in the courts of the State of New York is enforceable in the jurisdiction where Counterparty and/or Interest Rate Cap Guarantor, as applicable, is located.
6.    The Counterparty Opinion shall be addressed to Lender and its successors and assigns and shall state that it may be relied upon by (i) any assignee of Lender's interest in the Loan, (ii) any participant of Lender's interest in the Loan, (iii) any servicer of the Loan, (iv) any purchaser of the Loan or any portion thereof in any Securitization, (v) any Rating Agency involved in a Securitization of the Loan, (vi) the issuer of securities in a Securitization of the Loan, and (vii) any trustee or servicer appointed in connection with a Securitization of the Loan.

EXHIBIT G
FORM OF TENANT ESTOPPEL LETTER

        , 2014
Deutsche Bank AG New York Branch, as Administrative Agent on behalf of the Lenders

Re:
Ladies and Gentlemen:
It is our understanding that you are the Administrative Agent for the Lenders pursuant to that certain Loan and Security Agreement, dated as of June __, 2014 (as may be amended), by and between you and [SHC Washington LLC], the landlord, or successor-in-interest to the landlord under our lease, as evidenced by a loan agreement and secured by a mortgage on the captioned premises and, as a condition precedent thereof, you have required this certification by the undersigned.
The undersigned, as tenant under that certain lease made with ____________, as landlord, dated _______ [, which lease has been modified or amended as follows (list all modifications or amendments or, if none, so indicate) __________________________] (the "Lease"), hereby ratifies the Lease and certifies that:
1.    the undersigned entered into occupancy of the premises described in the Lease on or about ________________;
2.    the lease commencement date was ________________;
3.    the square footage of the premises described in the Lease is ___________;
4.    the fixed rental in the monthly amount of $___________ was payable from _______________;
5.    the percentage rental payable monthly is $_________________;
6.    there are no rent abatements or free rent periods now or in the future [other than ____________________];

7.    the amount of the current monthly expense reimbursements due under the Lease is equal to $ ______________;
8.    the Lease is in full force and effect and, except as indicated above, has not been assigned, modified, supplemented or amended in any way and the undersigned has no notice of any assignment, pledge or hypothecation by the landlord of the Lease or of the rentals thereunder;
9.    a true and complete copy of the Lease (including all amendments, modifications, supplements, side letters, surrender, space reduction or rent abatement agreements applicable to such Lease) is attached hereto as Exhibit A;
10.    the Lease represents the entire agreement between the parties with respect to the above space in the above-mentioned building;
11.    the term of the Lease [, as currently extended by means of the exercise of certain options contained therein,] expires on _________________;
12.    all construction and other obligations of a material nature to be performed by the landlord under the Lease have been satisfied, except as follows: (if none, so indicate);
13.    any payments by the landlord to the undersigned for tenant improvements which are required under the Lease have been made;
14.    on this date there are no existing defenses or offsets which the undersigned has against the enforcement of the Lease by the Landlord and the undersigned has no knowledge of any event which with the giving of notice, the passage of time or both would constitute a default under said Lease;
15.    the undersigned is not entitled to any offsets, abatements, deductions or otherwise against the rent payable under the Lease from and after the date hereof, except as follows: (if none, so indicate);
16.    no rental (including expense reimbursements), other than for the current month, has been paid in advance;
17.    the amount of the security deposit presently held under the Lease is $________ (if none, so indicate);
18.    the rentals (including expense reimbursements) under the Lease have been paid through the month of _______________.
This estoppel certificate is binding upon the undersigned and its successors and assigns and may be relied upon by you and your successors and assigns and, if the mortgage loan becomes the subject of a securitization, may also be relied upon by the credit rating agency, if any, rating the securities collateralized by the mortgage loan as well as any issuer of such securities, and any servicer and/or trustee acting in respect of such securitization.
Very truly yours,

[INSERT NAME OF TENANT]
By:
    Title:

EXHIBIT A
LEASE

EXHIBIT H
INTENTIONALLY OMITTED

H-1

EXHIBIT I
INTEREST RATE CAP AGREEMENT REQUIREMENTS

•	The form of cap agreement should be the 1992 ISDA Agreement (Multicurrency Cross Border or Local Currency Single Jurisdiction) subject to the 2000 Definitions.

•
Once the cap premium is paid by Borrower, it cannot default. (Paragraph 4 of the May 1989 ISDA Addendum to Schedule to Interest Rate and Currency Exchange Agreement or similar language must be incorporated by reference).

•	"Cross Default" provision of Section 5(a)(vi) of the ISDA Master Agreement will not apply.

•
Grace and cure periods in Section 5 of the ISDA Master Agreement will either (i) not apply or (ii) if applicable, any grace or cure periods must expire in time to ensure the availability of cap payments by cap provider on a timely basis for distribution to the holders of the rated securities.

•	"Credit Event Upon Merger" provisions of Section 5(b)(iv) of the ISDA Master Agreement will not apply.

•	"Automatic Early Termination" provision in Section 6(a) of the ISDA Master Agreement will not apply.

•
Termination Events under Sections 5(b)(ii) and 5(b)(iii) of the ISDA Master Agreement either (i) will only constitute termination events exercisable by Borrower against cap provider or (ii) if exercisable by both parties, at the time of any event triggering a termination event under Sections 5(b)(ii) and/or 5(b)(iii), cap provider must either (a) transfer the cap to a replacement cap provider acceptable to each Rating Agency at cap provider's sole cost and expense, or (b) continue to perform its obligations under the cap agreement including, without limitation, the obligation to unconditionally "gross up" in the event that a withholding tax is imposed on payments being made by the cap provider.

•
Borrower shall be precluded from payment of any out of pocket expenses required under Section 11 of the ISDA Master Agreement and incurred by cap provider related to the enforcement and protection of cap provider's rights under the cap agreement.

•	Market Quotation and Second Method will be used for the purpose of computing amounts payable on early termination with a provision for loss if Market Quotation is not available.

•	The parties shall be deemed to have no Affiliates for purposes of the ISDA Master Agreement.

•	"Specified Entities" will not apply for purposes of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(iv) of the ISDA Master Agreement.

•	Transaction will be governed by New York law.

•	For the purposes of Section 6(e) of the ISDA Master Agreement, set off and counterclaim will not apply and all payments by cap provider shall be made without set off or counterclaim.

•
If this transaction will be guaranteed by a parent to provide a required rating, the guarantee must be unconditional, irrevocable, continuing and a guarantee of payment, not collection, and otherwise satisfy Rating Agency requirements. Any act or omission of such guarantor that would constitute an event of default by the cap provider (other than a cross default) under Section 5 of the ISDA Master Agreement will constitute an event of default under the ISDA Master Agreement.

•	The definition of LIBOR will be USD LIBOR BBA and must match the definition of LIBOR in the loan agreement.

•	The definition of Business Day must match the definition of Business Day in the loan agreement.

•	LIBOR must be determined on the LIBOR Determination Date.

•	Payments must be made by the cap provider on or prior to the applicable Payment Date in respect of a period corresponding to the applicable Interest Period.

•	The Termination Date of the cap must be no earlier than the last day of the Interest Period in which the Maturity Date under the loan agreement occurs.

•	The Day Count Fraction in the cap must match that contained in the loan agreement.

•	The Notional Amount in the cap must match the principal amount of the loan as of the date of the loan agreement.

•	US Dollars are selected as the Termination Currency under the cap.

•	Section 2(c)(ii) of the ISDA Master Agreement will apply to the Transaction.

•	Cap provider and Borrower will represent that it is not a multi branch party.

•	Cap provider will covenant that it will not petition Borrower into bankruptcy (or join in any such petition) for 365 days after all outstanding rated securities have been paid in full.

•
If the ISDA Master Agreement (Multicurrency Cross Border)("Cross Border Agreement") is utilized, additional scheduled items and provisions to address "indemnifiable taxes" and other related issues present in cross border transactions must be incorporated:

•
Section 2(d)(i)(4) of the Cross Border Agreement must be amended to require the cap provider to unconditionally "gross up" in the event that a withholding tax is imposed on payments being made by the cap provider.

•	The definition of "indemnifiable tax" must cover any and all withholding tax.

•	Section 2(d)(i)(4) of the Cross Border Agreement will be deleted such that cap provider is not excused from having to "gross up"

due to Borrower's breach of a tax representation or failure to notify cap provider of a breach of a tax representation and (ii) Borrower makes no tax representations in the cap agreement or schedule.

•
Section 2(d)(ii) of the Cross Border Agreement must be amended to provide that there is no obligation by Borrower to make payments to the cap provider for any payments made by the cap provider without deduction for taxes (for which there is no obligation to gross up).

•
Section 4(e) of the Cross Border Agreement must be amended to provide that there are no payment obligations by Borrower to cap provider for any indemnification resulting from stamp registration or other documentary tax levied by Borrower's taxing authority on the cap provider.

•
Cap provider and any guarantor must provide a New York opinion of counsel satisfactory to the Rating Agencies regarding the cap. If cap provider or its guarantor is a non U.S. entity, a foreign opinion must be provided as well. The opinion(s) must include customary legal opinions including, without limitation, an opinion delivered by outside counsel opining that the cap agreement (including the confirmation, ISDA Master Agreement, schedule and collateral assignment agreement) is legal/valid/binding and enforceable against the cap provider and any guarantor.]

EXHIBIT J

Form of Assignment and Acceptance Agreement1
This Assignment and Acceptance Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and [the] [each] Assignee identified in item [2] [3] below ([the] [each an] “Assignee”). [It is understood and agreed that the rights and obligations of such Assignee hereunder are several and not joint]. Capitalized terms used herein but not defined herein shall have the meanings given to them in the Loan Agreement, receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under Loan Agreement (including with respect to any outstanding amounts) (the “Assigned Interest”). [Such] [Each] sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.
1.    Assignor:
[2.    Assignee:                        ]2

[2.][3.]
Loan Agreement:    Loan and Security Agreement, dated as of June ___ 2014 (as amended, supplemented or otherwise modified from time to time, the Loan Agreement) between SHC Washington, L.L.C. (Borrower), the various financial institutions as are or may become parties thereto, and Deutsche Bank AG New York Branch, as Administrative Agent. Terms defined in the Loan Agreement and not otherwise defined herein are used herein with the same meaning.

__________________________

[1]	This form of Lender Assignment Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.

[2]	Item 2 should list the Assignee if the Form is used for a single Assignee. In the case of an assignment to funds managed by the same or related investment managers, the

Assignees should be listed in the table under bracketed item 3.

3.	Assigned Interest:

Percentage interest assigned:	_________%

Aggregate outstanding principal amount of the Loan assigned:	$__________

Principal amount of Note payable to Assignee:	$__________

Principal amount of Note payable to Assignor:	$__________
Effective Date (if other than date of acceptance by Lender):
________ __, ______

Effective Date:	___________, ____, 2014.

Payment Instructions:

                Attention:
                Reference:
Address for Notices:

                Relationship Contact:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR                    ASSIGNEE3
[NAME OF ASSIGNOR]            [NAME OF ASSIGNEE]
By:                By:

    Name:            Name:

    Title:            Title:

[Consented to and]4 Accepted:
DEUTSCHE BANK AG NEW YORK BRANCH,
    as Administrative Agent

By:
    Name:
    Title:

By:
    Name:
    Title:

[Consented to:
SHC WASHINGTON, L.L.C.

By:________________________________
    Name:
    Title:]5

__________________________

[3]	Add additional signature blocks, as needed, if this Form is being used by funds managed by the same or related investment managers.

[4]	Insert only if assignment is being made to an Eligible Assignee that is not an existing Lender, an Affiliate of an existing Lender or an Approved Fund.

[5]
Insert only if assignment is being made to an Eligible Assignee that is not an existing Lender, an Affiliate of an existing Lender or an Approved FUnd and so long as no Specified Default or Even of Default exists.

SHC WASHINGTON, L.L.C.

LOAN AGREEMENT

STANDARD TERMS AND CONDITIONS
FOR
LENDER ASSIGNMENT AGREEMENT

1.Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto, other than this Assignment, or any collateral thereunder, (iii) the financial condition of the Borrower or any of its Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower or any of its Affiliates or any other Person of any of their respective obligations under any Loan Documents.
1.2    Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Loan Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to [Section 11 of the Loan Agreement] [TBD what to be shared] hereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision and (v) attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by [the] [each] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payment. From and after the Effective Date, the Administrative Agent shall make all payment in respect to the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
* * * *

EXHIBIT K
FORM OF
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

__________________,
Tenant
AND

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent
Lender
County:    [ ]
Section:    [ ]
Block:    [ ]
Lot:    [ ]
Premises:

Dated: as of June ____, 2014
Record and return by mail to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Audrey Sokoloff, Esq.

SUBORDINATION,
NON-DISTURBANCE AND ATTORNMENT AGREEMENT
THIS AGREEMENT made as of this ___ day of June, 2014, between DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent on behalf of the Lenders, a New York banking corporation, having an address at 31 West 52nd Street, New York, New York 10019 (hereinafter called "Lender"), and ________, a __________________, having an address at __________________ (hereinafter called "Tenant").
W I T N E S S E T H:
WHEREAS, by a lease (the "Original Lease") dated ________, 200_ between _______________ (hereinafter called "Landlord"), as landlord, and Tenant, as tenant, as amended by lease amendment[s] dated ______, 200_, [_________, 200_ and _________, 200_] (the Original Lease, as so amended, is hereinafter the "Lease"), a memorandum of which Lease was dated ____ and was recorded in __________ in Reel ______, Page ___, [add recording data for memoranda of amendments, if applicable], Landlord leased to Tenant certain premises located in ___________________________(the "Premises") on the property described in Schedule "A" annexed hereto and made a part hereof (the "Property"); and
WHEREAS, Lender is about to make a loan to Landlord, which loan shall be secured by, among other things, a mortgage or deed of trust (which mortgage or deed of trust, and all amendments, renewals, increases, modifications, replacements, substitutions, extensions, spreaders and consolidations thereof and all re-advances thereunder and addictions thereto, is referred to as the "Security Instrument") encumbering the Property; and
WHEREAS, Lender and Tenant desire to confirm their understanding and agreement with respect to the Lease and the Security Instrument.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Lender and Tenant hereby agree and covenant as follows:

1.The Lease, and all of the terms, covenants, provisions and conditions thereof (including, without limitation, any right of first refusal, right of first offer, option or any similar right with respect to the sale or purchase of the Property, or any portion thereof) is, shall be and shall at all times remain and continue to be subject and subordinate in all respects to the lien, terms, covenants, provisions and conditions of the Security Instrument and to all advances and re-advances made thereunder and all sums secured thereby. This provision shall be self-operative but Tenant shall execute and deliver any additional instruments which Lender may reasonably require to effect such subordination.
2.So long as (i) Tenant is not in default (beyond any period given in the Lease to Tenant to cure such default) in the payment of rent, percentage rent or additional rent or in the performance or observance of any of the other terms, covenants, provisions or conditions of the Lease on Tenant's part to be performed or observed, (ii) Tenant is not in default under this Agreement and (iii) the Lease is in full force and effect: (a) Tenant's possession of the Premises and Tenant's rights and privileges under the Lease, or any extensions or renewals thereof which may be effected in accordance with any option therefor which is contained in the Lease, shall not be diminished or interfered with by Lender, and Tenant's occupancy of the Premises shall not be disturbed by Lender for any reason whatsoever during the term of the Lease or any such extensions or renewals thereof and (b) Lender will not join Tenant as a party defendant in any action or proceeding to foreclose the Security Instrument or to enforce any rights or remedies of Lender under the Security Instrument which would cut-off, destroy, terminate or extinguish the Lease or Tenant's interest and estate under the Lease (except to the extent required so that Tenant's right to receive or set-off any monies or obligations owed or to be performed by any of Lender's predecessors-in-interest shall not be enforceable thereafter against Lender or any of Lender's successors-in-interest). Notwithstanding the foregoing provisions of this paragraph, if it would be procedurally disadvantageous for Lender not to name or join Tenant as a party in a foreclosure proceeding with respect to the Security Instrument, Lender may so name or join Tenant without in any way diminishing or otherwise affecting the rights and privileges granted to, or inuring to the benefit of, Tenant under this Agreement.

3.(A) After notice is given by Lender that the Security Instrument is in default and that the rentals under the Lease should be paid to Lender, Tenant will attorn to Lender and pay to Lender, or pay in accordance with the directions of Lender, all rentals and other monies due and to become due to Landlord under the Lease or otherwise in respect of the Premises. Such payments shall be made regardless of any right of set-off, counterclaim or other defense which Tenant may have against Landlord, whether as the tenant under the Lease or otherwise.
(B) In addition, if Lender (or its nominee or designee) shall succeed to the rights of Landlord under the Lease through possession or foreclosure action, delivery of a deed or otherwise, or another person purchases the Property or the portion thereof containing the Premises upon or following foreclosure of the Security Instrument or in connection with any bankruptcy case commenced by or against Landlord, then at the request of Lender (or its nominee or designee) or such purchaser (Lender, its nominees and designees, and such purchaser, and their respective successors and assigns, each being a "Successor-Landlord"), Tenant shall attorn to and recognize Successor-Landlord as Tenant's landlord under the Lease and shall promptly execute and deliver any instrument that Successor-Landlord may reasonably request to evidence such attornment. Upon such attornment, the Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor-Landlord and Tenant upon all terms, conditions and covenants as are set forth in the Lease. If the Lease shall have terminated by operation of law or otherwise as a result of or in connection with a bankruptcy case commenced by or against Landlord or a foreclosure action or proceeding or delivery of a deed in lieu, upon request of Successor-Landlord, Tenant shall promptly execute and deliver a direct lease with Successor-Landlord which direct lease shall be on substantially the same terms and conditions as the Lease (subject, however, to the provisions of clauses (i)-(v) of this paragraph 3(B)) and shall be effective as of the day the Lease shall have terminated as aforesaid. Notwithstanding the continuation of the Lease, the attornment of Tenant thereunder or the execution of a direct lease between Successor-Landlord and Tenant as aforesaid, Successor-Landlord shall not:
(i)be liable for any previous act or omission of Landlord under the Lease;
(ii)be subject to any off-set, defense or counterclaim which shall have theretofore accrued to Tenant against Landlord;
(iii)be bound by any modification of the Lease or by any previous prepayment of rent or additional rent made more than one (1) month prior to the date same was due which Tenant might have paid to Landlord, unless such modification or prepayment shall have been expressly approved in writing by Lender;
(iv)be liable for any security deposited under the Lease unless such security has been physically delivered to Lender or Successor-Landlord; and

(v)be liable or obligated to comply with or fulfill any of the obligations of the Landlord under the Lease or any agreement relating thereto with respect to the construction of, or payment for, improvements on or above the Premises (or any portion thereof), leasehold improvements, tenant work letters and/or similar items.
4.Tenant agrees that without the prior written consent of Lender, it shall not (a) amend, modify, terminate or cancel the Lease or any extensions or renewals thereof, (b) tender a surrender of the Lease, (c) make a prepayment of any rent or additional rent more than one (1) month in advance of the due date thereof, or (d) subordinate or permit the subordination of the Lease to any lien subordinate to the Security Instrument. Any such purported action without such consent shall be void as against the holder of the Security Instrument.
5.(A)    Tenant shall promptly notify Lender of any default by Landlord under the Lease and of any act or omission of Landlord which would give Tenant the right to cancel or terminate the Lease or to claim a partial or total eviction.
(B)    In the event of a default by Landlord under the Lease which would give Tenant the right, immediately or after the lapse of a period of time, to cancel or terminate the Lease or to claim a partial or total eviction, or in the event of any other act or omission of Landlord which would give Tenant the right to cancel or terminate the Lease, Tenant shall not exercise such right (i) until Tenant has given written notice of such default, act or omission to Lender and (ii) unless Lender has failed, within sixty (60) days after Lender receives such notice, to cure or remedy the default, act or omission or, if such default, act or omission shall be one which is not reasonably capable of being remedied by Lender within such sixty (60) day period, until a reasonable period for remedying such default, act or omission shall have elapsed following the giving of such notice and following the time when Lender shall have become entitled under the Security Instrument to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under the Lease or otherwise, after similar notice, to effect such remedy), provided that Lender shall with due diligence give Tenant written notice of its intention to and shall commence and continue to, remedy such default, act or omission. If Lender cannot reasonably remedy a default, act or omission of Landlord until after Lender obtains possession of the Premises, Tenant may not terminate or cancel the Lease or claim a partial or total eviction by reason of such default, act or omission until the expiration of a reasonable period necessary for the remedy after Lender secures possession of the Premises. To the extent Lender incurs any expenses or other costs in curing or remedying such default, act or omission, including, without limitation, attorneys' fees and disbursements, Lender shall be subrogated to Tenant's rights against Landlord.
(C)    Notwithstanding the foregoing, Lender shall have no obligation hereunder to remedy such default, act or omission.

6.To the extent that the Lease shall entitle Tenant to notice of the existence of any mortgage and the identity of any mortgagee or any ground lessor, this Agreement shall constitute such notice to Tenant with respect to the Security Instrument and Lender.
7.Upon and after the occurrence of a default under the Security Instrument, which is not cured after any applicable notice and/or cure periods, Lender shall be entitled, but not obligated, to exercise the claims, rights, powers, privileges and remedies of Landlord under the Lease and shall be further entitled to the benefits of, and to receive and enforce performance of, all of the covenants to be performed by Tenant under the Lease as though Lender were named therein as Landlord.
8.Anything herein or in the Lease to the contrary notwithstanding, in the event that a Successor-Landlord shall acquire title to the Property or the portion thereof containing the Premises, Successor-Landlord shall have no obligation, nor incur any liability, beyond Successor-Landlord's then interest, if any, in the Property, and Tenant shall look exclusively to such interest, if any, of Successor-Landlord in the Property for the payment and discharge of any obligations imposed upon Successor-Landlord hereunder or under the Lease, and Successor-Landlord is hereby released or relieved of any other liability hereunder and under the Lease. Tenant agrees that, with respect to any money judgement which may be obtained or secured by Tenant against Successor-Landlord, Tenant shall look solely to the estate or interest owned by Successor-Landlord in the Property, and Tenant will not collect or attempt to collect any such judgement out of any other assets of Successor-Landlord.
9.Notwithstanding anything to the contrary in the Lease, Tenant agrees for the benefit of Landlord and Lender that, except as permitted by, and fully in accordance with, applicable law, Tenant shall not generate, store, handle, discharge or maintain in, on or about any portion of the Property, any asbestos, polychlorinated biphenyls, or any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such (including, but not limited to, pesticides and petroleum products if they are defined, determined or identified as such) in any federal, state or local laws, rules or regulations (whether now existing or hereafter enacted or promulgated) or any judicial or administrative interpretation of any thereof, including any judicial or administrative interpretation of any thereof, including any judicial or administrative orders or judgments.
10.If the Lease provides that Tenant is entitled to expansion space, Successor-Landlord shall have no obligation nor any liability for failure to provide such expansion space if a prior landlord (including, without limitation, Landlord), by reason of a lease or leases entered into by such prior landlord with other tenants of the Property, has precluded the availability of such expansion space.

11.Except as specifically provided in this Agreement, Lender shall not, by virtue of this Agreement, the Security Instrument or any other instrument to which Lender may be a party, be or become subject to any liability or obligation to Tenant under the Lease or otherwise.
12.(A)    Tenant acknowledges and agrees that this Agreement satisfies and complies in all respects with the provisions of Article __ of the Lease and that this Agreement supersedes (but only to the extent inconsistent with) the provisions of such Article and any other provision of the Lease relating to the priority or subordination of the Lease and the interests or estates created thereby to the Security Instrument.
(B)    Tenant agrees to enter into a subordination, non-disturbance and attornment agreement with any lender which shall succeed Lender as lender with respect to the Property, or any portion thereof, provided such agreement is substantially similar to this Agreement. Tenant does herewith irrevocably appoint and constitute Lender as its true and lawful attorney-in-fact in its name, place and stead to execute such subordination, non-disturbance and attornment agreement, without any obligation on the part of Lender to do so. This power, being coupled with an interest, shall be irrevocable as long as the Indebtedness secured by the Security Instrument remains unpaid. Lender agrees not to exercise its rights under the preceding two sentences if Tenant promptly enters into the subordination, non-disturbance and attornment agreement as required pursuant to the first sentence of this subparagraph (B).
13.    (A)    Any notice required or permitted to be given by Tenant to Landlord shall be simultaneously given also to Lender, and any right to Tenant dependent upon notice shall take effect only after notice is so given. Performance by Lender shall satisfy any conditions of the Lease requiring performance by Landlord, and Lender shall have a reasonable time to complete such performance as provided in Paragraph 5 hereof.
(B)    All notices or other communications required or permitted to be given to Tenant or to Lender pursuant to the provisions of this Agreement shall be in writing and shall be deemed given only if mailed by United States registered mail, postage prepaid, or if sent by nationally recognized overnight delivery service (such as Federal Express or United States Postal Service Express Mail), addressed as follows: to Tenant, at the address first set forth above, Attention: __________; to Lender, at the address first set forth above, Attention:_______________ and General Counsel, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, Attention: Audrey Sokoloff, Esq.; or to such other address or number as such party may hereafter designate by notice delivered in accordance herewith. All such notices shall be deemed given three (3) business days after delivery to the United States Post office registry clerk if given by registered mail, or on the next business day after delivery to an overnight delivery courier.

14.    This Agreement may be modified only by an agreement in writing signed by the parties hereto, or their respective successors-in-interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and assigns. The term "Lender" shall mean the then holder of the Security Instrument. The term "Landlord" shall mean the then holder of the landlord's interest in the Lease. The term "person" shall mean an individual, joint venture, corporation, partnership, trust, limited liability company, unincorporated association or other entity. All references herein to the Lease shall mean the Lease as modified by this Agreement and to any amendments or modifications to the Lease which are consented to in writing by Lender. Any inconsistency between the Lease and the provisions of this Agreement shall be resolved, to the extent of such inconsistency, in favor of this Agreement.
15.    Tenant hereby represents to Lender as follows:
(a)The Lease is in full force and effect and has not been further amended.
(b)There has been no assignment of the Lease or subletting of any portion of the premises demised under the Lease.
(c)There are no oral or written agreements or understandings between Landlord and Tenant relating to the premises demised under the Lease or the Lease transaction except as set forth in the Lease.
(d)The execution of the Lease was duly authorized and the Lease is in full force and effect and to the best of Tenant's knowledge there exists no default (beyond any applicable grace period) on the part of either Tenant or Landlord under the Lease.
(e)There has not been filed by or against nor to the best of the knowledge and belief of Tenant is there threatened against Tenant, any petition under the bankruptcy laws of the United States.
(f)To the best of Tenant's knowledge, there is no present assignment, hypothecation or pledge of the Lease or rents accruing under the Lease by Landlord, other than pursuant to the Security Instrument.
16.    Whenever, from time to time, reasonably requested by Lender (but not more than three (3) times during any calendar year), Tenant shall execute and deliver to or at the direction of Lender, and without charge to Lender, one or more written certifications, in a form acceptable to Tenant, of all of the matters set forth in Paragraph 15 above, and any other information the Lender may reasonably require to confirm the current status of the Lease.
17.    BOTH TENANT AND LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

18.    This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent on behalf of the Lenders, a New York banking corporation
By:
    Name:
    Title:
By:
    Name:
    Title:
[TENANT]
By:
    Name:
    Title:
AGREED AND CONSENTED TO:
LANDLORD:
[________________________]
By:
    Name:
    Title:

STATE OF NEW YORK    )
    ) ss.
COUNTY OF NEW YORK)
On the ____ day of ____________in the year 2014 before me, the undersigned, a notary public in and for said state, personally appeared ___________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.
_____________________________________
Notary Public
[Notary Seal]    My commission expires:
STATE OF NEW YORK    )
    ) ss.
COUNTY OF NEW YORK)
____ day of ____________in the year 2014 before me, the undersigned, a notary public in and for said state, personally appeared ___________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.
_____________________________________
Notary Public
[Notary Seal]    My commission expires:

STATE OF NEW YORK    )
    ) ss.
COUNTY OF NEW YORK)
On the ____ day of ____________in the year 2014 before me, the undersigned, a notary public in and for said state, personally appeared ___________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.
_____________________________________
Notary Public
[Notary Seal]    My commission expires:
STATE OF NEW YORK    )
    ) ss.
COUNTY OF NEW YORK)
On the ____ day of ____________in the year 2014 before me, the undersigned, a notary public in and for said state, personally appeared ___________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.
_____________________________________
Notary Public
[Notary Seal]    My commission expires:

SCHEDULE A
Legal Description of Property

EXHIBIT L
FORM OF [NOTE]
THIS [NOTE] is made, this [__] day of [______], [____], by [_________], a [_________] (the "Borrower"), to [_________], a [_________] (the "Lender")

RECITALS
WHEREAS, [Deutsche Bank AG New York Branch] (“Existing Lender”) is currently the holder of that certain promissory note, titled [“Note”], dated [______________], made by Borrower to Existing Lender (the “Existing Note”) in the amount of $[____________].
WHEREAS, Existing Lender is simultaneously assigning a part of its interest in the Existing Note to Lender and the Existing Lender and Borrower are simultaneously entering into that certain Note Severance Agreement to sever the Existing Note to [_______] notes.
WHEREAS, this Note is intended to be one of such severed notes.

                NOW THEREFORE, FOR VALUE RECEIVED, the receipt and sufficiency of which are hereby acknowledged, Borrower hereby agrees as follows:

NOTE
[_________]     [_________], 2014
FOR VALUE RECEIVED, the undersigned, [_________], a [_________] (the "Borrower"), promises to pay to the order of [_________], a [_________], (the "Lender") on the Maturity Date (as defined in the Loan Agreement referred to below) the principal sum of [_________] or, if less, the aggregate unpaid principal amount of the Loan (as defined in the Loan Agreement) made by the Lender pursuant to that certain Loan and Security Agreement, dated as of June __, 2014 among the Borrower, the various financial institutions as are or may become parties thereto (including the Lender), and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement"). Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein shall have the meanings provided in the Loan Agreement.
The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid at the rates per annum and on the dates specified in the Loan Agreement.

Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Loan Agreement.
This Note is one of the Notes referred to in, and evidences Indebtedness incurred under, the Loan Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be immediately due and payable.
All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.
Amounts due on this Note shall be payable, without any counterclaim, setoff or deduction whatsoever, at the office of Lender or its agent or designee at the address set forth on this Note or at such other place as Lender or its agent or designee may from time to time designate in writing.
THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(Signatures on next page)

IN WITNESS WHEREOF, this Note has been duly executed and delivered by the Borrower and approved by Lender as of the _____ day of June, 2014.

BORROWER:

[_________], a [_________]

By: ______________________________
Name: ___________________________
Title: ____________________________

EXHIBIT M
COUNTERPARTY ACKNOWLEDGMENT
_______________ (Counterparty) has entered into a Confirmation and Agreement (together with the confirmation and schedules relating thereto, collectively, the Interest Rate Cap Agreement), with a trade date of _____, 2014 and effective as of _____, 2014, between the Counterparty and SHC Washington, L.L.C. (Borrower). Attached hereto as Exhibit A, is a true, correct and complete copy of the Interest Rate Cap Agreement. Counterparty acknowledges that it has been informed that Borrower, pursuant to a Loan and Security Agreement, dated June __, 2014 (the Loan Agreement) has pledged and collaterally assigned its rights under the Interest Rate Cap Agreement to Deutsche Bank AG New York Branch, as Administrative Agent on behalf of the Lender, a New York banking corporation (together with its successors and assigns, Lender). Counterparty hereby consents to such pledge and assignment and agrees that it will make any payments to become payable under or pursuant to the Interest Rate Cap Agreement directly to an account at [____________________], entitled “[____________________] f/b/o Deutsche Bank AG New York Branch, as Administrative Agent Collection Account”. (Account Number[_____________]), ABA #[_____________] or to such other account designated in writing by Lender. Counterparty further agrees that all such payments shall be made without set-off, deduction, defense or counterclaim. Counterparty acknowledges that in the event it shall fail to make such payments directly to such account, it shall be deemed to have not made such payment pursuant to the Interest Rate Cap Agreement. Counterparty also agrees that it will not modify, amend or terminate the Interest Rate Cap Agreement without Lender's consent. In consideration of the foregoing agreement by the Counterparty, Borrower and Lender agree that (a) Counterparty shall be entitled to conclusively rely (without any independent investigation) on any notice or instructions from Lender in respect of the Interest Rate Cap Agreement and (b) Counterparty shall be held harmless and shall be fully indemnified by Borrower, from and against any and all claims, other than those arising out of the gross negligence or willful misconduct of Counterparty, and from and against any damages, penalties, judgments, liabilities, losses or expenses (including reasonable attorney’s fees and disbursements) reasonably incurred by Counterparty as a result of the assertion of any claim, by any person or entity, arising out of, or otherwise related to, any actions taken or omitted to be taken by Counterparty in reliance upon any such instructions or notice provided by Lender.
[                    ]
By:
    Name:
    Title:

M-1

EXHIBIT A
INTEREST RATE CAP AGREEMENT

M-2

EXHIBIT N
CERTIFICATE OF INDEPENDENT MANAGER/MEMBER/DIRECTOR
CERTIFICATE OF INDEPENDENT DIRECTORS
THE UNDERSIGNED, Michelle A. Dryer and William Popeo, each hereby certifies as follows:
(a)    I have been elected to serve as an independent director of DTRS Washington, L.L.C., a Delaware limited liability company/corporation (The "Company").
(b)    I am aware that under its Amended and Restated Limited Liability Company Agreement, dated as of July 20, 2011, as amended by that certain amendment No. 1 dated as of June [__], 2014 and as it may be further amended or restated from time to time (the “Operating Agreement”) the Company is required to have at least two so-called "Independent Directors".
(c)    I hereby certify that I am aware of the definition of and requirement for Independent Directors as set forth in the Operating Agreement of the Company, including but not limited to, the requirement that when voting on a matter put to the vote of the membership or the board of directors, that not withstanding that the Company may be insolvent, an Independent Director shall, to the extent permitted by law, take into account the interest of the creditors of the Company as well as the interest of the Company. As an Independent Directory of the Company, I will vote in accordance with my fiduciary duties under applicable law and I certify that, subject to my fiduciary duties as an Independent Director, it is my intention as a so-called "Independent Director" to take into account, to the extent permitted by law, the interest of all creditors of the Company as well as the Company in fulfilling my duties as an Independent Director of the Company.
(d)    I hereby certify that I meet the requirements of an Independent Director as set forth in the Operating Agreement of the Company.
(e)    I understand that Deutsche Bank AG New York Branch and its successors, participants, transferees and assigns, will rely on this Certificate in conjunction with loans to be made to SHC Washington, L.L.C.
Executed as of this ___ day of _________, 2014.

___________________________
Michelle A. Dryer

___________________________
William Popeo

Schedule N-1

CERTIFICATE OF INDEPENDENT DIRECTORS
THE UNDERSIGNED, Michelle A. Dryer and William Popeo, each hereby certifies as follows:
(a)    I have been elected to serve as an independent director of SHC Washington, L.L.C., a Delaware limited liability company/corporation (the "Company").
(b)    I am aware that under its Amended and Restated Limited Liability Company Agreement dated as of July 20, 2011, as amended by that certain Amendment NO. 1 dated as of June [__], 2014 and as it may be further amended or restated from time to time (the “Operating Agreement”) the Company is required to have at least tow so-called "Independent Directors".
(c)    I hereby certify that I am aware of the definition of and requirement for Independent Directors as set forth in the Operating Agreement of the Company, including but not limited to, the requirement that when voting on a matter put to the vote of the membership or the board of directors, that not withstanding that the Company may be insolvent, an Independent Director shall, to the extent permitted by law, take into account the interest of the creditors of the Company as well as the interest of the Company. As an Independent Directory of the Company, I will vote in accordance with my fiduciary duties under applicable law and I certify that, subject to my fiduciary duties as an Independent Director, it is my intention as a so-called "Independent Director" to take into account, to the extent permitted by law, the interest of all creditors of the Company as well as the Company in fulfilling my duties as an Independent Director of the Company.
(d)    I hereby certify that I meet the requirements of an Independent Director as set forth in the Operating Agreement of the Company.
(e)    I understand that Deutsche Bank AG New York Branch and its successors, participants, transferees and assigns, will rely on this Certificate in conjunction with loans to be made to SHC Washington, L.L.C.
Executed as of this ___ day of _________, 2014.

___________________________
Michelle A. Dryer

___________________________
William Popeo

Schedule N-2

SCHEDULE I
LITIGATION SCHEDULE

[None.]

Schedule I-1

SCHEDULE II
LABOR MATTERS SCHEDULE

[None.]

Schedule II-1

SCHEDULE III
PRE-APPROVED MANAGERS

Fairmont Hotels
Four Seasons Ltd.
Hilton Hotels Corporation
Hyatt Hotel Corporation
InterContinental Hotel Group
Loews Hotel
Mandarin Oriental
Marriott International
The Peninsula Group
Shangri-La
Starwood Hotels & Resorts
Windsor Hospitality
Montage Hotels & Resorts
Elysian Hotels & Resorts
Taj Hotels
Jumeirah Group
KSL Resorts
Raffles

Schedule III-1

SCHEDULE IV
PERCENTAGE SHARE

100% to DEUTSCHE BANK AG NEW YORK BRANCH as initial Lender.

Schedule IV-1

SCHEDULE V
MANAGER REPORTS

· FF&E Recap

· P&L

· Monthly Commentary

· Group Pace

· Management and Incentive Fee Calculation

· Cash Flow

Schedule V-1

SCHEDULE VI
IP SCHEDULE

[None.]

Signature Page – Strategic Hotel Washington D.C.
$120 Million Loan and Security Agreement
June 2014

LEGAL120976539.5
1047232.05-NYCSR04A - MSW
1047232.05-NYCSR04A - MSW